                                             As Filed Pursuant to Rule 424(b)(4)
                                             Registration Nos. 333-107813;
                                                               333-107813-01



                    [UNIBANCO LOGO] [UNIBANCO HOLDINGS LOGO]

                   UNIBANCO-UNIAO DE BANCOS BRASILEIROS S.A.
                             UNIBANCO HOLDINGS S.A.
                            Global Depositary Shares
                               ------------------
    Each Global Depositary Share, or GDS, offered hereby represents 500 Units. Each Unit consists of

     - one acao preferencial, or preferred share, of Unibanco-Uniao de Bancos Brasileiros S.A., or Unibanco, and

     - one acao preferencial Classe B, or Class B preferred share, of Unibanco Holdings S.A., or Unibanco Holdings, the controlling shareholder of Unibanco.

     Units, including those in the form of the GDSs offered hereby, are being sold in a global offering by our shareholders Commerzbank Aktiengesellschaft, or Commerzbank, and Mizuho Corporate Bank, Ltd., or Mizuho. Unibanco and Unibanco Holdings, as the issuers of the securities being sold by these selling shareholders, will not receive any proceeds from the sale of Units or GDSs in the global offering.

     This is a global offering that includes two concurrent offerings by the selling shareholders of an aggregate of 5,050,911,819 Units. The global offering consists of (i) an offering of 3,308,250,000 Units, in the form of 6,616,500 GDSs, in the United States and elsewhere outside Brazil and (ii) an offering of 1,742,661,819 Units in Brazil. Except for Units described in the next paragraph, the total number of Units offered is subject to reallocation between these two offerings. The closing of each offering is conditioned upon the closing of the other.

     Commerzbank has granted the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 757,636,773 additional Units in the form of GDSs to cover overallotments, if any.

     The GDSs are traded on The New York Stock Exchange under the symbol "UBB." The last reported sale price of the GDSs on The New York Stock Exchange on September 24, 2003 was US$18.90 per GDS. The Units are traded on the Sao Paulo Stock Exchange, or Bovespa, in lots of 1,000 under the symbol "UBBR11." The closing price of the Units on the Sao Paulo Stock Exchange on September 24, 2003 was R$110.50 per 1,000 Units, which is equivalent to approximately US$37.79 per 1,000 Units, assuming an exchange rate of R$2.9244 to US$1.00.

     INVESTING IN THE UNITS AND GDSS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 18.

                                                                                            PROCEEDS, BEFORE
                                                                            UNDERWRITING      EXPENSES, TO
                                                              PRICE TO      DISCOUNTS AND       SELLING
                                                               PUBLIC        COMMISSIONS      SHAREHOLDERS
                                                           --------------   -------------   ----------------
Per GDS..................................................  US$    18.7500   US$    0.6563    US$    18.0937
Per Unit.................................................  US$  0.0375000   US$ 0.0013126    US$  0.0361874
     Total for offering in the United States and
       elsewhere outside Brazil(1).......................  US$124,059,375   US$ 4,342,409    US$119,716,966

---------------

(1) Total gross proceeds of the global offering, including Units sold in Brazil, are US$189,409,193. Such proceeds less underwriting discounts and commissions are US$182,779,366.

     Delivery of the GDSs will be made on or about September 30, 2003 in book-entry form through the facilities of The Depository Trust Company and its direct participants, Clearstream Banking, societe anonyme and Euroclear Bank S.A./N.V. as operator of the Euroclear System.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     This prospectus is being used in connection with the offering of Units in the form of GDSs in the United States and elsewhere outside Brazil. See "Underwriting."

                               Global Coordinator
                           CREDIT SUISSE FIRST BOSTON
                               ------------------
                               Joint Book-Runners
CREDIT SUISSE FIRST BOSTON       JPMORGAN                            COMMERZBANK
                                                              AKTIENGESELLSCHAFT
                               ------------------
                                    UNIBANCO
               The date of this prospectus is September 24, 2003.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
FORWARD-LOOKING STATEMENTS............   ii
CERTAIN INFORMATION...................   ii
PRESENTATION OF FINANCIAL
  INFORMATION.........................  iii
WHERE YOU CAN FIND MORE INFORMATION...   iv
PROSPECTUS SUMMARY....................    1
RECENT DEVELOPMENTS...................   16
RISK FACTORS..........................   18
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AS OF JUNE
  30, 2003 AND RESULTS OF OPERATIONS
  FOR THE SIX MONTHS ENDED JUNE 30,
  2003 (BRAZILIAN GAAP)...............   26
REVERSE RECONCILIATION OF
  STOCKHOLDERS' EQUITY AND NET INCOME
  AT DECEMBER 31, 2002 AND FOR THE
  YEAR THEN ENDED.....................   55

                                        PAGE
                                        ----
USE OF PROCEEDS.......................   60
CAPITALIZATION........................   60
SELLING SHAREHOLDERS..................   62
DESCRIPTION OF UNITS..................   65
DESCRIPTION OF GLOBAL DEPOSITARY
  SHARES..............................   65
MARKET INFORMATION....................   72
TAXATION..............................   73
ENFORCEABILITY OF JUDGMENTS...........   76
UNDERWRITING..........................   77
LEGAL MATTERS.........................   80
EXPERTS...............................   80
ANNEX A: SUMMARY OF SIGNIFICANT
  DIFFERENCES BETWEEN BRAZILIAN GAAP
  AND U.S. GAAP AS THEY RELATE TO
  UNIBANCO............................  A-1

                               ------------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT OFFERING THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS.

Unless otherwise specified or the context otherwise requires, references in this prospectus to "Unibanco," "we," "us" and "our" are to Unibanco - Uniao de Bancos Brasileiros S.A. and its subsidiaries, and references to "Unibanco Holdings" are to our controlling shareholder, Unibanco Holdings S.A.

In connection with the offering the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the United States Securities Exchange Act of 1934, or the Exchange Act. If commenced, these transactions may be discontinued at any time.

                           FORWARD-LOOKING STATEMENTS

     This prospectus (including the information incorporated by reference herein as described under "Where You Can Find More Information") contains "forward-looking statements," as defined in Section 27A of the United States Securities Act of 1933, or the Securities Act, and Section 21E of the Exchange Act, relating to Unibanco's business. These statements are based on management's current expectations, estimates and projections. Words such as "believes," "expects," "intends," "plans," "projects," "estimates," "anticipates" and similar expressions are used to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Further, certain forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from those expressed or implied in such forward-looking statements.

     Factors that could cause actual results to differ materially include, but are not limited to, those discussed below under "Risk Factors" and in our and Unibanco Holdings' joint annual report on Form 20-F for the year ended December 31, 2002, which is incorporated herein by reference, under the headings "Item 3. Key Information -- Risk Factors," "Item 4. Information on the Company," "Item 5. Operating and Financial Review and Prospects" and elsewhere. Other factors that could cause actual results to differ materially include, but are not limited to:

     - increases in defaults by borrowers and other loan delinquencies;

     - increases in our provision for loan losses;

     - deposit attrition, customer loss or revenue loss;

     - changes in foreign exchange rates and/or interest rates which may, among other things, adversely affect margins;

     - competition in the banking, financial services, credit card services, insurance, asset management and related industries;

     - government regulation and tax matters;

     - adverse legal or regulatory disputes or proceedings;

     - credit and other risks of lending and investment activities; and

     - changes in regional, national and international business and economic conditions and inflation.

     We do not assume, and specifically disclaim, any obligation to update any forward-looking statements, which speak only as of the date made.

                              CERTAIN INFORMATION

     Certain industry data contained or incorporated by reference in this prospectus have been derived from sources which we believe to be reliable; however, we have not independently verified these data and we assume no responsibility for their accuracy or completeness. Sources include:

     - Sistema do Banco Central, a database of information provided by financial institutions to the Central Bank of Brazil ("SISBACEN");

     - Federacao Nacional das Empresas de Seguros Privados e de Capitalizacao, the National Federation of Private Insurance and Capitalization Companies ("FENASEG");

     - Superintendencia de Seguros Privados, the Brazilian government insurance regulatory body ("SUSEP");

     - Associacao Nacional de Bancos de Investimento e Distribuidoras, the National Association of Investment Banks and Security Dealers ("ANBID");

     - Fundacao Getulio Vargas, a leading Brazilian independent economic research organization ("FGV");

     - Associacao de Empresas de Cartao de Credito e Servicos, the Brazilian Cards Companies Association ("ABECS");

     - Agencia Nacional de Saude Suplementar, the National Health Agency ("ANS"); and

     - Associacao Nacional de Planos de Previdencia Privada, the National Association of Private Pension Plans ("ANAPP").

                     PRESENTATION OF FINANCIAL INFORMATION

REFERENCES TO CURRENCIES

     All references to the real, reais, or R$ contained or incorporated by reference in this prospectus are to the Brazilian real, the official currency of the Federative Republic of Brazil since July 1, 1994. All references to U.S. dollars, dollars or US$ are to United States dollars.


     On September 24, 2003, the exchange rate for reais into U.S. dollars was R$2.9244 to US$1.00, based on the commercial selling rate as reported by the Banco Central do Brasil (the Central Bank of Brazil), or the Central Bank. The commercial selling rate was R$3.5333 to US$1.00 as of December 31, 2002 and R$2.8720 to US$1.00 as of June 30, 2003.


CONSOLIDATED FINANCIAL STATEMENTS; UNIBANCO HOLDINGS

     Our audited consolidated financial statements incorporated herein by reference to our and Unibanco Holdings' joint annual report on Form 20-F for the year ended December 31, 2002, as amended by Amendment No. 1 thereto filed on August 8, 2003 and Amendment No. 2 thereto filed on September 12, 2003 (which annual report, as so amended, we refer to as our 2002 Form 20-F), include the assets, liabilities, results of operations and cash flows of our subsidiaries, as well as our branches outside Brazil. Unibanco Holdings controls us through its direct and indirect ownership, as of June 30, 2003, of 96.6% of our outstanding common shares. Unibanco Holdings' only substantial asset is its 60.4% economic interest in Unibanco as of June 30, 2003. As a result, the financial statements of Unibanco Holdings are similar to ours in all material respects, except for the minority interest in consolidated subsidiaries and in the stockholders' equity lines of the balance sheet, the minority interest line of the income statement and the financing activities section of the cash flow statement. Unless otherwise stated or the context otherwise requires, references herein to our consolidated financial statements also refer to the financial statements of Unibanco Holdings.

U.S. GAAP AND BRAZILIAN GAAP FINANCIAL INFORMATION

     Our audited consolidated balance sheets as of December 31, 2002 and 2001 and our audited consolidated statements of income, changes in stockholders' equity and cash flows for each of the three years ended December 31, 2002, 2001 and 2000, including the notes thereto, incorporated herein by reference to our 2002 Form 20-F are prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. In this prospectus, except as otherwise stated, financial information as of and for each of the three years ended December 31, 2002, 2001 and 2000 has been prepared in accordance with U.S. GAAP.

     For certain purposes, such as providing reports to our Brazilian stockholders, filing financial statements with the Commissao de Valores Mobiliarios, or CVM (the Brazilian Securities Commission), and determining dividend payments and tax liabilities in Brazil, we have prepared and will continue to be required to prepare financial statements in accordance with accounting principles prescribed by the Brazilian Corporation Law, the rules and regulations issued by applicable regulators, including the Central Bank, the SUSEP and the CVM, as well as the technical releases issued by the Instituto dos Auditores Independentes do Brasil, or the Brazilian Institute of Independent Auditors, all of which we refer to collectively as Brazilian GAAP. Our audited interim consolidated financial statements as of and for the six months ended June 30, 2003, including the notes thereto, incorporated by reference to our report on Form 6-K dated August 20, 2003, are prepared in accordance with Brazilian GAAP.

     Brazilian GAAP differs in several significant respects from U.S. GAAP, including differences in line item classifications. For this reason, the interim consolidated financial information prepared in accordance with Brazilian GAAP included or incorporated by reference in this prospectus is not directly comparable to the annual consolidated financial information prepared in accordance with U.S. GAAP included or incorporated by reference in this prospectus. For more information on the differences between Brazilian GAAP and U.S. GAAP, see Annex A to this prospectus, entitled "Summary of Significant Differences Between Brazilian GAAP and U.S. GAAP as They Relate to Unibanco".

INFLATION

     Prior to June 30, 1997, Brazil was considered to be a hyperinflationary environment, having experienced extremely high rates of inflation until then, which affected the comparability of financial performance on a period-to-period basis. As measured by the general price index, or IGP-DI, published by the FGV, the Brazilian inflation rate was 9.8% for 2000, 10.4% for 2001, 26.4% for 2002 and 4.5% for the first half of 2003 (on a non-annualized basis).

OTHER

     Certain amounts (including percentages and totals) appearing or incorporated by reference herein have been rounded. Unless the context otherwise requires, all references to loans include leases.

                      WHERE YOU CAN FIND MORE INFORMATION

     As required by the Securities Act, we and Unibanco Holdings have filed a registration statement on Form F-3 (Registration Nos. 333-107813 and 333-107813-01) relating to the securities offered by this prospectus with the United States Securities and Exchange Commission, or the SEC. This prospectus is a part of that registration statement, which includes additional information.

     We and Unibanco Holdings file joint annual reports on Form 20-F with, and furnish periodic reports on Form 6-K to, the SEC. You may read and copy this information at the SEC's public reference room at 450 Fifth Street, N.W. Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains a web site at http://www.sec.gov that provides online access to reports, proxy statements and other information regarding registrants that file electronically with the SEC through the EDGAR system. Since November 4, 2002, we and Unibanco Holdings have been required to file annual reports on Form 20-F with, and furnish reports on Form 6-K and other information to, the SEC through the EDGAR system. In addition, reports and other material concerning Unibanco and Unibanco Holdings can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

     The SEC allows us to "incorporate by reference" the information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Any information that we file later with the SEC and that is deemed incorporated by reference will automatically update and supersede the information in this prospectus.

     This prospectus will be deemed to incorporate by reference the following documents:

     - Unibanco's and Unibanco Holdings' joint annual report on Form 20-F for the year ended December 31, 2002, as amended by Amendment No. 1 thereto filed on August 8, 2003 and Amendment No. 2 thereto filed on September 12, 2003, to the extent the information in such annual report has not been updated or superseded by this prospectus;

     - Unibanco's report on Form 6-K dated August 20, 2003, containing Unibanco's audited consolidated financial statements, prepared in accordance with Brazilian GAAP, as of and for the six months ended June 30, 2003, as filed with the Central Bank;

     - Unibanco Holdings' report on Form 6-K dated August 20, 2003, containing Unibanco Holdings' unaudited consolidated financial statements, prepared in accordance with Brazilian GAAP, as of and for the quarter and six months ended June 30, 2003, as filed with the CVM;

     - any amendment to Unibanco's and Unibanco Holdings' joint annual report on Form 20-F for the year ended December 31, 2002, and any joint annual report on Form 20-F of Unibanco and Unibanco Holdings, in each case filed subsequent to the date hereof and prior to the termination of this offering; and

     - any report on Form 6-K furnished by Unibanco or Unibanco Holdings to the SEC prior to the termination of this offering and identified by Unibanco or Unibanco Holdings as being incorporated by reference into this prospectus.

     You may request a copy of these filings, at no cost, by writing or calling us at Avenida Eusebio Matoso 891, Sao Paulo SP-05423-901, Brazil, tel +55 11 3097 1313, attention: Investor Relations Department.

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus and does not contain all the information that may be important to you as a prospective purchaser of GDSs. You should read this prospectus in conjunction with our 2002 Form 20-F and other documents incorporated herein by reference, copies of which may be obtained as indicated under "Where You Can Find More Information."

     In this summary and throughout this prospectus, except as specifically noted, financial information as of and for the year ended December 31, 2002 has been prepared and presented in accordance with U.S. GAAP.

                                    UNIBANCO

     Founded in 1924, Unibanco is Brazil's oldest private sector bank. From our longstanding position as one of the nation's leading wholesale banks, we have expanded our operations to become a full service financial institution providing a wide range of financial products and services to a diversified individual and corporate customer base throughout Brazil. Our businesses comprise Retail Banking, Wholesale Banking, Insurance and Wealth Management.

     We are one of the largest private sector financial institutions in Brazil and have grown substantially, both through organic growth and acquisitions, since 1995. As of December 31, 2002, on a consolidated basis, we had:

     - R$72.0 billion in total assets;

     - R$25.3 billion in loans;

     - R$26.1 billion in total deposits; and

     - R$6.2 billion in stockholders' equity.

     According to the Central Bank, we are Brazil's third largest private sector bank in terms of Brazilian GAAP assets, loans, deposits and stockholders' equity.

     Our consolidated net income for the year ended December 31, 2002 was R$803 million, representing a return on average equity of 13.2% and a return on average assets of 1.3%.

     Unibanco's equity securities have been publicly traded on the Sao Paulo Stock Exchange, or Bovespa, since 1968. In 1997, we became the first Brazilian bank to list its equity securities on The New York Stock Exchange. As of December 31, 2002, the total market value of our equity securities, calculated on the basis of the closing price of our GDSs, was R$5.36 billion.

OUR BUSINESSES

     We have four core businesses:

  RETAIL BANKING

     Through our Retail Banking business we provide a wide variety of credit and non-credit products and services to individuals of all income brackets and to companies with annual revenues up to R$40 million. We offer traditional deposit, investment and credit products, and have developed a strong presence in the consumer finance sector through our subsidiary Banco Fininvest S.A., or Fininvest; our affiliate Banco Dibens S.A.; our strategic partnership with Magazine Luiza, LuizaCred; and our strategic alliance with Ponto Frio, Banco InvestCred S.A., or InvestCred. As of December 31, 2002 we had 5.6 million retail banking customers and 7.6 million consumer finance customers. We believe we are also one of Brazil's largest credit card issuers in terms of cards issued, primarily through our subsidiaries Fininvest and Banco Credibanco S.A., or Credibanco, and our affiliate Credicard S.A. Our loan portfolio in Retail Banking (including Insurance) was R$9.4 billion as of December 31, 2002.

     In the first quarter of 2002, we transferred our annuities business from Insurance to Retail Banking. This change was intended to achieve greater strategic alignment within our business areas, as well as enhanced synergies and cost-effectiveness. In April 2003 we merged Credibanco (previously known as Cartao Unibanco) with our retail banking subsidiary Banco Bandeirantes, subject to pending Central Bank approval. This business is now known as Unicard Banco Multiplo S.A. Our net income from Retail Banking was R$456 million in 2002.

  WHOLESALE BANKING

     Through our market-leading Wholesale Banking business we provide approximately 300 institutional investors and 2,700 large- and middle-size companies with a broad array of products and services, including: general and specialized corporate lending; capital markets and investment banking services; cash management and payroll services; investment and brokerage services; project finance; and mergers and acquisitions advice. Our loan portfolio in Wholesale Banking (including private banking) was R$15.9 billion as of December 31, 2002. Our net income from Wholesale Banking was R$149 million in 2002.

  INSURANCE

     In our Insurance business, we provide insurance and pension plans, and related products and services, primarily through our joint venture with American International Group, Inc., or AIG. According to December 2002 data released by SUSEP, ANS and ANAPP, Unibanco's insurance and pension fund companies, on a consolidated basis, ranked fourth in the Brazilian market for insurance and supplementary pension plans, with a 6.3% market share in terms of gross premiums written and pension plans billings.

     Unibanco AIG Seguros S.A., or UASEG, owned jointly by Unibanco and AIG and controlled by Unibanco, provides life, auto, health, property and casualty insurance coverage, as well as pensions and retirement plans, to individuals and businesses. As part of the joint venture, we also hold approximately 50% equity interests in several of AIG's Brazilian insurance affiliates, which we refer to as the AIG Brasil companies. On a combined basis, UASEG and the AIG Brasil companies were Brazil's fifth largest insurance provider in 2002 in terms of gross premiums written, according to SUSEP. Our net income from Insurance was R$92 million in 2002.

     Total insurance premiums and private retirement plans billings (including premiums of UASEG and the AIG Brasil companies on a combined basis under Brazilian GAAP) were R$2.5 billion for the year ended December 31, 2002.

  WEALTH MANAGEMENT

     In March 2002, we combined our private banking and asset management businesses into a division we call Wealth Management. We conduct our asset management business primarily through our subsidiary Unibanco Asset Management, or UAM. UAM offers fixed income and equity mutual funds to individual customers, and manages portfolios on behalf of corporations, pension funds and private banking clients. The Wealth Management division coordinates the activities of UAM and Unibanco Private Bank.

     We believe this revamped structure is better suited to explore natural synergies between the two areas and promote better client service in these segments. Our focus in Wealth Management is on the provision of investment advice and the offering of various products and services, covering financial and non-financial needs of clients throughout the wealth cycle, from wealth accumulation and growth through capital preservation. UAM, dedicated to the administration of individual and corporate financial assets, had R$18.4 billion in assets under management as of December 31, 2002. Private Banking had R$10 billion in funds under management as of December 31, 2002. Our net income from Wealth Management was R$106 million in 2002.

     As of December 31, 2002, on a consolidated basis, we had approximately:

     - 5.6 million total retail banking customers;

     - 7.6 million total consumer finance customers;

     - 1,100 large corporate customers;

     - 1,600 middle market corporate customers;

     - 300 institutional investors;

     - 4,600 private banking clients;

     - 798 retail branches located in all major urban areas of Brazil;

     - 442 corporate-site branches;

     - 108 Fininvest branches;

     - 74 in-store branches, a concept introduced in Brazil by Unibanco;

     - 6,992 ATMs;

     - 900,000 customers using Internet banking services;

     - 14.7 million credit card accounts (including private label cards issued by Fininvest);

     - more than 500,000 insurance policyholders (including UASEG and the AIG Brasil companies on a combined basis); and

     - 91,275,000 calls received by our call center in the full year of 2002.

     As of December 31, 2002, our subsidiaries and affiliates held the following positions in the Brazilian financial services market:

     - largest aggregate number of credit cards issued in Brazil, based on our estimates combining the portfolios of Credibanco, Fininvest and our interest in Credicard;

     - largest independent consumer finance company in terms of loan assets (Fininvest), based on our estimates;

     - second largest private sector pension fund manager in terms of assets under management, according to ANBID;

     - fourth largest private sector provider of retirement plans in terms of technical (or statutorily) required reserves, according to ANAPP;

     - top position in the fire insurance ranking, according to the latest industry data, released by SUSEP in December 2002 (UASEG);

     - second largest private pension plans in terms of consolidated corporate sales in December 2002 (Unibanco AIG Previdencia S.A.), according to ANAPP; and

     - fifth largest insurance company in terms of gross premiums written, according to SUSEP and ANS (UASEG and the AIG Brasil companies on a combined basis).

     The following diagram shows our principal lines of business:

                                  (FLOWCHART)

                INFORMATION FOR THE YEAR ENDED DECEMBER 31, 2002

Loans: R$9,032 million

Net interest income:
  R$3,214 million

Fees and commissions:
  R$1,330 million

Loans: R$15,574 million

Net interest income:
  R$1,334 million

Fees and commissions:
  R$292 million

Insurance & private
  retirement premiums:
  R$2.5 billion(1)

Unibanco's share of net
  income: R$92 million

Total net income:
  R$204 million

Assets under management
 (UAM): R$18,384 million

Fees and commissions
 (UAM): R$300 million

Net income (UAM):   R$106 million

---------------

(1) Includes Unibanco AIG Seguros and the AIG Brasil companies on a combined basis, under Brazilian GAAP.

OUR BUSINESS STRATEGY

     Our objective is to maintain and enhance our position in the Brazilian market as a leading full service financial institution. To achieve this objective, we have developed strategies tailored to each of our business areas based on the Balanced Scorecard Methodology, which is designed to translate strategy into operational terms. These specific business strategies in turn reflect three institution-wide guiding principles: a commitment to maintaining competitive scale; ongoing cost control; and the determination to attract and develop the skills of potential top quality employees.

  COMMITMENT TO MAINTAINING COMPETITIVE SCALE

     The financial services market in Brazil has been undergoing a period of consolidation. We believe that to maintain competitive scale we must grow our customer base and expand our product and service offerings in each of our core businesses. We seek to do this through organic growth, acquisitions and strategic alliances.

  ONGOING COST CONTROL

     We realize that vigilant cost control is essential to maintaining and improving our profitability. We conduct regular internal reviews of our cost structure, and since 1995 have engaged in several reengineering programs designed to increase our operating efficiency. These programs have related to both ongoing operations and the integration of acquired businesses.

     In 2001, we concluded our "Projeto 2000 e Unico," a two-year initiative which enhanced productivity, cut expenses and boosted fee income. The integration of Banco Bandeirantes in 2001 achieved 42% annualized cost savings in the former Banco Bandeirantes operations, above our original estimate of 35%. Since then, we have turned our attention to analyzing and improving our firm-wide cost structure, as well as focusing on the maintenance of high quality service levels. At the end of the fourth quarter of 2001 we established a program to achieve additional cost savings and efficiency gains, managed by a dedicated team of senior executives of the Unibanco financial group.

     The first measures implemented as a result of this new process were the combination of our Private Banking business and Unibanco Asset Management in a new business area called Wealth Management, and the transfer of our annuities business from Insurance to Retail Banking. This realignment of business areas took effect in the second quarter of 2002. In addition, we have begun to integrate the back office operations of Unibanco, Credibanco and Fininvest, a process we expect to complete in 2003.

     We also strive to reduce costs by broadening our array of distribution channels for our products and services and by enhancing our distribution network through the early adoption of cost-saving technologies. We view this approach as especially important in Retail Banking, where our initiatives include the installation of numerous "30 Hours" automated service locations, Internet banking initiatives, the expansion of our credit card business, and the establishment of strategic alliances with nationally known retail stores. We believe the implementation of technological advances improves our cost structure by minimizing the number of transactions that take place in our traditional branch network, while at the same time responding to our customers' evolving needs. Technology is also important to controlling costs in the customer service and back office functions that support our distribution efforts.

  ATTRACTING AND DEVELOPING THE SKILLS OF POTENTIAL TOP QUALITY EMPLOYEES

     We need highly qualified, well-trained employees in order to compete successfully. The emphasis we place on employee talent is reflected in the fact that since 1997 our human resources department, called Unibanco Pessoas (Unibanco People), has reported directly to our board of directors. Over the last five years, we have introduced increasingly demanding hiring standards and have implemented a variety of tools that identify and measure employee potential, performance and individual contribution to the company's strategy, and that enable Unibanco to create professional development programs. We believe our commitment to hiring and developing talented employees has fostered a high quality work environment that has engendered a high degree of employee satisfaction. In each year since 1997, we have commissioned an independent survey of our employees. As measured by this survey, employee satisfaction has increased each year, from 69% in 1997 to 87% in 2002, bringing Unibanco into line with international benchmarks.

RETAIL BANKING STRATEGY

  ACHIEVE SCALE THROUGH ORGANIC GROWTH AND STRATEGIC TRANSACTIONS

     We believe that our ability to maintain our position as a leading full service Brazilian financial institution depends in part on maintaining scale in our retail business. Our retail banking customer base grew from 3.0 million in 1997 to 5.6 million in December 2002. We have emphasized scale through organic growth initiatives such as our ContAtiva program. In addition, we have identified locations for new points of sale in either high growth or higher income areas, as well as several new cross-selling opportunities through our subsidiaries and strategic partners.

     Our strategy to increase scale has also featured carefully chosen acquisitions and strategic alliances. Our December 2000 acquisition of Banco Bandeirantes added over 700,000 retail clients to our total. Our partnerships with retail chains Ponto Frio and Magazine Luiza comprise 473 new outlets with particular access to lower middle-income consumers, whom we view as the retail market segment with the greatest growth potential in terms of future demand for financial products. Through our consumer finance brands Fininvest, InvestCred (Ponto Frio) and LuizaCred (Magazine Luiza) we currently have a customer base of
7.6 million individuals, and have obtained an opportunity to cross-market our retail banking products.

  DEVELOP A LOWER COST FUNDING MIX BY GROWING RETAIL BANKING DEPOSITS

     Our net interest income in Retail Banking is partly a function of our cost of funds. Deposits relating to savings and checking accounts are generally our least expensive source of funds. We intend to increase the relative proportion of such deposits in our funding mix, in particular by marketing these retail banking products to our growing customer base. As of December 31, 2002, deposits relating to savings and checking accounts (core deposits) totalled R$6.9 billion in the retail banking portfolio, increasing 14% over the prior year. Unibanco also improved its core deposits to total loans ratio in the retail sector from 66% as of December 31, 2001 to 76% as of December 31, 2002. Total retail deposits increased by 27% as of December 31, 2002 compared to December 31, 2001, whereas the credit portfolio remained fairly stable.

  INCREASE AVERAGE NUMBER OF PRODUCTS PER CLIENT

     We view scale not only in terms of the size of our customer base, but also as a function of the number of products we are able to sell per customer. Since it is generally less expensive to sell an additional product to an existing customer than to acquire a new customer, improving our product per client ratio has a positive impact on profitability. We believe that continually developing and marketing tailored, innovative products to serve the needs of specifically identified customer segments increases our ability to sell multiple products per client. As of March 31, 1997, we had an average of 2.6 products outstanding per client. This figure increased to 5.7 as of December 31, 2002. Our segmented approach to product development and marketing has proved especially successful in our premier "Uni Class" retail banking segment, where our product per client average was 6.8 as of December 31, 2002. We believe that our success in increasing our products per client ratio has been, and in the future will continue to be, attributable in large part to our customer relationship management system, implemented by Unibanco over the past few years. In early 2002, the concept of client DNA was introduced. Based on income-spending habits, clients have been classified into 32 groups, or DNAs. This tool stands out for its simplicity and analytical potential, permitting sophisticated person-to-person marketing strategies, optimizing costs and correcting occasional pricing flaws.

WHOLESALE BANKING STRATEGY

  MAINTAIN AND ENHANCE OUR LEADING MARKET POSITION IN BRAZILIAN WHOLESALE
  BANKING

     Our market-leading Wholesale Banking business is strategically important to Unibanco not only because it has historically been profitable but also because it has provided the financial and business platform from which many of our other activities have evolved. We intend to differentiate ourselves from our competitors and maintain our preeminence in the Brazilian wholesale banking market by: preserving the financial capacity to be a reliable source of credit to our business customers; further developing our leading position in the Brazilian debt and equity capital markets; and maximizing our capacity to execute complex corporate finance transactions by combining our expertise in mergers and acquisitions, capital markets, structured finance and project finance. Among other indicators of our market leadership, as a financial agent in the Banco Nacional de Desenvolvimento Economico e Social, or BNDES (the Brazilian development bank), onlending segment, Unibanco disbursed R$1.3 billion in 2002, with an 8.5% market share and ranked first among private sector banks in disbursements; in debt capital markets, Unibanco maintained its number one ranking, both in terms of origination and distribution of securities. Unibanco also had the top position among Brazilian banks in the Thomson Financial ranking in mergers and acquisitions.

INSURANCE STRATEGY

  FOCUS ON OFFERING HIGH PROFITABILITY INSURANCE PRODUCTS

     We believe that Brazilian economic growth will present opportunities for the country's insurance industry, as Brazilians' spending on insurance products currently lags that of many other countries. We intend to take advantage of this growing market by using our sophisticated product development capability to focus our insurance offerings on value-added products that are more profitable than the relatively commoditized, market-standard product ranges featured by many of our competitors. We believe that our Insurance business has the best mix of products among the five largest insurers in Brazil. We also believe we are the leader in the market for extended warranty insurance on consumer goods. In developing insurance products for corporate clients, we have achieved leading market positions in a variety of specialized areas, including fire and directors and officers (D&O) insurance, and coverage products for the petrochemical, engineering risks, aviation and marine sectors. Our focus on developing and offering value-added insurance products is supported by our joint venture with AIG, which gives Unibanco access to AIG's demonstrated expertise in product development and reinsurance, as well as a valuable brand name.

  ENHANCE PROFITABILITY IN OUR INSURANCE BUSINESS THROUGH COST CONTROL AND UNDERWRITING EXPERTISE

     The profitability of our Insurance business depends in part on our ability to minimize expenses and losses. We have taken significant steps to reduce expenses in our Insurance operations, including in 2001 the merger of several of the AIG Brasil companies, and the introduction of an Internet portal to communicate with our brokerage force. Our effectiveness at controlling costs and making sound underwriting decisions is reflected in our consolidated combined ratio, under Brazilian GAAP, which for the year ended December 31, 2002 was 99.8%, compared to 107.2% for the Brazilian insurance industry as a whole, according to SUSEP and ANS, the regulatory agencies for insurance, pension and health business. This effectiveness is also reflected in a 2.6% reduction in administrative expenses when compared to 2001 figures; total administrative expenses in 2002 represented 10.6% of premiums written, compared to 13.8% in the previous year.

WEALTH MANAGEMENT STRATEGY

  FURTHER DEVELOP THE STRONG MARKET POSITION OF UNIBANCO WEALTH MANAGEMENT

     The Wealth Management division's focus is on investment advice and offering different products and services, covering financial and non-financial needs of clients throughout the wealth cycle, from wealth accumulation and growth through capital preservation. We seek to further develop our Asset Management business and Private Banking by offering tailored and value-added products to our corporate and institutional customers and by launching innovative products for private banking clients and some UniClass customers and a specialized financial advisory service. For retail customers, we have developed a variety of fixed income and equity retail mutual funds. Unibanco Asset Management is currently Brazil's second largest private sector pension fund manager, with a 9.4% market share as of December 31, 2002, according to ANBID.

     For more details on our business, see "Item 4. Information on the Company" in our 2002 Form 20-F, incorporated herein by reference.

UNIBANCO HOLDINGS

     Unibanco Holdings controls Unibanco through its ownership, as of June 30, 2003, of 96.6% of our outstanding common shares and 16.2% of our outstanding preferred shares, representing 60.4% of total economic ownership in all classes of our issued capital stock. Unibanco Holdings' assets consist substantially of its equity interest in Unibanco.

CORPORATE INFORMATION

     Each of Unibanco and Unibanco Holdings is a corporation organized pursuant to the Brazilian Corporation Law (Lei das S.A.) and has an indeterminate duration. Unibanco, which was formed as a result of the merger of Banco Moreira Salles S.A. and Banco Agricola Mercantil S.A., was incorporated in 1967 and Unibanco Holdings was incorporated in 1994. Banco Moreira Salles S.A. began its banking business in 1924. The registered offices of both Unibanco and Unibanco Holdings are located in Sao Paulo, at Avenida Eusebio Matoso 891, Sao Paulo, SP-05423-901, Brazil, tel +55 11 3097 1313.

                                  THE OFFERING


Securities Offered............   5,050,911,819 Units, including Units in the
                                 form of GDSs, are being offered in a global offering. Of this total, the international underwriters are offering 3,308,250,000 Units in the form of 6,616,500 GDSs in the United
                                 States and elsewhere outside Brazil and a syndicate of Brazilian financial institutions is offering 1,742,661,819 Units in Brazil.


GDSs..........................   Each GDS represents 500 Units. GDSs are
                                 evidenced by Global Depositary Receipts, or GDRs. See "Description of Global Depository
                                 Shares."

Clearing Codes................   The clearing codes for the GDSs are as follows:


                                            CUSIP:        90458E107
                                            ISIN:         US90458E1073
                                            Common Code:  008236038

Selling Shareholders..........   Commerzbank and Mizuho. See "Selling
                                 Shareholders."

Overallotment Option..........   Commerzbank has granted the underwriters an
                                 option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of 757,636,773 additional Units in the form of GDSs at the initial price to the public less selling concessions, solely to cover overallotments, if any.

Trading Markets...............   The GDSs are listed on The New York Stock
                                 Exchange under the symbol "UBB." The Units are listed on the Sao Paulo Stock Exchange under the symbol "UBBR11." Unibanco's preferred shares are also listed on the Sao Paulo Stock
                                 Exchange. The Class B preferred shares of
                                 Unibanco Holdings are not separately traded or listed.

Securities Outstanding........   Immediately following the global offering there
                                 will be 51,541,905,745 Units outstanding. See
                                 "Selling Shareholders".

Use of Proceeds...............   Unibanco and Unibanco Holdings, as the issuers
                                 of the securities being sold by the selling shareholders, will not receive any proceeds from the sale of GDSs or Units in the global offering.

No Voting Rights..............   Except in limited circumstances, holders of
                                 Units have no voting rights as securityholders of Unibanco or Unibanco Holdings. In cases where holders of Units do have voting rights, holders of GDSs will have the right to instruct
                                 The Bank of New York, as depositary, on how to vote the underlying Units. See "Description of Global Depositary Shares."

Lock-ups......................   Each of Unibanco, Unibanco Holdings and
                                 Commerzbank has agreed that, other than with respect to the Units being offered in the global offering it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any Units or GDSs, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC and J.P. Morgan
                                 Securities Inc. for a period of 180 days after the date of this prospectus.

                      EXPECTED TIMETABLE FOR THE OFFERING

Commencement of marketing of the offering...................   September 15, 2003
Announcement of offer price.................................   September 24, 2003
Allocation of GDSs and Units................................   September 24, 2003
Settlement and delivery.....................................   September 30, 2003

     Depending on market conditions, this expected timetable may be modified. In particular, this offering is contingent upon the closing of the Brazilian exchange offer described below under "Recent Developments -- Brazilian Exchange Offer Prior to Global Offering." The international underwriters will acquire the Units underlying the GDSs from the selling shareholders pursuant to an arrangement involving certain Brazilian financial institutions as described below under "Underwriting."

     The offered GDSs will initially be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. Initially, beneficial interests in the GDSs will be shown on, and transfers of these beneficial interests may be effected only through, records maintained by DTC and its direct or indirect participants, including Euroclear Bank S.A./ N.V., as operator of the Euroclear System, and Clearstream Banking, societe anonyme.

                  OUR RELATIONSHIP WITH COMMERZBANK AND MIZUHO

     As a result of the transactions described under "Recent
Developments -- Brazilian Exchange Offer Prior to Global Offering," Commerzbank and Mizuho will no longer be parties to Unibanco Holdings' shareholders' agreement. However, we expect that we will maintain our historical business relationships with both Commerzbank and Mizuho. These business relationships have included, in particular, the maintenance within our Wholesale Banking business of a German Desk and a Japan Desk, in which representatives of Commerzbank and Mizuho, respectively, cooperate with us to service German and Japanese companies doing business in Brazil and Brazilian companies with interests in Germany and Japan.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

U.S. GAAP PRESENTATION

     The summary consolidated financial information presented in the table below should be read in conjunction with "Item 3. Key Information -- Selected Financial Data," "Item 5. Operating and Financial Review and Prospects" and the consolidated financial statements, including the notes thereto, and the other financial information included in our 2002 Form 20-F, incorporated by reference in this prospectus.

     The summary consolidated income statement data for the years ended December 31, 2002, 2001 and 2000 and the summary consolidated balance sheet data as of December 31, 2002 and 2001 set forth below are derived from our audited consolidated financial statements included in our 2002 Form 20-F, incorporated by reference in this prospectus, and should be read in conjunction with, and are qualified in their entirety by reference to, these consolidated financial statements, including the notes thereto. Our consolidated financial statements for the year ended December 31, 2000 have been audited by PricewaterhouseCoopers Auditores Independentes, independent accountants. Our consolidated financial statements as of and for the years ended December 31, 2002 and 2001 have been audited by Deloitte Touche Tohmatsu Auditores Independentes, independent accountants.

     The summary consolidated income statement data for the years ended December 31, 1999 and 1998 and the summary consolidated balance sheet data as of December 31, 2000, 1999 and 1998 set forth below are derived from our audited consolidated financial statements not included in our 2002 Form 20-F.

     The consolidated financial statements from which the information in the table set forth below is derived have been prepared and presented in accordance with U.S. GAAP.

                                             AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                        ----------------------------------------------------
                                          1998       1999       2000       2001       2002
                                        --------   --------   --------   --------   --------
                                                          (R$ IN MILLIONS)
U.S. GAAP
UNIBANCO:  CONSOLIDATED INCOME
  STATEMENT DATA
Net interest income...................  R$ 2,589   R$ 2,619   R$ 2,708   R$ 4,173   R$ 5,302
Provision for loan losses.............      (459)      (534)      (676)    (1,100)    (1,291)
                                        --------   --------   --------   --------   --------
Net interest income after provision
  for loan losses.....................     2,130      2,085      2,032      3,073      4,011
Fee and commission income.............       991      1,100      1,134      1,653      1,854
Equity in results of unconsolidated
  companies(1)........................       (22)        78        164        235        184
Other non-interest income(2)..........     1,828      1,358      1,669      1,873      1,178
Operating expenses(3).................    (2,419)    (2,426)    (2,758)    (3,850)    (3,985)
Other non-interest expense(4).........    (2,048)    (1,593)    (1,530)    (2,037)    (2,600)
                                        --------   --------   --------   --------   --------
Income before income taxes and
  minority interest...................       460        602        711        947        642
Income taxes..........................        16         (9)       (14)       (38)       276
Minority interest.....................       (61)       (61)       (69)       (84)      (115)
                                        --------   --------   --------   --------   --------
Net income............................  R$   415   R$   532   R$   628   R$   825   R$   803
                                        ========   ========   ========   ========   ========

                                                    (footnotes begin on page 13)

                                                       AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                  ----------------------------------------------------
                                                    1998       1999       2000       2001       2002
                                                  --------   --------   --------   --------   --------
                                                    (IN R$ MILLIONS, EXCEPT SHARES OUTSTANDING DATA)
UNIBANCO:  EARNINGS AND DIVIDENDS INFORMATION
Basic and diluted earnings per 1,000 shares:
  Common........................................   R$3.99     R$4.80     R$4.87     R$5.64     R$5.54
  Preferred.....................................     4.39       5.28       5.36       6.21       6.09
Distributed earnings (dividends) per 1,000
  shares:
  Common........................................   R$1.71     R$1.97     R$2.23     R$2.22     R$2.35
  Preferred.....................................     1.88       2.16       2.46       2.44       2.58
Weighted average shares outstanding (in
  millions):
  Common........................................   49,722     53,967     65,057     75,569     75,569
  Preferred.....................................   49,398     51,769     57,976     64,331     62,988
UNIBANCO HOLDINGS:  EARNINGS AND DIVIDENDS
  INFORMATION
Basic and diluted earnings per 1,000 shares:
  Common........................................   R$4.15     R$5.02     R$4.95     R$5.75     R$5.68
  Class A Preferred.............................     4.57       5.57       5.45       6.33       6.25
  Class B Preferred.............................     4.15       5.02       4.95       5.75       5.68
Distributed earnings (dividends) per 1,000
  shares:
  Common........................................   R$1.73     R$1.97     R$2.14     R$2.23     R$2.36
  Class A Preferred.............................     1.90       2.17       2.36       2.46       2.60
  Class B Preferred.............................     1.73       1.97       2.14       2.23       2.36
Weighted average shares outstanding (in
  millions):
  Common........................................   26,758     28,621     33,475     37,138     37,138
  Class A Preferred.............................    3,844      3,844      3,844      3,844      3,844
  Class B Preferred.............................   27,873     30,244     36,450     42,941     42,426
EARNINGS AND DIVIDENDS INFORMATION PER UNITS AND
  GDS(5)
Basic and diluted earnings per 1,000 Units......   R$8.54     R$10.30    R$10.31    R$11.96    R$11.77
Basic and diluted earnings per GDS..............     4.27       5.15       5.16       5.98       5.89
Distributed earnings (dividends) per 1,000
  Units.........................................     3.61       4.13       4.60       4.67       4.94
Distributed earnings (dividends) per GDS........     1.81       2.07       2.30       2.34       2.47

                                                    (footnotes begin on page 13)

                                              AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                          --------------------------------------------------
                                           1998      1999       2000       2001       2002
                                          -------   -------   --------   --------   --------
                                           (IN R$ MILLIONS, EXCEPT SHARES OUTSTANDING DATA)
UNIBANCO: CONSOLIDATED BALANCE SHEET
  DATA
ASSETS
Cash and due from banks.................    R$198     R$200      R$332      R$677      R$934
Interest-bearing deposits in other
  banks.................................    1,047     1,041        901      1,843      2,309
Trading, available for sale and held to
  maturity securities...................    6,169     8,878      9,160     15,596     18,117
Loans...................................   12,884    14,914     20,314     23,912     25,254
Allowance for loan losses...............     (671)     (756)    (1,005)    (1,276)    (1,389)
Investments in unconsolidated
  companies.............................      355       424        445        892        574
Goodwill and other intangibles, net.....      141        79      1,528      1,372      1,349
Total assets............................   28,516    33,956     48,632     53,382     71,988
Average assets..........................   27,327    31,372     33,780     51,203     60,310
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits................................  R$7,347   R$8,880   R$13,468   R$18,555   R$26,055
Short-term borrowings...................    4,163     4,538      5,846      6,240      6,305
Long-term debt..........................    6,303     7,414      7,401      7,847     10,928
Stockholders' equity....................    3,023     4,104      5,552      5,955      6,245
Average liabilities.....................   24,414    28,193     29,359     45,387     54,223
Average stockholders' equity............    2,913     3,179      4,421      5,816      6,087

UNIBANCO:  SELECTED CONSOLIDATED RATIOS
PROFITABILITY AND PERFORMANCE
Net interest margin(6)..................     11.0%      9.7%       9.6%      10.1%      10.8%
Return on average assets(7).............      1.5       1.7        1.9        1.6        1.3
Return on average equity(8).............     14.2      16.7       14.2       14.2       13.2
Efficiency ratio(9).....................     72.0      69.6       69.3       68.0       69.5
LIQUIDITY
Loans as a percentage of total
  deposits..............................    175.4     168.0      150.8      128.9       96.9
CAPITAL
Total equity as a percentage of total
  assets................................     10.6      12.1       11.4       11.2        8.7
Total capital to risk-weighted
  assets(10)............................     14.2      17.5       16.5       13.7       15.7
ASSET QUALITY
Allowance for loan losses as a
  percentage of total loans.............      5.2       5.1        4.9        5.3        5.5
Nonperforming loans as a percentage of
  total loans(11).......................      1.9       1.9        4.3        4.2        3.9
Allowance for loan losses as a
  percentage of total nonperforming
  loans(11).............................    275.0     271.9      115.9      127.3      142.0
Net charge-offs as a percentage of
  average loans outstanding(12).........      3.8       3.1        2.8        3.8        5.0

---------------

 (1) For more information on our equity in results of unconsolidated companies, see "Item 5. Operating and Financial Review and Prospects" and Note 11 to our consolidated financial statements in our 2002 Form 20-F, incorporated herein by reference.
                                          (footnotes continue on following page)

 (2) Other non-interest income consists of trading income (expenses), net gain on foreign currency transactions, net gain on securities, insurance and private retirement plan and pension investment contracts and other non-interest income. For more information, see "Item 5. Operating and Financial Review and Prospects" and Notes 22 and 24 to our consolidated financial statements in our 2002 Form 20-F, incorporated herein by reference.

 (3) Operating expenses consist of salaries and benefits and administrative expenses.

 (4) Other non-interest expense consists of amortization of goodwill until December 31, 2001 and of other intangibles, insurance, private retirement plan and pension investment contracts and other non-interest expenses. For more information, see "Item 5. Operating and Financial Review and Prospects" and Notes 22 and 24 to our consolidated financial statements in our 2002 Form 20-F, incorporated herein by reference.

 (5) Calculated pro forma to give effect on a per 1,000 Units and per GDS basis, respectively, to the reported basic and diluted earnings and distributed earnings appearing above.

 (6) Net interest income as a percentage of average interest-earning assets.

 (7) Net income as a percentage of average total assets.

 (8) Net income as a percentage of average stockholders' equity.

 (9) Operating expenses as a percentage of the aggregate of net interest income, fee and commission income, other non-interest income and other non-interest expense.

(10) Based on Central Bank guidelines. See "Item 4. Information on the
     Company -- The Brazilian Banking Industry -- Regulation and
     Supervision -- Regulations Intended to Ensure the Safety and Soundness of Financial Institutions and the Financial System -- Capital Adequacy Guidelines" in our 2002 Form 20-F, incorporated herein by reference.

(11) Nonperforming loans consist of loans 60 days or more overdue. See "Item 4. Information on the Company -- Risk Management -- Loan Provisioning" in our 2002 Form 20-F, incorporated herein by reference.

(12) Charge-offs net of loan recoveries during the period as a percentage of average loans outstanding.

BRAZILIAN GAAP PRESENTATION

     We file with the CVM and the Sao Paulo Stock Exchange consolidated financial statements on an annual basis and as of and for the year-to-date period ending each quarter. We also file with CVM and the Sao Paulo Stock Exchange semi-annual consolidated financial statements, as required by the Central Bank. These consolidated financial statements are prepared in accordance with Brazilian GAAP. Brazilian GAAP differs in several significant respects from U.S. GAAP. For this reason, information derived from or based on our Brazilian GAAP financial statements is not directly comparable to information derived from or based on our U.S. GAAP financial statements. For more information on the differences between Brazilian GAAP and U.S. GAAP, see Annex A to this prospectus, entitled "Summary of Significant Differences Between Brazilian GAAP and U.S. GAAP as They Relate to Unibanco".

     The summary consolidated financial data as of and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 set forth below are derived from our audited consolidated financial statements prepared in accordance with Brazilian GAAP, which are not included or incorporated by reference in this prospectus. The summary income statement data for the six-month periods ended June 30, 2003 and 2002 and the summary balance sheet data as of June 30, 2003 and 2002 set forth below are derived from the audited consolidated financial statements prepared in accordance with Brazilian GAAP included in our report on Form 6-K, dated August 20, 2003, which is incorporated herein by reference, and should be read in conjunction with, and is qualified in its entirety by reference to, those audited consolidated financial statements, including the notes thereto.

                                                                                   AS OF AND FOR THE SIX
                                 AS OF AND FOR THE YEAR ENDED DECEMBER 31,         MONTHS ENDED JUNE 30,
                            ----------------------------------------------------   ---------------------
                              1998       1999       2000       2001       2002       2002        2003
                            --------   --------   --------   --------   --------   ---------   ---------
                                                          (R$ IN MILLIONS)
BRAZILIAN GAAP
UNIBANCO: CONSOLIDATED
  INCOME STATEMENT DATA
Gross profit from
  financial
  intermediation..........   R$2,385    R$2,478    R$2,642    R$3,736    R$3,466    R$1,523     R$3,065
Net income................       454        591        739        972      1,010        475         491
UNIBANCO: CONSOLIDATED
  BALANCE SHEET DATA
Total assets..............  R$31,727   R$36,038   R$51,496   R$55,616   R$75,375   R$63,342    R$66,091
Total lending, leasing and
  other credits
  portfolio...............    14,046     15,811     21,615     25,358     26,557     26,282      25,907
Total deposits............     7,542      9,266     13,350     18,932     25,988     21,403      23,978
Stockholders' equity......     2,906      4,002      5,504      6,072      6,559      6,262       6,847
UNIBANCO: SELECTED
  CONSOLIDATED RATIOS
Return on average
  assets(1)...............       1.5%       1.7%       1.8%       1.8%       1.5%       1.6%        1.4%
Return on average
  equity(2)...............      16.4       18.5       17.5       16.8       16.0       16.0        15.2
Efficiency ratio(3).......      60.8       53.4       60.0       58.0       59.1       54.1        55.7
Total capital to
  risk-weighted
  assets(4)...............      14.2       17.5       16.5       13.7       15.7       13.4        16.7

---------------

(1) Net income as a percentage of average total assets; six-month data are annualized.

(2) Net income as a percentage of average stockholders' equity; six-month data are annualized.

(3) Operating expenses as a percentage of the aggregate profit from financial intermediation and other income.

(4) Based on Central Bank guidelines. See "Item 4. Information on the
    Company -- The Brazilian Banking Industry -- Regulation and
    Supervision -- Regulations Intended to Ensure the Safety and Soundness of Financial Institutions and the Financial System -- Capital Adequacy Guidelines" in our 2002 Form 20-F, incorporated herein by reference.

                              RECENT DEVELOPMENTS

BRAZILIAN EXCHANGE OFFER PRIOR TO GLOBAL OFFERING

     In July 2003, Unibanco Holdings filed with the CVM a registration statement relating to an exchange offer in Brazil, which we refer to as the Exchange Offer. The Exchange Offer is being effected by means of two auctions conducted through the Sao Paulo Stock Exchange. The first auction occurred on September 22, 2003 and the second auction is expected to occur on October 30, 2003.

     In the Exchange Offer, holders of Unibanco preferred shares have the opportunity to exchange those securities for Unibanco Holdings Class B preferred shares, and holders of Unibanco Holdings Class B preferred shares have the opportunity to exchange those securities for Unibanco preferred shares. As a result, investors who participate in the Exchange Offer are able to create Units by combining Unibanco preferred shares with Unibanco Holdings Class B preferred shares. Mizuho and Commerzbank effected their participation in the Exchange Offer completely in the first auction.

     In addition to the Exchange Offer, on August 19, 2003, Unibanco held an extraordinary shareholders meeting, or ESM, to permit the conversion of Unibanco common shares into Unibanco preferred shares. Similarly, on August 19, 2003, Unibanco Holdings held an ESM to permit the conversion of Unibanco Holdings common shares into Unibanco Holdings Class B preferred shares. We refer to these transactions as the Conversions. The Conversions enabled holders of Unibanco common shares and Unibanco Holdings common shares to participate in the Exchange Offer.

     Mizuho and Commerzbank participated in the Conversions and have participated in the Exchange Offer. Mizuho is offering all of the 3,336,548,592 Units it obtained from the transactions described above, and Commerzbank is offering 1,714,363,227 Units, in the global offering. In addition, Commerzbank has agreed to grant the underwriters an overallotment option to purchase up to 757,636,773 Units in the form of GDSs.

     For further information about the effects of the Conversions, the Exchange Offer and the global offering on the equity ownership positions of Mizuho and Commerzbank, see "Selling Shareholders."

MICRO-CREDIT REGULATION

     The Brazilian government has taken several measures intended to encourage lower-income individuals to have greater access to the National Financial System (Sistema Financeiro Nacional). Such measures include the requirement for credit allocation, the simplification of banking procedures, and the liberalization of credit union (cooperativas de credito) regulations.

     According to Provisional Measure No. 122 of June 25, 2003, as regulated by National Monetary Council Resolution No. 3109 of July 24, 2003, commercial banks, full service banks licensed to provide commercial banking services, the Federal Savings Bank (Caixa Economica Federal) and credit unions must allocate 2% of their cash deposits to low-interest-rate loan transactions designated for lower-income individuals, small companies and informal entrepreneurships, following a specific methodology (except for August and September 2003, when the minimum percentage of allocation will be 1% of cash deposits). Interest rates on these loans cannot exceed 2% per month, the repayment term cannot be less than 120 days, and the amount of the loan cannot exceed R$500 for individuals and R$1000 for micro-enterprises.

INCREASE IN COFINS TAX RATE

     The Brazilian Congress, through Law No. 10684 of May 30, 2003, has recently approved a proposal to increase the rate of the Contribuicao para Financiamento de Seguridade Social (the social security contribution), known as COFINS, payable by the financial services sector. The Programa de Integracao Social, known as PIS, and COFINS are currently imposed on our gross revenues at a combined rate of 3.65%. In September 2003, the rate of COFINS increased from 3.0% to 4.0%. Therefore the two taxes will be imposed on our gross revenues at a combined rate of 4.65%.

DECREASE IN BASE INTEREST RATE


     The Central Bank establishes the base interest rate for the Brazilian banking system, and uses changes in this rate as an instrument for managing the Brazilian economy. The base interest rate is the benchmark interest rate payable to holders of securities issued by the federal government and traded at the Sistema Especial de Liquidacao e Custodia, or SELIC (Special System for Settlement and Custody). On June 18, 2003, the Central Bank reduced the base interest rate from 26.5% to 26%. The Central Bank further reduced the base interest rate to 24.5% on July 23, 2003; decreased it further to 22% on August 20, 2003; and decreased it further to 20% on September 17, 2003.

                                  RISK FACTORS

     Before investing in Units, including in the form of GDSs, prospective purchasers should consider carefully all the information in this section.

                            RISKS RELATING TO BRAZIL

GOVERNMENT INTERVENTION IN THE ECONOMY COULD DISRUPT ECONOMIC GROWTH AND HARM OUR BUSINESS.

     The Brazilian economy has historically been characterized by frequent and sometimes drastic governmental intervention. The Brazilian government's actions to implement macroeconomic policies have involved, among other things, the imposition of wage, price and capital controls, freezing bank accounts and limiting exports. These types of actions have had negative effects on the Brazilian economy generally, which in turn has had negative consequences for us. The government has also implemented measures directly affecting the financial services industry, such as imposing increased regulatory capital requirements; increasing reserve requirements; imposing lending limits and other credit restrictions; taxing financial transactions; and increasing the base interest rate. These types of actions have, among other effects, limited our ability to achieve net interest income.

     Government intervention in the Brazilian economy, either at the macroeconomic level or in the financial services industry directly, is unpredictable and may increase our costs and restrict our capacity to provide financial services. Government intervention also may reduce demand for our financial services and affect the ability of our customers to repay their loans. Moreover, social instability and other political or economic developments resulting from the Brazilian government's imposition of new economic policies, or the Brazilian government's response to those developments, could also adversely affect our operations.

     Since almost all of our operations and customers are located in Brazil, our financial condition and results of operations, particularly in the retail and corporate markets, are substantially dependent on Brazil's economy and may be negatively affected as a result of the intervention by the Brazilian government in the economy.

FURTHER DEVALUATION OF THE REAL AGAINST THE DOLLAR COULD HARM OUR ABILITY TO MEET OUR DOLLAR-DENOMINATED OR DOLLAR-INDEXED OBLIGATIONS, OR OTHERWISE ADVERSELY AFFECT OUR OPERATIONS BY AFFECTING THE ABILITY OF OUR BRAZILIAN CORPORATE BORROWERS WHO HAVE DOLLAR-DENOMINATED OR DOLLAR-INDEXED LOANS TO REPAY US.

     Our financial condition and results of operations have been affected in recent periods, and will likely continue to be affected, by the devaluation of the real that has followed the Brazilian government's decision in January 1999 to allow the real to float freely.


     The Central Bank has periodically devalued the Brazilian currency during the last four decades. The exchange rate between the real and the U.S. dollar has varied significantly in recent years. For example, the U.S. dollar/real exchange rate declined in value by 18.7% from R$1.9554 per U.S. dollar at December 31, 2000 to R$2.3204 at December 31, 2001. During the first six months of 2002, the U.S. dollar/real exchange rate declined in value by 22.6%, to R$2.8444 per U.S. dollar at June 30, 2002. During the third quarter of 2002, the real was devalued further by 36.9%, to R$3.8949 per U.S. dollar at September 30, 2002. At December 31, 2002, the U.S. dollar/real exchange rate was R$3.5333 per U.S. dollar and on September 24, 2003 the rate was quoted at R$2.9244 per U.S. dollar.


     Devaluation of the real against the dollar and other foreign currencies presents two main types of risk to us. First, it could impair our ability to meet our dollar-denominated or dollar-indexed liabilities, by making it more costly for us to obtain the necessary foreign currencies to repay our obligations. As of December 31, 2002, we had R$15,203 million of liabilities denominated in or indexed to foreign currencies, of which substantially all were denominated in U.S. dollars. When the Brazilian currency is devalued, we incur losses on our liabilities denominated in or indexed to foreign currencies, and experience gains on our monetary assets denominated in or indexed to foreign currencies, as the liabilities and assets are translated into reais. To date, the volatility of the real has not significantly affected our ability to meet our foreign currency obligations because we have a policy of generally matching our assets and liabilities denominated in or indexed to U.S. dollars. However, if a devaluation occurs when the value of such liabilities significantly exceeds the value of such assets, including any financial instruments entered into for hedging purposes, we could incur significant losses, even if the value of such financial instruments has not changed in their original currency. Second, devaluation of the real could also affect us by causing economic harm to our Brazilian corporate borrowers who have large dollar-denominated or dollar-indexed liabilities. This in turn could make it more difficult for them to meet their repayment obligations on their domestic borrowings from us, which could adversely affect our operations, including by diminishing the value of our loan portfolio.

     In addition, our lending and leasing operations depend significantly on our capacity to match the cost of funds indexed to the U.S. dollar with the rates charged to our customers. A significant devaluation may affect our ability to attract customers on such terms or to charge rates indexed to the U.S. dollar.

     Foreign exchange fluctuations may affect the value and tax impact of the non-real-denominated securities we hold outside Brazil. At June 30, 2003, we had approximately US$1 billion of such investments. During periods when the real increases in value against the currencies in which we hold our offshore investments, we may experience a negative effect on our income tax liability. This is because losses in local currency terms on our overseas investments are not deductible for Brazilian tax purposes, whereas gains in the value of the related real-denominated hedges we maintain generally are taxable. Net income for each period is taxable based on the year-end foreign exchange rate.

IF BRAZIL EXPERIENCES SUBSTANTIAL INFLATION IN THE FUTURE, OUR RESULTS OF OPERATIONS MAY BE NEGATIVELY AFFECTED.

     Brazil has in the past experienced high rates of inflation, with annual rates of inflation during the last ten years reaching as high as 2,708% in 1993 and 1,093% in 1994. More recently, Brazil's rates of inflation were 20% in 1999, 9.8% in 2000, 10.4% in 2001, 12.5% in 2002, and 4.5% (on a non-annualized basis)
in the first half of 2003, as measured by the IGP-DI (general price index). Inflation itself and governmental measures to combat inflation have in the past had significant negative effects on the Brazilian economy. Inflation, actions taken to combat inflation and public speculation about possible future actions have also contributed to economic uncertainty in Brazil and to heightened volatility in the Brazilian securities markets. If Brazil experiences substantial inflation in the future, our costs (if not accompanied by an increase in interest rates) may increase, and our operating and net margins may decrease. Inflationary pressures may also curtail our ability to access foreign financial markets and may lead to further government intervention in the economy, including the introduction of government policies that may adversely affect the overall performance of the Brazilian economy, which in turn could adversely affect our operations.

BRAZIL'S ECONOMIC GROWTH CAN BE HARMED IF TAX AND SOCIAL SECURITY REFORMS ARE NOT APPROVED IN CONGRESS, WHICH IN TURN COULD ADVERSELY AFFECT OUR BUSINESS.

     On January 1, 2003, Luiz Inacio Lula da Silva took office as the new President of Brazil. The new administration is continuing most of the former administration's economic and administrative policies, among them supporting proposed tax and social security constitutional reforms. Those reforms are considered very important to the goal of balancing Brazil's public budget and allowing the new administration to invest in infrastructure, education and other social needs. These reforms are expected to be voted on in Congress in the second half of 2003. If the reforms are not approved in Congress, Brazil's economic growth may be harmed, which in turn could have a negative impact on our business.

IMPOSITION OF EXCHANGE CONTROLS COULD RESTRICT OUR ACCESS TO THE INTERNATIONAL CAPITAL MARKETS AND LIMIT OUR ABILITY TO SERVICE OUR OBLIGATIONS THAT ARE DENOMINATED IN FOREIGN CURRENCIES.

     The purchase and sale of foreign currency in Brazil is subject to governmental control. Historically, the Brazilian government has implemented a number of polices affecting exchange rates and the servicing of external debt by Brazilian borrowers. These policies have included sudden devaluation, periodic mini-devaluation (with the frequency of adjustments ranging from daily to monthly), floating exchange rate systems, exchange controls and the creation of dual exchange rate markets.

     The Brazilian government has not prevented the remittance of proceeds to foreign investors since 1990 and has never done so in respect of securities obligations. However, the government currently restricts the ability of Brazilian or foreign persons or entities to convert Brazilian currency into foreign currencies other than in connection with certain authorized transactions through the Central Bank, which has, for instance, centralized certain payments of principal on external obligations. The Central Bank has also assumed responsibility for the external obligations in connection with the formal restructuring of Brazilian sovereign debt.

     We cannot assure you that the Brazilian government will not institute a more restrictive exchange control policy. Such a policy could impede our access to the international capital markets by making non-Brazilian lenders and investors reluctant to commit funds to Brazilian borrowers. Such a policy could also negatively affect the ability of Brazilian debtors (including us) to make payments outside of Brazil to meet their obligations under foreign currency-denominated liabilities. Many factors beyond our control might affect the likelihood of the government's imposing exchange control restrictions. Among these factors are:

     - the extent of Brazil's foreign currency reserves;

     - the availability of sufficient foreign exchange on the date a payment is due;

     - the size of Brazil's debt service burden relative to the economy as a whole;

     - Brazil's policy towards the International Monetary Fund; and

     - political constraints to which Brazil may be subject.

DEVELOPMENTS IN OTHER EMERGING MARKET ECONOMIES MAY NEGATIVELY AFFECT THE BRAZILIAN ECONOMY AND OUR ABILITY TO FINANCE OUR OPERATIONS.

     Historically, adverse developments in the economies of other emerging market countries have significantly affected the Brazilian securities markets and the availability of credit in the Brazilian economy, from both domestic and international sources of capital. Economic and market conditions in other emerging market countries, especially those in Latin America, have at times resulted in considerable outflows of funds and declines in the amount of foreign investment in Brazil, and have caused Brazilian companies to face higher costs of raising funds. Such economic and market conditions in emerging market countries have adversely affected the market price of Brazilian companies' securities. Such events have included the devaluation of the Mexican peso in December 1994, the Asian economic crisis of 1997, the Russian currency crisis of 1998 and the 2002 economic and political crisis in Argentina. Since the fourth quarter of 1997, the international financial markets have experienced significant volatility, and a large number of market indices, including those in Brazil, have at times experienced significant declines.


     We cannot assure you that, in the event of adverse developments in emerging market countries, the international capital markets will remain open to Brazilian companies or that prevailing interest rates in these markets will be advantageous to us. Decreased foreign investment in Brazil could negatively affect growth and liquidity in the Brazilian economy, which in turn could have a negative impact on our business.


                RISKS RELATING TO THE BRAZILIAN BANKING INDUSTRY

CHANGES IN REGULATIONS MAY NEGATIVELY AFFECT US.

     Brazilian banks and insurance companies, including our banking and insurance operations, are subject to extensive and continuous regulatory review by the Brazilian government. We have no control over government regulations, which govern all facets of our operations, including the imposition of:

     - minimum capital requirements;

     - compulsory reserve requirements;

     - lending limits and other credit restrictions; and

     - accounting and statistical requirements.

     The regulatory structure governing Brazilian financial institutions, including banks, broker-dealers, leasing companies, and insurance companies is continuously evolving. Existing laws and regulations could be amended, the manner in which laws and regulations are enforced or interpreted could change, and new laws or regulations could be adopted. Such changes could materially adversely affect our operations and our revenues.

CHANGES IN RESERVE AND COMPULSORY DEPOSIT REQUIREMENTS MAY NEGATIVELY AFFECT OUR PROFITABILITY.

     The Central Bank has periodically changed the level of reserves and compulsory deposits that financial institutions in Brazil are required to maintain with the Central Bank. In September 2001, the Central Bank reimposed reserve requirements that had been relaxed in the recent past. During 2002, the Central Bank increased certain reserve requirements and created an additional reserve requirement. The Central Bank may increase the reserve requirements in the future or impose new reserve or compulsory deposit requirements.

     In June 2002, the Central Bank increased the rate of compulsory deposit requirements on time deposits in the form of government securities in an account with the Central Bank from 10% to 15%, and saving deposits in the form of cash deposits from 15% to 20%. Following this, the Central Bank created an additional reserve requirement of 3% on time deposits and 5% on saving deposits in August 2002.

     In October 2002, the Central Bank increased the additional reserve requirements in cash deposits on time deposits to 8% from 3% in August 2002, and on saving deposits to 10% from 5% in August 2002. The Central Bank also increased the additional reserve requirements on demand deposits to 8% in October 2002 from 3% in August 2002.

     These changes in compulsory deposit requirements in 2002 contributed to the increase in our time deposits balance reserve requirement in the form of Brazilian government securities to R$3,720 million as of December 31, 2002 from R$1,214 million as of December 31, 2001, and the increase in our demand and savings deposits balance reserve requirement to R$1,815 million as of December 31, 2002 from R$1,455 million as of December 31, 2001. We measure changes as a result of the additional reserve requirements according to its impact on the balance of our demand, savings and time deposits as a whole. Our balance of demand, savings and time deposits reserve requirement increased to R$2,021 million as of December 31, 2002, due to the additional reserve requirements. In February 2003, the Central Bank increased the reserve requirement for demand deposits from 45% to 60%. In August 2003, the Central Bank reduced back to 45% the reserve requirement for demand deposits.

     As a result of the increase in reserve and compulsory deposit requirements we have had less liquidity available to us to make loans and other investments. An increase in these requirements, or the imposition of new requirements, could have a material adverse effect on us because the monies held as compulsory deposits generally do not yield the same return as our other investments and deposits since:

     - a portion of our compulsory deposits does not bear interest;

     - we are obligated to hold some of our compulsory deposits in Brazilian government securities; and

     - we must use a portion of the deposits to finance both a federal housing program and the rural sector.

CHANGES IN TAX REGULATIONS MAY NEGATIVELY AFFECT OUR OPERATIONS.

     To support its fiscal policies, the federal government regularly enacts reforms to tax and other assessment regimes which affect us and our customers. Such reforms include changes in the rate of assessments and, occasionally, enactment of temporary taxes, the proceeds of which are earmarked for designated governmental purposes. The effects of these and any other changes that result from enactment of additional tax reforms have not been, and cannot be, quantified and there can be no assurance that these reforms will not, once implemented, have an adverse effect upon our business. Furthermore, such changes have produced uncertainty in the financial system, increased the cost of borrowing and contributed to the increase in our non-performing loan portfolio.

CHANGES IN BASE INTEREST RATES BY THE CENTRAL BANK COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND PROFITABILITY.

     The Central Bank establishes the base interest rate for the Brazilian banking system, and uses changes in this rate as an instrument for managing the Brazilian economy. The base interest rate is the benchmark interest rate payable to holders of securities issued by the federal government and traded at the SELIC.


     In recent years, the base interest rate has fluctuated, reaching approximately 45% in March 1999 and falling to 15.25% in January 2001. Because of economic uncertainties, the Central Bank increased the base interest rate to 16.25% in April 2001 and subsequently revised it upwards in several steps to 19% in July 2001 where this rate remained until the Central Bank decreased it to 18.75% in February 2002, and to 18.50% in March 2002. In February, March and July 2002, the Central Bank repeatedly decreased the base interest rate, to a level of 18% in July 2002. The Central Bank reversed this trend by increasing the base interest rate from 18% to 21% in October 2002 and increasing it further to 22% in November 2002 and to 25% in December 2002, reaching a high of 26.5% in February 2003. After a few months of stabilization, when the new administration had established its reputation, the Central Bank started to reduce the base interest rate due to minor risks of inflationary growth. The Central Bank decreased the base interest rate to 26% on June 18, 2003; decreased it again to 24.5% on July 23, 2003; decreased it further to 22% on August 20, 2003; and decreased it further to 20% on September 17, 2003.


     Although typically increases in the base interest rate enable us to increase margins, they could adversely affect our results of operations, among other ways, by reducing demand for our credit and investment products, increasing our cost of funds and increasing the risk of customer default. Decreases in the base interest rate could adversely affect our results of operations, among other ways, by decreasing the interest income we earn on our interest-earning assets and lowering margins.

THE INCREASINGLY COMPETITIVE ENVIRONMENT IN THE BRAZILIAN FINANCIAL SERVICES MARKET MAY NEGATIVELY AFFECT OUR BUSINESS PROSPECTS.

     We face significant competition in all of our principal areas of operation from other large Brazilian and international banks and insurance companies, public and private. Brazilian regulations impose very limited barriers to market entry and do not differentiate between local or foreign commercial and investment banks and insurance companies. As a result, the presence of foreign banks and insurance companies in Brazil, some of which have greater resources than we do, has grown and competition both in the banking and insurance sectors generally and in markets for specific products has increased. The privatization of state-owned banks has also made the Brazilian markets for banking and other financial services more competitive.

     The increased competition may negatively affect our business results and prospects by, among other things:

     - limiting our ability to increase our client base and expand our operations;

     - reducing our profit margins on the banking, insurance, leasing and other services and products we offer; and

     - increasing competition for investment opportunities.

     Furthermore, additional state-owned banks and insurance companies may be privatized in the future. The acquisition of a bank or insurance company in a privatization process or otherwise by one of our competitors would generally add to the acquiror's market share, and as a result we may face increased competition from the acquiror. Recently Banco Itau bought Banco BBA-Creditanstalt S.A., a wholesale bank, and we expect their merged businesses to be significant competition in the wholesale sector. In April 2003, ABN AMRO Bank announced the acquisition of 95% of Banco Sudameris and in July 2003 Banco Bradesco S.A. acquired Banco Bilbao Vizcaya Argentaria Brasil, S.A. We expect that these acquisitions will increase competition in the retail sector.

                           RISKS RELATING TO UNIBANCO

THE QUALITY OF OUR LOAN PORTFOLIO MAY SUFFER DUE TO A DECLINE IN BRAZILIAN OR INTERNATIONAL ECONOMIC CONDITIONS.

     As of December 31, 2002, our loan portfolio was R$25,254 million, compared to R$23,912 million as of December 31, 2001. Our allowance for loan losses was R$1,389 million, representing 5.5% of our total loans portfolio as of December 31, 2002 compared to R$1,276 million, representing 5.3% of our total loans portfolio as of December 31, 2001.

     We believe that our loan loss allowance policy is adequate with respect to our portfolio. However, the quality of our loan portfolio is subject to changes due to the acquisitions we make and is dependent on domestic and, to a lesser extent, international economic conditions. Our acquisition of Fininvest has affected the quality of our loan portfolio by significantly increasing our exposure to the lower income segment of the retail market. This segment generally features a higher volume of transactions, higher margins and higher default rates than other segments. In addition, our acquisition of a 50% interest in Investcred and in LuizaCred increases our exposure to consumer finance customers, who are traditionally from the lower income segment of the retail market. Adverse changes affecting any of the sectors to which we have significant lending exposure, political events within and external to Brazil or the variability of economic activity may have an adverse impact on us. Accordingly, our historic loan loss experience may not indicate future loss experience.

OUR SECURITIES PORTFOLIO IS SUBJECT TO MARKET FLUCTUATIONS DUE TO CHANGES IN BRAZILIAN OR INTERNATIONAL ECONOMIC CONDITIONS.

     Marketable securities represent a material portion of our assets, and realized and unrealized investment gains and losses have had and will continue to have a significant impact on our results of operations. The amounts, which we record when investments in securities are sold or are marked to market on all trading securities, may fluctuate considerably from period to period. The level of fluctuation depends primarily upon the market value of the securities, which in turn may vary considerably, and our investment policies. We cannot predict the amount of realized or unrealized gains or losses for any future period, and variations from period to period have no practical analytical value in helping us to make such a prediction. Gains or losses on our investment portfolio may not continue to contribute to net income at levels consistent with recent periods or at all, and we may not successfully realize the appreciation or depreciation now existing in our consolidated investment portfolio or any portion thereof.

INTEGRATION OF BUSINESSES IN FUTURE ACQUISITIONS MAY INCREASE OUR RISKS.

     In April 2000, we acquired Credibanco and in December 2000, we acquired Banco Bandeirantes and the remaining 50% of Fininvest we did not already own. These transactions resulted in the acquisition of aggregate loan assets of approximately R$3.0 billion and a total of approximately 3.7 million new customers. We may engage in further acquisitions, as we seek to continue our growth in the consolidating Brazilian financial services industry. The integration of the businesses we have recently acquired and may acquire in the future entails significant risks, including the risks that:

     - integrating new branch networks, information systems, personnel, products and customer bases into our existing business may place unexpectedly significant demands on our senior management, information systems, back office operations and marketing resources;

     - our current information systems may be incompatible with the information systems of the companies we acquire, with the result that we may be unable to integrate the acquired systems at a reasonable cost or in a timely manner;

     - we may lose key employees and customers of the acquired businesses;

     - we may incur unexpected liabilities or contingencies relating to the acquired businesses; and

     - delays in the integration process may cause us to incur greater operating expenses than expected with respect to our acquired businesses.

                      RISKS RELATING TO THE GDSs AND UNITS

CANCELLATION OF GDSS IN EXCHANGE FOR UNITS COULD ADVERSELY AFFECT THE PUBLIC MARKET AND VALUE OF GDSS AND IMPOSE RESTRICTIONS ON YOU AS A HOLDER OF UNITS.

     Under the deposit agreement relating to the GDSs, GDS holders are entitled to cancel their GDS and receive the underlying Units in Brazil. If a significant number of GDSs were cancelled in this way, the public market and prices for GDSs could be adversely affected.

     In addition, the Units are traded in the Brazilian securities market. Therefore, investors who choose to cancel their GDSs and receive Units may be exposed to higher risks than they would by holding GDSs in the U.S. securities market, especially with respect to liquidity of the trading market for the Units and the potential volatility of the Brazilian securities market generally. Moreover, the proceeds and gains related to the Units are earned by their holders in Brazil.

CANCELLATION OF UNITS MAY ADVERSELY AFFECT THE PUBLIC MARKET FOR, AND VALUE OF, UNITS AND GDSS.

     Under Brazilian law, our by-laws and the by-laws of Unibanco Holdings, holders of Units are entitled to present their Units to us in Brazil for cancellation and receive the underlying Unibanco Holdings Class B preferred shares and Unibanco preferred shares. If holders of Units were to cancel a significant number of Units and obtain the underlying shares, the public market and prices for Units and the GDSs could be adversely affected.

RESTRICTIONS ON OVERSEAS REMITTANCES MAY ADVERSELY AFFECT HOLDERS OF UNITS AND GDSS.

     Brazilian law provides that, whenever there is a significant imbalance in Brazil's balance of payments or reasons to foresee such an imbalance, the Brazilian government may impose temporary restrictions on the remittance to foreign investors of the proceeds of their investment in Brazil, as it did for approximately six months in 1989 and early 1990, and on the conversion of Brazilian currency into foreign currencies. In addition, the Brazilian government may impose temporary taxation on any overseas remittance of up to 50% of its value. Such restrictions could hinder or prevent foreign investors from converting dividends, distributions or the proceeds from any sale of Units into U.S. dollars and remitting such U.S. dollars abroad. Holders of Units and GDSs who reside outside Brazil could be adversely affected by delays in, or refusals to grant, any required governmental approvals for conversion of Brazilian currency payments and remittances abroad in respect of the Units and GDSs.

HOLDERS OF UNITS AND GDSS GENERALLY DO NOT HAVE VOTING RIGHTS.

     In accordance with the Brazilian Corporation Law, our by-laws and the by-laws of Unibanco Holdings, holders of our preferred shares and Unibanco Holdings' preferred shares have no voting rights except in certain limited circumstances; therefore holders of Units, including Units held in the form of GDSs, are generally not entitled to vote either at meetings of our shareholders or at meetings of Unibanco Holdings' shareholders. In cases where holders of Units do have voting rights, holders of GDSs will have the right to instruct The Bank of New York, as depositary, on how to vote the underlying Units.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET VALUE OF OUR UNITS AND GDSS.

     Certain of our principal shareholders and of Unibanco Holdings have the ability, subject to applicable Brazilian laws and regulations and applicable securities laws in the relevant jurisdictions, to sell Units and GDSs. No prediction can be made as to the effect, if any, that such future sales may have on the market prices of the Units and GDSs. Future sales of substantial amounts of Units and GDSs, or the perception that such sales could occur, could adversely affect the market prices of the Units and GDSs.

FOREIGN INVESTORS IN BRAZILIAN COMPANIES ARE SUBJECT TO LIMITATIONS ON THE EXERCISE OF PREEMPTIVE RIGHTS.

     Under the Brazilian Corporation Law, except in the case of shares offered through a stock exchange or a public offering, a Brazilian company must offer its shareholders preemptive rights to purchase, by means of capital subscription in a private placement, a sufficient number of shares to maintain their existing ownership percentages prior to the offering and issuance of any new shares. However, the participation of foreign investors in the capital of financial institutions is subject to prior authorization by the Brazilian government, except for participation in non-voting capital, once a general authorization has already been granted for this purpose. Therefore, in the event voting securities are being offered, our foreign shareholders, including holders of Units and GDSs, could be prevented from exercising their preemptive rights. In addition, foreign shareholders may not be able to exercise preemptive rights with respect to our preferred shares or Unibanco Holdings Class B preferred shares represented by the Units, or with respect to any securities issued by us or by Unibanco Holdings as to which the holders of Units have preemptive rights unless a registration statement under the Securities Act is effective with respect to the shares relating to such rights or an exemption from the registration requirements thereunder is available. Unibanco Holdings and we are under no obligation to file a registration statement with respect to such preemptive rights and there can be no assurance that Unibanco Holdings or we will file any such registration statement.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                 AS OF JUNE 30, 2003 AND RESULTS OF OPERATIONS
            FOR THE SIX MONTHS ENDED JUNE 30, 2003 (BRAZILIAN GAAP)

     The following discussion relating to our consolidated financial information as of and for the six months ended June 30, 2003 and the comparative information as of and for the six months ended June 30, 2002 is based on, and should be read in conjunction with, our audited consolidated financial statements as of and for the six months ended June 30, 2003, including the notes thereto, which have been prepared in accordance with Brazilian GAAP and are incorporated in this prospectus by reference to our Form 6-K filed with the SEC on August 20, 2003.

     Brazilian GAAP differs in several significant respects from U.S. GAAP, including differences in line item classifications. For this reason, the interim consolidated financial information discussed below is not directly comparable to the summary consolidated U.S. GAAP financial information as of and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 presented in this prospectus under the caption "Prospectus Summary -- Summary Consolidated Financial Information -- U.S. GAAP Presentation," nor to the consolidated U.S. GAAP financial information and financial statements included in our 2002 Form 20-F. For more information on the differences between Brazilian GAAP and U.S. GAAP, see Annex A to this prospectus, entitled "Summary of Significant Differences Between Brazilian GAAP and U.S. GAAP as They Relate to Unibanco".

MACROECONOMIC FACTORS AFFECTING OUR FINANCIAL CONDITION AND RESULTS OF
OPERATIONS

     In addition to the changes to our financial condition and results of operations as a consequence of our organic growth and strategic transactions, we have been and will continue to be affected by Brazilian macroeconomic trends. Since all of our Retail Banking customers and an overwhelming majority of our Wholesale Banking, Insurance and Wealth Management customers are Brazilian, our financial condition and results of operations are highly dependent on Brazilian economic conditions, including inflation and changes in interest rates. Changes in the Brazilian economy that adversely affect our customers' ability to repay their loans or demand for our products and services could materially affect our financial condition and results of operations. Moreover, since a significant amount of our assets and liabilities are denominated in or indexed to foreign currencies, primarily the U.S. dollar, we are also significantly affected by changes in the value of the real relative to the U.S. dollar and other foreign currencies. External events, such as developments in other emerging market economies, as well as domestic events, such as changes in government regulation affecting our business areas, also have an impact on our financial condition and results of operations.

     The following is a discussion of the macroeconomic factors affecting our financial condition and results of operations for the first half of 2003.

     BRAZILIAN ECONOMIC CONDITIONS

     The Brazilian economy improved slightly in the first half of 2003. Following the new government's taking office in January 2003, the Brazilian economy became more stable compared to 2002, as it became clear that the new government was going to maintain the main economic policy guidelines of the previous government.


     The stabilization of the economy was partly due to the Central Bank's decision to increase the primary surplus target from 3.75% to 4.25% of GDP, as well as its decision to temporarily increase interest rates. The base interest rate increased to a high of 26.5% in February 2003, a level maintained by the Central Bank until June 18, 2003 when the rate was reduced to 26%. The Central Bank reduced the base interest rate to 24.5% on July 23, 2003; to 22% on August 20, 2003; and to 20% on September 17, 2003.


     During the six months ended June 30, 2003, the government advanced proposals to reform the tax and social security systems, contributing to a decrease in the perception of Brazilian country risk. The Brazilian EMBI+ (Emerging Markets Bond Index) spread, which indicates the cost of sovereign borrowing for Brazil, decreased from 1500 basis points in December 2002 to 800 basis points in late June 2003. The rate of return on Brazilian government bonds denominated in foreign currencies also decreased to 6% per annum at June 30, 2003 compared to 25% per annum at December 31, 2002. Despite these improvements in investor risk perception, inflation remained relatively high, reaching 6.65% for the first half of 2003, compared to 2.9% for the same period in 2002, as measured by the IPCA (the consumer price index measured by the Instituto Brasileiro de Geografia e Estatistica). The inflation rate for the first half of 2003 was 4.5%, as measured by the IGP-DI (general price index published by the FGV), compared to 4.1% for the same period in 2002 (in each case on a non-annualized basis). GDP during the first half of the year increased 0.3% compared to the same period in 2002. The real appreciated against the U.S. dollar by 18.7% for the six months ended June 30, 2003 compared to a devaluation of the real by 22.6% over the comparable period in 2002. At June 30, 2003, the exchange rate was R$2.8720 to US$1.00.

     EFFECTS OF APPRECIATION OF THE REAL AND INTEREST RATES ON NET INTEREST
     INCOME

     The appreciation of the real may affect our net interest income because a significant amount of our financial assets and liabilities are denominated in or indexed to foreign currencies, primarily the U.S. dollar. When the real appreciates, as it did during the first half of 2003, we incur gains on our liabilities denominated in or indexed to foreign currencies, such as our U.S. dollar-denominated long-term debt and foreign trade finance lines, because the cost of the related interest expense as measured in reais decreases. At the same time, we experience losses on our monetary assets denominated in or indexed to foreign currencies, such as our dollar-indexed securities and loans, because the interest income from such assets as measured in reais also decreases because of the appreciation of the real.

     In addition, in periods of high interest rates such as in the first half of 2003, our interest income increases as interest rates on our interest-earning assets increase. At the same time, our interest expense increases as interest rates on our interest-bearing liabilities also rise. Changes in volumes of interest-earning assets and interest-bearing liabilities also produce changes in interest income and interest expense. For example, a decrease in our interest income during a period attributable to a decrease in interest rates may be offset by an increase in the volume of our outstanding loans during the same period.

     Please see "-- Financial Condition -- Assets and Liabilities" for our balance of foreign currency-denominated and foreign currency-indexed assets and liabilities, as of June 30, 2003.

     The balance of our foreign currency-denominated and -indexed assets exceeded the balance of our foreign currency-denominated and -indexed liabilities at June 30, 2003. The excess of foreign currency-denominated and -indexed assets over foreign currency-denominated and -indexed liabilities, led to net financial losses on our net foreign currency asset position for the period.

     We have used swap and futures contracts and certain other hedging instruments to minimize the potential impact of currency fluctuations and interest rate changes on our overall exposure. For more information on our use of derivatives for hedging purposes, see Note 19 to our audited consolidated financial statements as of and for the six months ended June 30, 2003 prepared in accordance with Brazilian GAAP and incorporated in this prospectus by reference to our report on Form 6-K, filed on August 20, 2003.

     EFFECTS OF APPRECIATION OF THE REAL AND INTEREST RATES ON LENDING AND TREASURY ACTIVITIES

     During the first half of 2003, we experienced a slight decrease in our lending, leasing and other credits portfolio to R$26,195 million at June 30, 2003, compared to R$26,751 million at December 31, 2002. This was partially due to the increase in interest rates in the first half of 2003 which led to a slight decline in demand for credit, particularly for corporate loans. In addition, the appreciation of the real during the first half of 2003 led to a currency loss on foreign currency-denominated or -indexed loans, leading to a smaller balance of our wholesale loan portfolio (including our private banking operations), as measured in reais, to R$14,950 million at June 30, 2003 from R$15,870 million at December 31, 2002. The appreciation of the real also led to a decrease in credit risk associated with our loans denominated in or indexed to foreign currencies, primarily our U.S. dollar-indexed loans. As a result, our allowance for lending, leasing and other credits losses at June 30, 2003 was R$1,481 million, compared to R$1,591 million at December 31, 2002.

     Our securities portfolio was also affected by the appreciation of the real against the U.S. dollar in the first half of 2003, which caused the value of our U.S. dollar-denominated or -indexed securities to decline in real terms. At June 30, 2003, our securities portfolio was R$15,816 million compared to R$17,978 million at December 31, 2002.

     EFFECTS OF GOVERNMENT REGULATION ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Reserve and Compulsory Deposit Requirement. The Central Bank imposes several compulsory reserve requirements on financial institutions as a mechanism to control liquidity within the Brazilian financial system. The compulsory reserve policy affects the balance of our interest-earning assets by regulating our liquidity, and therefore our ability to offer loans and invest in securities. The compulsory reserve policy also affects the balance of our interest-bearing liabilities because when the Central Bank reduces the reserve requirement on our deposits, we have more liquidity and are able to offer more attractive interest rates on our deposit products. Our ability to attract more deposits increases our interest-bearing liabilities and consequently our interest expense. Therefore, by changing the reserve requirements, the Central Bank is able to effect changes in the volumes of our interest-earning assets and interest-bearing liabilities, and consequently our interest income and interest expense.

     In June 2002, the Central Bank increased the rate of compulsory deposit requirements on time deposits in the form of government securities in an account with the Central Bank from 10% to 15%, and savings deposits in the form of cash deposits from 15% to 20%. Following this, the Central Bank created an additional reserve requirement of 3% on time deposits and 5% on saving deposits in August 2002. In October 2002, the Central Bank increased the additional reserve requirements in cash deposits on time deposits to 8% from 3% in August 2002, and on saving deposits to 10% from 5% in August 2002. The Central Bank also increased the additional reserve requirements on demand deposits to 8% in October 2002 from 3% in August 2002. In February 2003, the Central Bank once again raised the level of reserve requirements on demand deposits from 45% to 60%. In August 2003, the Central Bank reduced back to 45% the reserve requirements for demand deposits.

     Although most of the increases in reserve requirements and compulsory deposit requirements occurred in the second half of 2002, our balance of deposits at December 31, 2002 was 7.7% higher than our balance of deposits at June 30, 2003. This was partially due to the seasonal effect of an increase in total deposits at the end of the year because of the payment of an additional month of extra wages to all public and private employees in Brazil as required by Brazilian labor law.

     At June 30, 2003, the reserve requirement on our time deposits in the form of Brazilian government securities deposited with the Central Bank decreased to R$ 2,531 million from R$ 3,730 million at December 31, 2002, as a result of a reduction in the balance of our time deposits during the first half of 2003. This is because our time deposits balance reserve requirement in the form of Brazilian government securities is calculated as a percentage of our balance of time deposits. Our reserve requirement on demand and savings deposits increased to R$ 1,995 million at June 30, 2003, compared to R$ 1,815 million at December 31, 2002, mainly due to the increase in the level of reserve requirements on demand deposits in February 2003 from 45% to 60%. Our additional reserve requirements on demand, savings and time deposits transactions (as a result of the additional reserve requirement on time deposits and savings deposits imposed by the Central Bank in August 2002), decreased to R$ 1,815 million at June 30, 2003, compared to R$ 2,021 million at December 31, 2002, due to the decrease in our balance of deposits.

     Capital Adequacy, Loan Charge-offs, Taxes, etc. For a discussion of capital adequacy, loan charge-offs, taxes and other macroeconomic factors affecting our financial condition and results of operations (in U.S. GAAP terms), see "Item 5. Operating and Financial Review and Prospects -- Macroeconomic Factors Affecting our Financial Condition and Results of Operations" in our 2002 Form 20-F, incorporated herein by reference.

CRITICAL ACCOUNTING ESTIMATES

     In preparing our consolidated financial statements, we use estimates and assumptions to account for certain assets, liabilities, revenues, expenses and other transactions in accordance with Brazilian GAAP. The consolidated financial statements include various estimates and assumptions, including the adequacy of the allowance for loan losses and estimates of the fair value of certain financial instruments. Actual results in future periods could differ from those estimates and assumptions, and our reported results of operations may be materially different as a result.

     We believe that of our significant accounting policies detailed in Note 3 to our audited consolidated financial statements for the six months ended June 30, 2003, incorporated in this prospectus by reference to our Form 6-K filed with the SEC on August 20, 2003, the following may involve the highest degree of management judgment and complexity.

     ALLOWANCE FOR LENDING, LEASING AND OTHER CREDITS LOSSES

     We assess the overall risks in our lending, leasing and other credits portfolio and establish and maintain a reserve for probable losses. Our allowance for lending, leasing and other credits losses represents our estimate of probable losses inherent in the portfolio. The process we use to determine the reserve involves numerous estimates and judgments. The minimum allowance for each credit risk level is utilized as a general rule; however, based on the judgment and experience of management, higher percentages are used within each credit risk level where appropriate in order to more accurately evaluate the risk of certain clients, transactions or portfolios. We consider, among other things, the frequency of default, risk ratings, and the loss recovery rates in making this evaluation, as well as the size and diversity of individual large credits. Changes in these estimates could have a direct impact on the provision and could result in a change in the allowance.

     Our large-balance wholesale loans have distinctive characteristics and therefore cannot be evaluated as a group but instead are evaluated based on the risk characteristics of each individual borrower. We review credit lines for large-balance loans every 60 to 180 days, depending on the borrower's rating and the external credit environment. Small-balance loans such as overdrafts, credit card loans, residential housing loans and consumer installment loans have similar characteristics and are analyzed by using specialized systems and processes, since retail loans are characterized by the processing of a large volume of credits. We use a wide range of statistical tools to evaluate retail loans, which include credit and behavior scoring. The allowance for credit losses attributed to loans is established using a process that begins with estimates of probable loss inherent in the portfolio based upon an analysis of various factors. This analysis considers recent loss experience, current economic conditions, the risk characteristics of the various categories of lending, leasing and other credits, the fair value of the underlying collateral and other factors directly influencing the potential collectibility of loans. We evaluate the adequacy of the allowance for lending, leasing and other credits losses on a monthly basis.

     We believe that our allowance for lending, leasing and other credits losses is adequate in the present economic environment, which has led to a deterioration of asset quality as borrowers are more likely to default on their loans.

     FINANCIAL INSTRUMENTS

     Our financial instruments include fixed income and equity securities, derivatives and other financial instruments. We carry our investments at fair value if they are considered to be available for sale or trading securities. For the majority of our portfolios, fair value is determined based on externally quoted prices. We believe we have a conservative policy regarding exposures to market risks. The market risk exposure of our portfolio is independently supervised and controlled. Changes in value of available for sale securities are recognized as a component of stockholders' equity, unless the value is impaired and the impairment is not considered to be temporary. Impairment losses that are not considered temporary are recognized in earnings. We conduct regular reviews to assess whether other-than-temporary impairment exists.

     Deterioration in economic conditions could adversely affect the values of our financial instruments. Changes in the fair value of trading assets and liabilities, including our derivatives for trading purposes with our customers or which do not qualify as hedges (primarily derivatives used to manage our overall exposure to changes in interest rates and foreign currencies), are recognized in earnings.

     We determine fair value using quoted market prices for fixed income and equity securities, if available. If quoted market prices are not available, we determine the value of fixed income securities and derivatives by reference to the quoted market price of comparable instruments, or we discount the expected cash flows using market interest rates commensurate with the credit quality and maturity of the investments.

RESULTS OF OPERATIONS FOR THE SIX-MONTH PERIOD ENDED JUNE 30, 2003 COMPARED TO THE SIX-MONTH PERIOD ENDED JUNE 30, 2002

     The following table shows the principal components of our consolidated net income under Brazilian GAAP for the six-month periods ended June 30, 2002 and 2003.

                                              FOR THE SIX-MONTH PERIOD
                                                   ENDED JUNE 30,
                                              -------------------------
                                                2002            2003           % CHANGE
                                              --------        ---------        --------
                                                 (IN MILLIONS OF R$)
Gross profit from financial
  intermediation............................  R$1,523         R$ 3,065          101.2%
Other operating income (expense)............     (821)          (2,042)         148.7
                                              -------         --------
  Operating income..........................      702            1,023           45.7
Non-operating income (expense)..............       (7)              16             --
                                              -------         --------
  Income before taxes and profit sharing....      695            1,039           49.5
Income tax and social contribution..........      (49)            (371)         657.1
Profit sharing..............................     (101)            (101)            --
                                              -------         --------
Net income before minority interest.........      545              567            4.0
Minority interest...........................      (70)             (76)           8.6
                                              -------         --------
  Net income................................  R$  475         R$   491            3.4%
                                              =======         ========

     Net income for the six-month period ended June 30, 2003 was R$ 491 million, which was 3.4% higher than for the comparable period in 2002. This increase was attributable primarily to a R$ 1,542 million increase in gross profit from financial intermediation (consisting primarily of an increase in income from our marketable securities and a decrease in our interest expense on our securities issued abroad), as partially offset by an increase of R$ (1,221) million in other operating income (expense) and by a R$ 322 million increase in income tax and social contribution expenses.

     Other operating income (expense) consists of both revenues and expenses. The revenues derive from activities other than financial intermediation, primarily fees for services rendered, premiums from insurance, annuity products and private retirement plans and foreign exchange gains on our overseas investments. The expenses are operating expenses other than from financial intermediation, primarily selling, personnel and administrative expenses, insurance claims, changes in technical provisions for insurance, annuity products and retirement plans and foreign exchange losses on our overseas investments. Revenues included in other operating income (expense) increased by R$ 252 million for the six months ended June 30, 2003 compared to the same period in 2002, primarily due to growth in our banking fees and insurance and private retirement plans premiums. Our R$ 252 million increase in the revenues included in other operating income (expense) was partially offset by a decrease in our other operating income for the first half of 2003 compared to the same period in 2002 since we had a R$ 513 million foreign exchange gain on our overseas investments in the first half of 2002. Operating expenses increased by R$ 1,473 million, resulting in an increase of R$ (1,221) million in other operating income (expense) for the six months ended June 30, 2003. The R$ 1,473 million increase in operating expenses was partially due to a R$ 642 million foreign exchange loss on our overseas investments and an increase of R$ 508 million in our technical provisions for insurance, annuity products and retirement plans.

     Operating income for the six-month period ended June 30, 2003 increased 45.7% as compared with the six-month period ended June 30, 2002. The main drivers of this growth in operating income were higher service revenues and the effects of an efficient cost control program to curb administrative expenses. We also had lower expenses related to our provisions for lending, leasing and other credits losses and a more efficient hedging strategy on our overseas investments to protect against the appreciation of the real during this period.

     Our investments abroad totaled R$ 2.7 billion at June 30, 2003 as compared to R$ 2.8 billion at June 30, 2002.

     During the second quarter of 2003, we fully hedged our overseas investments, thereby partially offsetting our foreign exchange losses during the first half of 2003. Income tax and social contribution expenses are affected since losses from exchange rate fluctuation on investments abroad are not tax-deductible and gains from exchange rate fluctuation on investments abroad are not taxable, as shown below:

                                                                FOR THE SIX-MONTH PERIOD
                                                                     ENDED JUNE 30,
                                                                -------------------------
                                                                  2002            2003
                                                                ---------       ---------
                                                                   (IN MILLIONS OF R$)
Exchange rate fluctuation on investments abroad..........        R$ 513          R$(642)
Hedge on investments abroad..............................          (257)            605
Net impact before income tax.............................           256             (37)
Tax effects on exchange rate fluctuation on investments
  abroad.................................................        R$ 175          R$(218)

     The income from hedges on investments abroad are taxable and are recorded as revenues from financial intermediation while losses from hedges on investments abroad are deductible for income tax purposes and are recorded as expenses on financial intermediation. Our foreign exchange gains and losses, as the case may be, on our overseas investments are non-taxable or non-deductible for income tax purposes and are recorded as other operating income or other operating expenses. Income tax and social contribution expenses increased R$ 322 million in the first six months of 2003 compared to the first six months of 2002, mainly due to the fact that gains on our hedges to protect against foreign exchange losses on our overseas investments are considered taxable income whereas such foreign exchange losses are not tax deductible. The line item "Tax effects on exchange rate fluctuation on investments abroad" in the table above shows the effect on our income tax if gains from exchange rate fluctuation on investments abroad were taxable and losses from exchange rate fluctuation on investments abroad were tax-deductible.

     Profit sharing is a compensation plan for all our employees, based upon pre-determined operational and financial performance targets. Therefore the amounts that our employees receive under the profit-sharing program are dependent on our results of operations and also on each employee's individual performance.

GROSS PROFIT FROM FINANCIAL INTERMEDIATION

     The following table shows the principal components of our consolidated gross profit from financial intermediation, including provision for lending, leasing and other credits losses, for the six-month periods ended June 30, 2002 and 2003.

                                             FOR THE SIX-MONTH PERIOD
                                                  ENDED JUNE 30,
                                             ------------------------
                                               2002            2003          % CHANGE
                                             --------        --------        --------
                                               (IN MILLIONS OF R$)
Revenues from financial intermediation.....  R$ 6,099        R$ 5,570          (8.7)%
Expenses on financial intermediation
  (excluding provision for lending, leasing
  and other credits losses)................    (3,546)         (1,808)        (49.0)
Provision for lending, leasing and other
  credits losses...........................    (1,030)           (697)        (32.3)
                                             --------        --------
     Gross profit from financial
       intermediation......................  R$ 1,523        R$ 3,065         101.2%
                                             ========        ========

     The difference between the rates of decrease for revenues from financial intermediation, 8.7%, and expenses on financial intermediation, 49.0%, was largely due to the different accounting treatments for the revenues and expenses relating to the appreciation of the real in 2003 and the devaluation of the real in 2002. The effect of the appreciation of the real during the first half of 2003 on our assets and liabilities denominated in or indexed to foreign currencies was a decrease in our revenues and expenses on financial intermediation for the six-month period ended June 30, 2003 compared to the same period in 2002. The effect of appreciation or devaluation of the real depends on our balance of assets and liabilities denominated in or indexed to foreign currencies. By contrast, the foreign exchange losses that we recorded on our overseas investments were not reflected in our expenses from financial intermediation, but rather those were recorded as an operating expense under other operating income (expense). During the first half of 2002, the foreign exchange gains we experienced were recognized as an operating revenue under other operating income (expense) rather than as revenues from financial intermediation.

     REVENUES FROM FINANCIAL INTERMEDIATION

     Revenues from financial intermediation include interest income on lending and leasing operations, income from marketable securities and derivative financial instruments, income from foreign exchange transactions and income from compulsory deposits.

     The following table shows the principal components of our consolidated revenues from financial intermediation for the six-month periods ended June 30, 2002 and 2003.

                                                              FOR THE SIX-MONTH PERIOD
                                                                   ENDED JUNE 30,
                                                              -------------------------
                                                                 2002          2003       % CHANGE
                                                              -----------   -----------   --------
                                                                 (IN MILLIONS OF R$)
Lending and leasing operations..............................   R$ 3,845      R$ 3,616       (6.0)%
Marketable securities and derivative financial
  instruments...............................................      2,143         1,573      (26.6)
Foreign exchange transactions...............................         68            95       39.7
Compulsory deposits.........................................         43           286      565.1
                                                               --------      --------
     Revenues from financial intermediation.................   R$ 6,099      R$ 5,570       (8.7)%
                                                               ========      ========

     Revenues from financial intermediation decreased 8.7% for the six-month period ended June 30, 2003 over the comparable period in 2002. The decrease was principally attributable to a decrease in our interest income in reais from our U.S. dollar-indexed loans and marketable securities due to currency loss as a result of the appreciation of the real in 2003. The principal components of revenues from financial intermediation are discussed below.

     Revenues from Lending and Leasing Operations. Revenues from lending and leasing operations decreased by 6.0% to R$ 3,616 million in the six-month period ended June 30, 2003 from R$ 3,845 million in the first half of 2002. This decrease was primarily due to the fact that the real appreciated 18.7% against the U.S. dollar during the six-month period ended June 30, 2003, compared with a devaluation of the real of 22.6% during the six-month period ended June 30, 2002. Appreciation of the real against the U.S. dollar decreases the amount, in real terms, of the interest we receive on our U.S. dollar-denominated or -indexed loans. These loans represent a significant portion of our loan portfolio; at June 30, 2003, 22.1% of our lending, leasing and other credits portfolio was denominated in or indexed to foreign currencies, primarily the U.S. dollar, compared with 25.9% at June 30, 2002.

     Revenues from Marketable Securities and Derivative Financial
Instruments. Income from our marketable securities portfolio, generally consisting of interbank investments and securities holdings, and from our derivative financial instruments portfolio, generally consisting of swaps and futures operations, includes interest income and realized gains and unrealized gains or losses from our securities and derivative financial instruments. The 26.6% decrease in income from marketable securities and derivative financial instruments was primarily due to the appreciation of the real against the U.S. dollar, which causes the value of our U.S. dollar-denominated or -indexed marketable securities and derivatives to decline in real terms. At June 30, 2003, 51.5% of our marketable securities portfolio was denominated in or indexed to foreign currencies, primarily the U.S. dollar, compared with 55.4% at June 30, 2002.

     The decrease in revenues from marketable securities and derivative financial instruments due to the appreciation of the real, was in part offset by mark-to-market adjustments in the value of our trading securities and derivative financial instruments portfolio. Our trading securities and derivative financial instruments portfolio presented an unrealized gain of R$ 212 million in the first half of 2003, compared to an unrealized loss of R$ 331 million in the first half of 2002, due to the general improvement in Brazilian market conditions in 2003 compared to the first half of 2002.

     For a discussion of the classification and components of our marketable securities portfolio and derivatives financial instruments portfolio, and the recognition of realized and unrealized gains and losses on these portfolios, see "-- Financial Condition -- Marketable Securities and Derivative Financial Instruments."

     Revenues from Foreign Exchange Transactions. Revenues from foreign exchange transactions, mainly related to import and export financings and interbank transactions, increased by 39.7% to R$ 95 million for the six-month period ended June 30, 2003, from R$ 68 million for the comparable period in 2002, primarily due to an increase in the volume of such import and export transactions and interbank transactions.

     Revenues from Compulsory Deposits. Revenues from our compulsory deposits with the Central Bank increased to R$ 286 million for the six-month period ended June 30, 2003, from R$ 43 million for the comparable period in 2002. This R$ 243 million increase was mainly due to the imposition of additional reserve requirements and the increase in the compulsory deposit requirements in June, August and October 2002, as well as the increase in the compulsory rate on saving deposits in June 2002, which resulted in an increase in our balance of compulsory deposits.

     EXPENSES ON FINANCIAL INTERMEDIATION

     Expenses on financial intermediation include interest expense on savings, time and interbank deposits, interest expense on securities issued abroad and interest expense on borrowings and local and foreign onlendings.

     The following table shows the principal components of our consolidated expenses on financial intermediation for the six-month periods ended June 30, 2002 and 2003.

                                                                FOR THE SIX-MONTH
                                                              PERIOD ENDED JUNE 30,
                                                              ---------------------
                                                                2002        2003      % CHANGE
                                                              ---------   ---------   --------
                                                               (IN MILLIONS OF R$)
Deposits, securities sold under repurchase agreements,
  resources from securities issued..........................  R$ 3,095    R$ 1,557     (49.7)%
Borrowings and onlendings...................................       451         251     (44.3)
                                                              --------    --------
  Expenses on financial intermediation (other than provision
     for lending, leasing and other credits losses).........  R$ 3,546    R$ 1,808     (49.0)%
                                                              ========    ========

     Expenses on financial intermediation (other than provision for lending, leasing and other credits losses) decreased by 49.0% to R$ 1,808 million for the six-month period ended June 30, 2003, from R$ 3,546 million in the first half of 2002.

     The decrease in expenses on financial intermediation for the six-month period ended June 30, 2003 was due to the appreciation of the real, which decreased our interest expense in reais, mainly on eurobonds issued abroad under our medium-term note program. The 49.0% decrease in expenses on financial intermediation (other than provision for lending, leasing and other credits losses) was partially offset by increased interest obligations relating to increases in our balance of time and savings deposits and local BNDES onlending.

     PROVISION FOR LENDING, LEASING AND OTHER CREDITS LOSSES

     At June 30, 2003, our consolidated allowance for lending, leasing and other credits losses was R$ 1,481 million, representing 5.7% of our consolidated credit risk, compared to R$ 1,591 million, representing 5.9% of our consolidated credit risk, at December 31, 2002. Our allowance for credit losses at June 30, 2003 was 6.9% less than our allowance for credit losses at December 31, 2002, while our credit portfolio itself (including off-balance sheet items such as the retained risk on credit card customer financing) decreased by 2.1% during the first half of 2003 as compared to the corresponding period in 2002. The credit quality of our portfolio improved primarily due to our application of a more restrictive credit policy to customers of Fininvest. The minimum allowance for each credit risk level is utilized as a general rule; however, based on the judgment and experience of management, higher percentages are used within each credit risk level as appropriate in order to more accurately evaluate the risk of certain clients, transactions or portfolios.

     The following table shows the principal components of our consolidated provision for lending, leasing and other credits losses, charge-offs and recoveries for the six-month periods ended June 30, 2002 and 2003. The 32.3% decrease in our provision for lending, leasing and other credits losses for the six-month period ended June 30, 2003, compared to the six-month period ended June 30, 2002, was primarily attributable to a decrease in credit risk in our loans denominated in or indexed to foreign currencies, primarily our dollar-indexed loans, due to the appreciation of the real in the first half of 2003. The appreciation of the real against the U.S. dollar reduced the potential delinquency rate on our U.S. dollar-indexed loans in real terms because the cost to our Brazilian borrowers of obtaining U.S. dollars with which to repay their U.S. dollar-denominated or -indexed loans was relatively lower. For the six-month period ended June 30, 2002, as a result of the devaluation of the real, we deemed it necessary to establish higher levels of provisioning for our loan portfolio, primarily for our U.S. dollar-indexed loans. The risk of default on these dollar-indexed loans was higher due to the devaluation of the real against the U.S. dollar in the first half of 2002, which increased the cost to our Brazilian borrowers in reais of repaying these loans. The decrease in our provision for lending, leasing and other credits losses in the first half of 2003 was also attributable to an improvement in the credit quality of Fininvest's credit portfolio due to the fact that we applied a more restrictive credit policy to customers of Fininvest.

                                                                FOR THE SIX-MONTH
                                                              PERIOD ENDED JUNE 30,
                                                              ----------------------
                                                                 2002        2003      % CHANGE
                                                              ----------   ---------   --------
                                                               (IN MILLIONS OF R$)
PROVISION FOR LENDING, LEASING AND OTHER CREDITS LOSSES.....    R$1,030      R$ 697     (32.3)%
Loan charge-offs............................................       (899)       (806)    (10.3)
Loan recoveries(1)..........................................        183         180      (1.6)
                                                                -------      ------
  Net charge-offs...........................................    R$ (716)     R$(626)    (12.6)%
                                                                =======      ======

---------------

(1) In accordance with Central Bank rules, loan recoveries are recorded as revenue from lending and leasing operations.

     Loan charge-offs decreased 10.3% for the six months ended June 30, 2003 compared to the same period in 2002, due to general improvement in the credit quality of our loan portfolio. Loan recoveries remained stable.

     The following tables show, by risk level, our consolidated total credits and allowance for lending, leasing and other credits losses, as of December 31, 2002 and June 30, 2003.

                                                                          AS OF DECEMBER 31, 2002
                                             ----------------------------------------------------------------------------------
                                                                 PAST DUE CREDITS
                                 % MINIMUM                ------------------------------
                                 ALLOWANCE    CURRENT       FALLING DUE       OVERDUE        TOTAL        TOTAL     % EFFECTIVE
RISK LEVEL                       REQUIRED    CREDITS(1)   INSTALLMENTS(2)   INSTALLMENTS   CREDITS(3)   ALLOWANCE    ALLOWANCE
----------                       ---------   ----------   ---------------   ------------   ----------   ---------   -----------
                                                            (IN MILLIONS OF R$, EXCEPT PERCENTAGES)
AA.............................       --%     R$ 9,331         R$ --          R$   --       R$ 9,331     R$   --          --%
A..............................      0.5         7,753            --               --          7,753          48         0.6
B..............................      1.0         2,360           148              200          2,708          34         1.3
C..............................      3.0         4,201           182              155          4,538         227         5.0
D..............................     10.0           561           119              115            795         128        16.1
E..............................     30.0           178            82              183            443         157        35.4
F..............................     50.0            47            75              105            227         127        55.6
G..............................     70.0           161            49              125            335         249        74.5
H..............................    100.0%          179           130              312            621         621       100.0%
                                              --------         -----          -------       --------     -------
  Total........................                 24,771           785            1,195         26,751       1,591
                                              ========         =====          =======       ========     =======
  % total risk.................                                                                              5.9%

---------------

(1) Includes amounts overdue up to 14 days.

(2) Past due credits consist of loan operations which have one or more installments in arrears. For the purposes of this table we show "overdue installments", which are installments that are already in arrears, and "falling due" installments, which are not in arrears.

(3) The amount of R$ 26,751 million for our lending, leasing and other credits portfolio includes guarantees honored and receivables for sale of assets, notes and credits recorded in Other Credits in the amount of R$ 578 million; and off-balance sheet credit risks in the amount of R$ 193 million. The Central Bank does not classify Other Credits as loans but part of the Other Credits are subject to our allowance for credit losses allocation. Other Credits that are subject to allowance for lending, leasing and other credits losses include receivables from sale of assets and notes, credit receivables and guarantees honored.

                                                                            AS OF JUNE 30, 2003
                                             ----------------------------------------------------------------------------------
                                                                 PAST DUE CREDITS
                                 % MINIMUM                ------------------------------
                                 ALLOWANCE    CURRENT       FALLING DUE       OVERDUE        TOTAL        TOTAL     % EFFECTIVE
RISK LEVEL                       REQUIRED    CREDITS(1)   INSTALLMENTS(2)   INSTALLMENTS   CREDITS(3)   ALLOWANCE    ALLOWANCE
----------                       ---------   ----------   ---------------   ------------   ----------   ---------   -----------
                                                            (IN MILLIONS OF R$, EXCEPT PERCENTAGES)
AA.............................       --%     R$ 9,036         R$ --          R$   --       R$ 9,036     R$   --          --%
A..............................      0.5         8,873            --               --          8,873          72         0.8
B..............................      1.0         2,228           128              253          2,609          35         1.3
C..............................      3.0         2,718           241              236          3,195         121         3.8
D..............................     10.0           537           292              162            991         216        21.8
E..............................     30.0           110            74              118            302         100        33.0
F..............................     50.0           131            91              180            402         206        51.2
G..............................     70.0            39            42              112            193         137        71.3
H..............................    100.0%          165            93              336            594         594       100.0%
                                              --------         -----          -------       --------     -------
  Total........................               R$23,837         R$961          R$1,397       R$26,195     R$1,481
                                              ========         =====          =======       ========     =======
  % total risk.................                                                                              5.7%

---------------

(1) Includes amounts overdue up to 14 days.

(2) Past due credits consist of loan operations which have one or more installments in arrears. For the purposes of this table we show "overdue installments", which are installments that are already in arrears, and "falling due" installments, which are not in arrears.

(3) The amount of R$ 26,195 million for our lending, leasing and other credits portfolio includes guarantees honored and receivables for sale of assets, notes and credits recorded in Other Credits in the amount of R$ 630 million; and off-balance sheet credit risks in the amount of R$ 288 million. The Central Bank does not classify Other Credits as loans but part of the Other Credits are subject to our allowance for credit losses allocation. Other Credits that are subject to allowance for lending, leasing and other credits losses include receivables from sale of assets and notes, credit receivables and guarantees honored.

OTHER OPERATING INCOME (EXPENSE)

     The following table shows the principal components of our consolidated other operating income (expense) for the six-month periods ended June 30, 2002 and 2003.

                                                              FOR THE SIX-MONTH PERIOD
                                                                   ENDED JUNE 30,
                                                              -------------------------
                                                                 2002          2003       % CHANGE
                                                              -----------   -----------   --------
                                                                 (IN MILLIONS OF R$)
Services rendered...........................................   R$ 1,234      R$ 1,369       10.9%
Insurance, annuity products and retirement plans premiums...      1,029         1,572       52.8
Changes in technical provisions for insurance, annuity
  products and retirement plans.............................       (312)         (820)     162.8
Insurance claims............................................       (352)         (394)      11.9
Private retirement plans benefits expenses..................       (198)         (262)      32.3
Selling, other insurance and private retirement plans
  expenses..................................................        (74)         (132)      78.4
Credit card selling expenses................................       (112)         (109)      (2.7)
Salaries, benefits, training and social security............       (801)         (822)       2.6
Other administrative expenses...............................     (1,256)       (1,340)       6.7
Financial transactions and other taxes......................       (310)         (321)       3.5
Equity in the results of associated companies...............        (11)            5         --
Other operating income......................................        700           258      (63.1)
Other operating expenses....................................       (358)       (1,046)     192.2
                                                               --------      --------
  Other operating income (expense), net.....................   R$  (821)     R$(2,042)     148.7
                                                               ========      ========

     SERVICES RENDERED

     The following table shows the principal components of our consolidated revenues from services rendered for the six-month periods ended June 30, 2002 and 2003.

                                                                FOR THE SIX-MONTH
                                                              PERIOD ENDED JUNE 30,
                                                              ----------------------
                                                                2002         2003      % CHANGE
                                                              ---------   ----------   --------
                                                               (IN MILLIONS OF R$)
Banking tariffs and other fees and commissions..............   R$  608      R$  739      21.5%
Credit card fees............................................       507          484      (4.5)
Assets under management fees................................       119          146      22.7
                                                               -------      -------
  Services rendered.........................................   R$1,234      R$1,369      10.9
                                                               =======      =======

     Revenues from services rendered increased 10.9% for the six-month period ended June 30, 2003 compared to the first half of 2002. Banking tariffs (consisting primarily of fees from services provided to our checking account customers) and other fees and commissions increased 21.5%, largely due to the increase in our retail banking customer base as a result of the ContAtiva organic growth initiative and fees from advising on merger and acquisition transactions in Brazil. The ContAtiva initiative has resulted in improved activation rates and average number of products per customer. The initial goal of the ContAtiva initiative was to add 1.8 million new accounts by the end of 2003. We achieved this target in February 2003, well ahead of schedule. Following the initial ContAtiva program, we launched ContAtiva 2 in February 2003, aimed at attracting 3.6 million new accounts over the coming five years. During the first half of 2003, we added 346,000 new accounts as a result of ContAtiva 2. Growth in revenues from services rendered was also driven by a 22.7% increase in fees from assets under management, since we began providing administration services in April 2003 to an asset manager which manages an important Brazilian private pension fund. By contrast, we experienced a 4.5% decrease in credit card fees, primarily as a result of the transfer of a portfolio from a Credicard affiliate in the fourth quarter of 2002 due to the Credicard affiliate's loss of an important client in that quarter.

     INSURANCE, ANNUITY PRODUCTS AND PRIVATE RETIREMENT PLANS PREMIUMS

     Insurance, annuity products and retirement plan premiums increased 52.8% for the six-month period ended June 30, 2003 over the comparable period in 2002, primarily in insurance and private retirement plan products. This increase was primarily a result of improvement in sales of corporate insurance policies in the wholesale segment, especially in the aviation industry, and policies to provide financial coverage on credit cards. Private retirement plan premiums increased due to strong sales of our PGBL and VGBL plans. PGBL, or Plano Gerador de Beneficios Livres, introduced in 1998, enable customers to save for retirement while receiving some tax deductions and may also include insurance coverage in the event of death, accident or disability. VGBL, or Vida Gerador de Beneficios Livres, introduced at the end of March 2002 and launched in September 2002, combine life insurance with investment benefits for the policy holder, enabling the insured party to redeem the invested amount at any time, while still offering coverage in the event of death, accident or disability. As a result of the higher volume of private retirement plans, private retirement plan benefits expenses increased 32.3% for the six months ended June 30, 2003 compared to the same period in 2002. Insurance claims increased 11.9% for the six months ended June 30, 2003 compared to the same period in 2002.

     CHANGES IN TECHNICAL PROVISIONS FOR INSURANCE, ANNUITY AND RETIREMENT PLANS

     Changes in technical provisions for insurance, annuity and retirement plans increased 162.8% for the six-month period ended June 30, 2003 over the comparable period in 2002, as a result of higher volume in sales of insurance, annuity products and retirement plans. We recognize financial expenses from private retirement plans in changes in technical provisions, annuity products and retirement plans. We recognize financial revenues from private retirement plans as revenues from financial intermediation, since technical reserves are invested in marketable securities.

     CREDIT CARD SELLING EXPENSES

     Credit card selling expenses relate to sales of credit cards to new customers. Credit card selling expenses decreased slightly by 2.7% for the six-month period ended June 30, 2003, compared to the first half of 2002.

     SALARIES, BENEFITS, TRAINING AND SOCIAL SECURITY

     Salaries, benefits, training and social security expenses increased 2.6% for the six months ended June 30, 2003 over the first half of 2002. We maintained this low rate of increase despite a 7.0% increase in salaries pursuant to the bank employee collective bargaining agreement in September 2002, which was partially offset by a 4.9% decrease in the number of employees. The relatively small increase in salaries, benefits, training and social security expenses reflects the cost control initiatives implemented by our Investments, Projects and Cost Monitoring Committees and the back office synergies we have achieved through combining the back office operations of some of our businesses. This synergy gain is particularly evident for Fininvest, which is benefiting from our re-engineering of its operational procedures.

     OTHER ADMINISTRATIVE EXPENSES

     Other administrative expenses increased 6.7% for the six months ended June 30, 2003 compared to the first half of 2002, primarily due to:

     - higher rents due to adjustments in our leases;

     - higher energy costs and higher costs for rental and maintenance of software and telecommunication equipment;

     - higher expenses associated with marketing campaigns; and

     - increased costs relating to higher processing volumes in our credit card subsidiaries, such as Unicard and Redecard, and an increase in data processing rates.

     This 6.7% increase in other administrative expenses is relatively small compared to the 16.6% inflation rate as measured by the IPCA for the period July 2002 to June 2003, which we believe demonstrates the efficiency of our cost control program.

     OTHER OPERATING INCOME

     Other operating income was R$ 258 million in the first six months of 2003, a 63.1% decrease from R$ 700 million for the comparable period in 2002. This decrease was mainly due to the fact that we recognized a R$ 513 million foreign exchange gain on our overseas investments due to the impact of the devaluation of the real in the first half of 2002, which had the effect of increasing our other operating income for the six months ended June 30, 2002. For the same period in 2003, we recognized a R$ 642 million foreign exchange loss on our overseas investments due to the appreciation of the real. This R$ 642 million loss is recognized as part of other operating expenses.

     OTHER OPERATING EXPENSES

     Other operating expenses increased 192.2% to R$ 1,046 million for the first six months of 2003 from R$ 358 million for the comparable period in 2002. This increase was primarily due to a R$ 642 million foreign exchange loss on our overseas investments for the six months ended June 30, 2003. For the same period in 2002, we recognized a R$ 513 million foreign exchange gain on our overseas investments as part of other operating income. We also had a R$ 53 million increase in provision for contingencies, relating to our employees and civil litigation, to R$ 167 million for the six months ended June 30, 2003 from R$ 114 million for the same period in 2002.

NON-OPERATING INCOME (EXPENSE), NET

     Non-operating income (expense), net, totaled a gain of R$ 16 million in the first six months of 2003, compared to a loss of R$ 7 million in the first six months of 2002, due to higher income from non-operating transactions compared to losses on non-operating transactions such as the sale of fixed and foreclosed assets.

     INCOME TAX AND SOCIAL CONTRIBUTION

     We had R$ 371 million of income tax and social contribution expenses for the six months ended June 30, 2003, compared to R$ 49 million for the same period in 2002, mainly due to the impact of foreign exchange variations on our overseas investments. During the six months ended June 30, 2003, we hedged our foreign investments in the amount of R$ 2.7 billion based on the interbank deposit interest rate. We had a gain of R$ 605 million on these hedges, which partially offset our foreign exchange losses on our overseas investments due to the appreciation of the real. However, gains on hedges are taxed, whereas foreign exchange losses on our overseas investments are not tax-deductible. Therefore we had R$ 387 million in tax expenses primarily as a result of foreign exchange losses on our overseas investments in the first half of 2003, which increased the income tax and social contribution for the six months ended June 30, 2003, compared with the foreign exchange gains on our overseas investments, which decreased the income tax and social contribution for the six months ended June 30, 2002 since foreign exchange gains are not taxable. This R$ 387 million tax expense was partially offset by a tax deduction for the R$ 76 million increase in interest paid on capital to R$ 84 million for the six months ended June 30, 2003 from R$ 8 million for the same period in 2002.

     Income before taxes (after deducting profit sharing) increased R$ 344 million to R$ 938 million for the six months ended June 30, 2003 from R$ 594 million for the comparable period in 2002. Simply applying the statutory tax rate of 34% to the R$ 344 million increase in our income before taxes (after deducting profit sharing) for the six-month period ended June 30, 2003 compared to the same period in 2002, we would have experienced an increase of R$ 117 million in our income tax and social contribution, rather than the R$ 322 million increase we actually experienced.

FINANCIAL CONDITION

     ASSETS AND LIABILITIES

     The following table shows at June 30, 2003, the composition of our assets, liabilities, stockholders' equity and derivative financial instruments by currency, presented in accordance with Brazilian GAAP. The information below may not reflect the net exposure at other times and may not represent the future impact on our results. Furthermore, we may change our exposure due to changes in market conditions or management's decisions.

                                                               AS OF JUNE 30, 2003
                                               ---------------------------------------------------
                                                  R$      FOREIGN CURRENCY    TOTAL     PERCENTAGE
                                               --------   ----------------   --------   ----------
                                                     (IN MILLIONS OF R$, EXCEPT PERCENTAGES)
Assets:
  Cash and due from banks....................  R$   540      R$    257       R$   797       1.2%
  Interbank investments......................     6,577          1,753          8,330      12.6
  Marketable securities and financial
     instruments.............................     7,916          8,410         16,326      24.7
  Interbank accounts.........................     4,831            144          4,975       7.5
  Lending, leasing and other credits
     portfolio(1)............................    18,955          5,471         24,426      37.0
  Other assets...............................    10,137          1,100         11,237      17.0
                                               --------      ---------       --------     -----
     Total...................................  R$48,956      R$ 17,135       R$66,091     100.0%
                                               ========      =========       ========     =====
  Percentage of total assets.................      74.1%          25.9%         100.0%

  Liabilities and Stockholders' Equity:
     Deposits................................  R$22,422      R$  1,556       R$23,978      36.3%
     Securities sold under repurchase
       agreements............................     4,821            498          5,319       8.0
     Resources from securities issued........       718          3,742          4,460       6.8
     Interbank accounts......................       802             40            842       1.3
     Borrowings and onlendings...............     5,108          4,824          9,932      15.0
     Other liabilities.......................    10,356          3,603         13,959      21.1
     Minority interest.......................       754             --            754       1.1
     Stockholders' equity....................     6,847             --          6,847      10.4
                                               --------      ---------       --------     -----
       Total.................................  R$51,828      R$ 14,263       R$66,091     100.0%
                                               ========      =========       ========     =====
  Percentage of total liabilities and
     stockholders' equity....................      78.4%          21.6%         100.0%

                                                                       NET EXPOSURE
                                                              ------------------------------
Derivative financial instruments
  Swap contracts
     Assets position, net...................................  R$ 1,743   R$    --   R$ 1,743
     Liabilities position, net..............................        --     (1,537)    (1,537)
                                                              --------   --------   --------
  Swap contracts with daily reset
     Assets position, net...................................        --      2,756      2,756
     Liabilities position, net..............................    (2,782)        --     (2,782)
                                                              --------   --------   --------
  Future contracts
     Assets position, net...................................     2,571         --      2,571
     Liabilities position, net..............................        --     (2,591)    (2,591)
                                                              --------   --------   --------
  Option contracts
     Purchases..............................................       126         97        223
     Sales..................................................       (33)       (52)       (85)
                                                              --------   --------   --------
  Leasing...................................................        --        (58)       (58)
                                                              ========   ========   ========

---------------

(1) The total of R$ 24,426 million for our lending, leasing and other credits portfolio excludes (i) off-balance sheet credits in the amount of R$ 288 million, and (ii) our allowance for lending, leasing and other credits losses in the amount of R$ 1,481 million.

     LIQUIDITY AND FUNDING

     Our current funding strategy is to use all sources of funding in accordance with their costs and availability and our general assets and liabilities management strategy. Our asset and liability management policy seeks to ensure that sufficient liquidity is available to honor withdrawals of deposits, make repayments at maturity of other liabilities, extend loans or other forms of credit to our customers, and meet our own working capital needs. The minimum amount of liquidity is determined by the reserve requirements established by the Central Bank. For more details about Central Bank reserve requirements and their effects on our liquidity, see "-- Macroeconomic Factors Affecting Our Financial Condition and Results of Operations -- Effects of Government Regulation on Our Financial Condition and Results of Operations." We meet these requirements by maintaining a proper balance between maturity distribution and diversity of sources of funds.

     Our treasury department is responsible for managing our funding and liquidity positions, as well as for the execution of our investment objectives. The treasury department covers any shortfall through taking in additional deposits and by borrowing from the interbank market. It seeks to maximize the efficient use of our deposit base by investing any surplus in liquid investments in the interbank market. Our treasury department works with exposure limits established by the financial committee.

     The following table shows our liabilities as of December 31, 2002, June 30, 2002 and June 30, 2003.

                                            AS OF               AS OF               AS OF
                                      DECEMBER 31, 2002     JUNE 30, 2002       JUNE 30, 2003
                                      -----------------   -----------------   -----------------
                                      BALANCE    TOTAL%   BALANCE    TOTAL%   BALANCE    TOTAL%
                                      --------   ------   --------   ------   --------   ------
                                               (IN MILLIONS OF R$, EXCEPT PERCENTAGES)
Demand deposits.....................  R$ 3,251     4.8    R$ 2,714     4.8    R$ 3,133     5.4
Saving deposits.....................     5,722     8.4       4,951     8.8       5,435     9.3
Interbank deposits..................        79     0.1          61     0.1          84     0.1
Time deposits.......................    16,936    24.8      13,677    24.3      15,326    26.2
                                      --------   -----    --------   -----    --------   -----
  Total Deposits....................    25,988    38.1      21,403    38.0      23,978    41.0
                                      ========   =====    ========   =====    ========   =====
Securities sold under repurchase
  agreements........................    13,806    20.3       6,833    12.1       5,319     9.1
Mortgage notes(1)...................       648     1.0         456     0.8         718     1.2
Eurobonds and commercial paper......     3,067     4.5       3,504     6.2       3,742     6.4
Trade finance lines.................     4,097     6.0       3,821     6.8       3,255     5.6
Other borrowings....................     1,635     2.4       2,209     3.9       1,209     2.1
Local and foreign onlendings........     5,332     7.8       4,729     8.4       5,468     9.3
Subordinated debt...................       932     1.4         578     1.0         823     1.4
Sale of right of receipt of future
  flow of payment orders abroad.....     1,413     2.1       1,138     2.0       1,772     3.0
Other liabilities...................    11,185    16.4      11,720    20.8      12,206    20.9
                                      --------   -----    --------   -----    --------   -----
  Total Liabilities.................  R$68,103   100.0%   R$56,391   100.0%   R$58,490   100.0%
                                      ========   =====    ========   =====    ========   =====

---------------

(1) Notes issued in the Brazilian market, entirely collateralized by real estate loans.

     Our main sources of funding are deposits and funds obtained in the open market.

     DEPOSITS

     Our deposits are our most important source of funding, representing 41.0% of our total liabilities at June 30, 2003. Our deposits consist primarily of real-denominated time, savings and demand deposits. The 7.7% decrease in total deposits at June 30, 2003 compared to December 31, 2002 was partially due to the seasonal effect of an increase in total deposits at the end of the year because of the payment of an additional month of extra wages to all public and private employees in Brazil, as required by Brazilian labor law. This caused our balance of total deposits at December 31, 2002 to be higher than at June 30, 2003.

     TRADE FINANCE CREDIT LINES

     Trade finance credit lines from correspondent banks represent an important source of funding for us. Substantially all of these trade finance credit lines are denominated in U.S. dollars. We have historically funded our foreign currency trade loans from foreign currency lines with correspondent banks. Under our existing credit lines, at June 30, 2003 we had mainly drawn R$3,139 million of short-term (up to 360 days) funds. The 20.6% decrease in trade finance credit lines at June 30, 2003 compared to December 31, 2002 was due to the appreciation of the real against the U.S. dollar, which reduced the balance of our U.S. dollar-denominated trade finance lines, measured in reais.

     OTHER FUNDINGS

     Eurobonds and commercial paper. At June 30, 2003, we had R$3,742 million of eurobonds and commercial paper outstanding, which were denominated in U.S. dollars and other foreign currencies. We used the proceeds of these obligations for general lending purposes, mainly to our Brazilian clients. R$ 3,114 million of these obligations will mature in the next twelve months. The 22.0% increase in our balance of eurobonds and commercial paper was mainly due to the general improvement of the Brazilian economy and a decrease in the perception of Brazilian country risk, which enabled us to issue more eurobonds under our medium-term notes program. This was partially offset by a decrease in the balance of our eurobonds as measured in reais due to appreciation of the real.

     In 2003, we had the following issuances of Eurobonds under our medium-term note program. Such capital-raising activities present decreasing costs of funding over the duration of the medium-term note program:

                          AGGREGATE
     ISSUE DATE        PRINCIPAL AMOUNT   MATURITY DATE     INTEREST RATE
---------------------  ----------------  ----------------   -------------
January 2003           US$100 million     January 2004         6.875%
February 2003          E50 million          July 2003          6.750%
February 2003          US$100 million     November 2003        6.000%
March 2003             US$125 million    September 2003        5.000%
April 2003             US$100 million      April 2004          5.250%
May 2003               US$75 million      November 2004        5.625%
May 2003               E75 million          May 2004           5.375%

     Securitization of U.S. dollar payment orders. In June 2003, Unibanco launched a securitization transaction in the amount of US$225 million. This issuance is in addition to the securitization transaction in the amount of US$400 million launched in May 2002. At June 30, 2003, we had outstanding
R$ 1,772 million of liabilities representing our sale of rights of receipt of future flow of payment orders abroad. The securitized assets consisted of U.S. dollar payment orders, generally referred to as SWIFT MT-100 payments, received and processed by Unibanco through its correspondent banks. The issuance will mature on July 15, 2009 and has two tranches, respectively consisting of Series 2003-1 Notes with quarterly payments at a rate equal to U.S. dollar LIBOR plus a spread of 4.25%, and Series 2003-2 Notes with quarterly interest payments at a rate equal to 6.15% per annum.

     Mortgaged-backed notes. At June 30, 2003, we had R$ 718 million of outstanding mortgage-backed notes, of which R$ 712 million will mature in the next twelve months.

     Onlendings. At June 30, 2003, we had outstanding R$ 5,468 million in local and foreign onlendings, which consist primarily of real-denominated amounts borrowed from the National Economic Development Bank -- BNDES and the National Industrial Financing Authority -- FINAME for loans, primarily in reais, extended to our Brazilian clients for investments mainly in fixed assets. R$ 1,764 million in local and foreign onlendings obligations will mature in the next twelve months. The increase of 2.6% on our balance of local and foreign onlendings obligations to R$ 5,468 million at June 30, 2003 from R$ 5,332 million at December 31, 2002 was due partially to a US$67.5 million loan we borrowed from the International Finance Corporation for onlending to our Brazilian clients in the export business.

     Subordinated debt. At June 30, 2003, we had outstanding R$ 823 million in subordinated debt, including R$ 575 million of step-up subordinated callable notes, which are denominated in U.S. dollars, and R$ 248 million of subordinated time deposits, which are denominated in reais. The step-up subordinated callable notes were issued by our Grand Cayman branch and have a scheduled maturity date of April 30, 2012. These notes have a ten-year term, pay interest semi-annually, and can be totally, but not partially, redeemed in April 2007 or on each subsequent interest payment date. The notes bear interest at 9.375% per annum in the first five years, and 11.79% per annum thereafter. The subordinated time deposits will mature in December 2012 and are redeemable after December 2007. The deposits bear interest at 102% of the interbank deposits rate. The subordinated notes are considered Tier 2 capital for regulatory purposes. The reduction of 11.7% on the balance of subordinated debt at June 30, 2003 compared to at December 31, 2002 was due to the appreciation of the real in 2003.

     Our debt obligations are summarized by maturity as follows:

                                                                      PAYMENTS DUE BY PERIOD
                                                             ----------------------------------------
                                                             LESS THAN
DEBT OBLIGATIONS                                   TOTAL     ONE YEAR    1 TO 3 YEARS   AFTER 3 YEARS
----------------                                  --------   ---------   ------------   -------------
                                                                  (IN MILLIONS OF R$)
Eurobonds and commercial paper..................  R$ 3,742    R$3,114      R$  560         R$   68
Mortgage notes(1)...............................       718        711            7              --
Borrowings(2)...................................     4,464      4,029          404              31
Onlending in Brazil -- Governmental Agencies....     5,203      1,702        1,858           1,643
Foreign onlending...............................       265         62           72             131
Subordinated debt...............................       823          9           --             814
  Total debt obligations........................  R$15,215    R$9,627      R$2,901         R$2,687

---------------

  (1) Notes issued in the Brazilian market, entirely collateralized by real estate loans.

  (2) Consists primarily of R$ 3,255 of trade finance lines.

     STOCKHOLDERS' EQUITY

     Our stockholders' equity increased to R$ 6,847 million at June 30, 2003 from R$ 6,559 million at December 31, 2002. The increase primarily reflects net income of R$ 491 million for the six-month period ended June 30, 2003, partially offset by payment of dividends of R$ 196 million, in the form of interest on our own capital.

     MARKETABLE SECURITIES AND DERIVATIVE FINANCIAL INSTRUMENTS

     Marketable securities. The following table shows the securities portfolio classification and its marked-to-market adjustments at June 30, 2003.

CLASSIFICATION OF SECURITIES                                  BOOK VALUE   % OF PORTFOLIO
----------------------------                                  ----------   --------------
                                                                  (IN MILLIONS OF R$,
                                                                  EXCEPT PERCENTAGES)
Trading.....................................................   R$ 5,582          35%
Available for sale..........................................      5,051          32%
Held to maturity............................................      5,183          33%
                                                               --------         ----
  Total.....................................................   R$15,816         100%
                                                               ========         ====

     The balance of securities held to maturity, composed largely by securities indexed to foreign exchange rate variation, dropped as a result of the 18.7% appreciation of the real against the U.S. dollar during the six-month period ended June 30, 2003. The following table shows the changes in the securities portfolio during the six-month period ended June 30, 2003.

                                             FOREIGN
                                 BALANCE    EXCHANGE                                                     BALANCE
CHANGES IN SECURITIES PORTFOLIO   DEC-02    VARIATION   INTEREST   MATURITY(1)   PURCHASES    SALES      JUN-03
-------------------------------  --------   ---------   --------   -----------   ---------   --------   ---------
                                                         (IN MILLIONS OF R$)
Trading......................    R$ 5,142   R$  (371)   R$  424     R$(1,514)     R$6,198    R$(4,400)  R$  5,479
Available for sale...........       6,800       (360)       650         (824)       1,441      (2,479)      5,228
Held to maturity.............       6,610     (1,198)       272       (1,099)         598          --       5,183
                                 --------   --------    -------     --------      -------    --------   ---------
Total........................    R$18,552   R$(1,929)   R$1,346     R$(3,437)     R$8,237    R$(6,879)  R$ 15,890
                                 ========   ========    =======     ========      =======    ========   =========

---------------

(1) Interest payments and redemptions at maturity.

     Marketable securities are classified into three categories accounted for as follows:

     - Trading securities -- acquired for trading purposes. These are stated at cost plus accrued interest and adjusted to their fair values and unrealized gains and losses are recognized currently in earnings.

     - Securities available for sale -- acquired as part of the strategy for the risk management of market risks. These are sold as a result of the changes in the interest rates, for changes in payments conditions or other factors. They are stated at cost plus accrued interest and adjusted to their fair value, with the related income recognized currently and unrealized gains and losses recorded as a separate component of stockholders' equity, net of applicable taxes, in "Unrealized gains and losses -- marketable securities and derivative financial instruments". The realized gains and losses are recognized based on the applicable trade date in a contra account in the stockholders' equity line item.

     - Securities held to maturity -- marketable securities for which there is an intention and financial ability to hold them to maturity. These are held at cost plus accrued interest.

     Derivative financial instruments (assets and liabilities). Derivative financial instruments are classified based on Unibanco's intent to use them for hedging or non-hedging purposes.

     - Transactions involving derivative financial instruments to meet customer needs or for Unibanco's own purposes that do not meet hedging accounting requirements established by the Central Bank, and primary derivatives used to manage overall exposure, are accounted for at fair value with unrealized gains and losses recognized currently in earnings.

     - Derivative financial instruments designed for hedging or to modify characteristics of financial assets or liabilities and that are (i) highly correlated with respect to changes in fair value in relation to the fair value of the item being hedged, both at inception date and over the life of the contract, and (ii) effective at reducing the risk associated with the exposure being hedged, are classified as hedges as follows:

      - Fair value hedge. The financial assets and liabilities, and the corresponding derivative financial instruments, are accounted for at fair value and offsetting gains or losses are recognized currently in earnings.

      - Cash flow hedge. The effective hedge portion of financial assets and liabilities and the respective derivative financial instruments are accounted for at fair value and unrealized gains and losses recorded as a separate component of stockholders' equity, net of applicable taxes, in "Unrealized gains and losses -- marketable securities and derivative financial instruments". The non-effective hedge portion, when applicable, is recognized currently in earnings.

     MARKETABLE SECURITIES

     Trading assets. The following table shows the components of our trading assets portfolio at December 31, 2002 and at June 30, 2003.

                                                AS OF DECEMBER 31, 2002         AS OF JUNE 30, 2003
                                              ---------------------------   ---------------------------
TRADING SECURITIES                            AMORTIZED COST   FAIR VALUE   AMORTIZED COST   FAIR VALUE
------------------                            --------------   ----------   --------------   ----------
                                                                 (IN MILLIONS OF R$)
Federal Government..........................     R$3,414        R$3,229        R$3,075        R$3,165
  Financial Treasury Bills (LFT)............         670            668            807            808
  Treasury Bills (LTN)......................         514            509            924            924
  Central Bank Notes (NBC)..................       1,188          1,111            680            717
  Treasury Notes (NTN)......................       1,042            941            664            716
Mutual Funds(1).............................       1,285          1,285          1,873          1,873
                                                 -------        -------        -------        -------
Other.......................................         443            443            531            544
                                                 -------        -------        -------        -------
Total.......................................     R$5,142        R$4,957        R$5,479        R$5,582
                                                 =======        =======        =======        =======

---------------

(1) Open mutual funds are substantially held in the form of investments in insurance, annuity products and private retirement companies, and their portfolios are represented principally by Brazilian federal government securities.

     Trading securities are classified as current assets, independent of their maturity dates, since these securities are actively and frequently traded.

     Securities available for sale. The following table shows the components of our securities available for sale portfolio at December 31, 2002 and at June 30, 2003 by type and maturity.

                                      AS OF DECEMBER 31, 2002                 AS OF JUNE 30, 2003
                                -----------------------------------   -----------------------------------
                                AMORTIZED   FAIR VALUE                AMORTIZED   FAIR VALUE
SECURITIES AVAILABLE FOR SALE     COST      ADJUSTMENT   FAIR VALUE     COST      ADJUSTMENT   FAIR VALUE
-----------------------------   ---------   ----------   ----------   ---------   ----------   ----------
                                                           (IN MILLIONS OF R$)
Federal Government............   R$2,028      R$(146)     R$1,882      R$1,709      R$ (16)     R$1,693
  Financial Treasury Bills
     (LFT)....................       645         (18)         627          659           4          663
  Central Bank Notes (NBC)....     1,007        (107)         900          598           3          601
  Treasury Notes (NTN)........       305          (7)         298          366          --          366
Others........................        71         (14)          57           86         (23)          63
Brazilian Sovereign Bonds.....       858        (132)         726          176         (47)         129
Corporate Debt Securities.....     3,004         (82)       2,922        2,556         (76)       2,480
  Debentures..................     2,472         (60)       2,412        2,275         (57)       2,218
  Eurobonds...................       326         (12)         314          175         (10)         165
  Others......................       206         (10)         196          106          (9)          97
Bank Debt Securities..........       474         (17)         457          386          (7)         379
  Eurobonds...................       341         (17)         324          261          (7)         254
  Mortgage Notes..............       103          --          103          105          --          105
  Time Deposits...............        25          --           25           18          --           18
  Others......................         5          --            5            2          --            2

                                      AS OF DECEMBER 31, 2002                 AS OF JUNE 30, 2003
                                -----------------------------------   -----------------------------------
                                AMORTIZED   FAIR VALUE                AMORTIZED   FAIR VALUE
SECURITIES AVAILABLE FOR SALE     COST      ADJUSTMENT   FAIR VALUE     COST      ADJUSTMENT   FAIR VALUE
-----------------------------   ---------   ----------   ----------   ---------   ----------   ----------
                                                           (IN MILLIONS OF R$)
Marketable Equity
  Securities(1)...............       255         (12)         243          199         (31)         168
Mutual Funds..................       181          --          181          202          --          202
                                 -------      ------      -------      -------      ------      -------
Total.........................   R$6,800      R$(389)     R$6,411      R$5,228      R$(177)     R$5,051
                                 =======      ======      =======      =======      ======      =======

---------------

(1) Open mutual funds are substantially held in the form of investments in insurance, annuity products and private retirement companies, and their portfolios are represented principally by Brazilian federal government securities.

                                                AS OF DECEMBER 31, 2002         AS OF JUNE 30, 2003
                                              ---------------------------   ---------------------------
MATURITY -- SECURITIES AVAILABLE FOR SALE     AMORTIZED COST   FAIR VALUE   AMORTIZED COST   FAIR VALUE
-----------------------------------------     --------------   ----------   --------------   ----------
                                                                   (IN MILLIONS OF R$)
Up to 3 months..............................     R$  338        R$  334        R$  695        R$  696
From 3 months to 1 year.....................       1,450          1,396            698            677
From 1 to 3 years...........................       1,489          1,366          1,171          1,139
From 3 to 5 years...........................       1,792          1,696          1,392          1,338
From 5 to 15 years..........................       1,212          1,125            718            691
More than 15 years..........................          70             70            138            138
No stated maturity(1).......................         449            424            416            372
                                                 -------        -------        -------        -------
Total.......................................     R$6,800        R$6,411        R$5,228        R$5,051
                                                 =======        =======        =======        =======

---------------

(1) Refers to marketable equity securities and open mutual funds.

     Securities held to maturity. The following table shows the components of our securities held to maturity portfolio at December 31, 2002 and at June 30, 2003 by type and maturity.

                                                          AS OF DECEMBER 31, 2002   AS OF JUNE 30, 2003
                                                          -----------------------   -------------------
SECURITIES HELD TO MATURITY                                              AMORTIZED COST
---------------------------                               ---------------------------------------------
                                                                       (IN MILLIONS OF R$)
Federal Government......................................          R$5,900                 R$4,305
  Central Bank Notes (NBC)..............................            2,359                   1,600
  Treasury Notes (NTN)..................................            3,522                   2,688
  Others................................................               19                      17
Brazilian Sovereign Bonds...............................              306                     474
Corporate Debt Securities...............................              404                     360
Bank Debt Securities....................................               --                      44
                                                                  -------                 -------
Total...................................................          R$6,610                 R$5,183
                                                                  =======                 =======

                                                         AS OF DECEMBER 31, 2002     AS OF JUNE 30, 2003
                                                        --------------------------   -------------------
MATURITY -- HELD TO MATURITY                                             AMORTIZED COST
----------------------------                            ------------------------------------------------
                                                                      (IN MILLIONS OF R$)
Up to 3 months........................................           R$  334                   R$  586
From 3 months to 1 year...............................             1,383                     1,235
From 1 to 3 years.....................................             4,120                     2,391
From 3 to 5 years.....................................               722                       804
From 5 to 15 years....................................                51                       167
                                                                 -------                   -------
Total.................................................           R$6,610                   R$5,183
                                                                 =======                   =======

     CREDIT PORTFOLIO

     As a leading private sector commercial bank, substantially all of our credit operations are related to the private sector. Our outstanding loans under our lending, leasing and other credits portfolio are to private sector businesses, primarily engaged in industrial, commercial, service or agricultural activities, and to individuals, primarily in connection with overdraft loans, credit card transactions and residential housing mortgages. Our credit policy is to manage risk while maintaining the flexibility required by market conditions and our customers' needs. We limit our credit risk exposure by avoiding concentration on clients and particular sectors that we believe have high risk factors. We have various approval levels for both retail and wholesale credit applications. Depending on the size and type of exposure, and the customer's prior credit history, approval levels range from the branch general manager or account manager to the retail or wholesale credit committees, which are composed of members of senior management. Our centralized credit decision-making process is based on strict credit limits that are set by the wholesale and retail credit committees. We pre-approve credit limits to our customers for different types of credit lines based on their creditworthiness and size.

     Expressed in reais, our consolidated lending, leasing and other credit portfolio (including advances on foreign exchange contracts and off-balance sheet items) amounted to R$ 26.2 billion at June 30, 2003, which represented a 2.1% decrease from R$ 26.8 billion at December 31, 2002.

     The major categories of assets included in our consolidated credits portfolio are reflected in the following tables:

                                                                 AS OF         AS OF
                                                              DECEMBER 31,   JUNE 30,
                                                                  2002         2003
                                                              ------------   ---------
                                                                (IN MILLIONS OF R$)
COMMERCIAL:
  Industrial and other......................................   R$ 12,773     R$ 12,549
  Import and export financing...............................       3,955         3,433
Real estate loans, primarily residential housing loans......         714           836
Direct lease................................................         541           468
Agricultural................................................         798           765
Individuals -- Overdraft and financing......................       5,157         5,260
Credit card.................................................       2,813         2,884
                                                               ---------     ---------
TOTAL.......................................................   R$ 26,751     R$ 26,195
                                                               =========     =========

     Our lending and leasing strategy is to focus primarily on providing credit to industrial and commercial businesses. The principal forms of short-term lending are discounting of trade receivables, vendor arrangements, short-term loans, and other types of financing to corporate customers. Our small companies' portfolio consists of credits such as overdrafts on checking accounts, and six-month credits for working capital loans and three-year credits for leasing financing.

     Our individuals' credit portfolio consists of overdraft facilities, loans for consumer purchases, leasing and individual lines of credit. The lower income individuals are served through our consumer finance business, including Fininvest, InvestCred, and LuizaCred. Since 2002, we have applied a more restrictive credit policy to Fininvest and therefore have extended fewer loans to individuals through Fininvest.

     The following table presents a breakdown of our consolidated credit portfolio (including advances on foreign exchange contracts and off-balance items) by remaining maturities:

                                                                 AS OF         AS OF
                                                              DECEMBER 31,   JUNE 30,
                                                                  2002         2003
                                                              ------------   ---------
                                                                (IN MILLIONS OF R$)
BY MATURITY
  Past-due for more than 15 days............................   R$  1,195     R$  1,397
FALLING DUE:
  Less than 3 months(1).....................................      10,785        10,931
  Between 3 months and 1 year...............................       7,330         6,556
  Between 1 and 3 years.....................................       4,729         4,825
  More than 3 years.........................................       2,712         2,486
                                                               ---------     ---------
TOTAL.......................................................   R$ 26,751     R$ 26,195
                                                               =========     =========

---------------

(1) Includes 14 days past-due amounts.

     The following table presents a breakdown of our consolidated credit portfolio (including advances on foreign exchange contracts and off-balance items) by currency:

                                                                 AS OF         AS OF
                                                              DECEMBER 31,   JUNE 30,
                                                                  2002         2003
                                                              ------------   ---------
                                                                (IN MILLIONS OF R$)
Denominated in reais........................................   R$ 19,794     R$ 20,460
Denominated in or indexed to foreign currency...............       6,957         5,735
                                                               ---------     ---------
TOTAL.......................................................   R$ 26,751     R$ 26,195
                                                               =========     =========

     Our medium-term and long-term lending to industry and commerce has increased as a result of the stabilization of the economy since mid-1994. We seek to finance the modernization, competitiveness and technical improvement of the industrial and commercial sectors.

     We are involved in real estate loans to the housing sector by providing loans to real estate developers and to individual home buyers. Credit and leasing operations to individuals include short-term advances and unsecured overdraft loans on checking and other transaction accounts to individuals.

     Our leasing operations primarily involve the leasing of cars, trucks, machinery, computers and equipment to the service, industrial and commercial sectors. Our lease financings were in the amount of R$ 468 million at June 30, 2003 compared to R$ 541 million at December 31, 2002. During the six-month period ended June 30, 2003, our leasing portfolio declined due to falling demand for leasing transactions.

     At June 30, 2003, approximately 3.0% of our outstanding lending, leasing and other credits portfolio consisted of lending to the agricultural sector, primarily to finance the cost of modernization and increase the productivity levels in the agricultural sector. Our lending activities to this sector have helped to maintain strong relationships in the rural communities in which our branches are located, providing us with an important client base for our other banking products and services.

     Our lending to the agricultural sector includes the onlending of funds obtained abroad in accordance with Central Bank Resolution No. 2,770. Our loans in these sectors are spread amongst a range of small-, medium- and large-sized businesses engaged in rural activities such as farming. Our agricultural loans decreased by 4.1% to R$ 765 million at June 30, 2003 from R$ 798 million at December 31, 2002 due to market conditions.

     As part of an ongoing process to improve our credit portfolio, we have upgraded our marketing, credit risk analysis and servicing operations, increasing our in-depth knowledge of our individual and corporate clients. Such enhanced credit policies and procedures have increased our ability to maintain healthy asset quality indicators. For further discussion, see "Item
4. Information on the Company -- Principal Business Activities -- Risk Management -- Credit Overview" in our 2002 Form 20-F, incorporated herein by reference.

     FINANCIAL GUARANTEES

     As part of our lending operations, we enter into various off-balance sheet credit instruments with our customers, which are summarized as follows:

                                                                      CONTRACTUAL AMOUNTS
                               --------------------------------------------------------------------------------------------------
                                  AS OF           AS OF
                               DECEMBER 31,     JUNE 30,      LESS THAN                                                 NO STATED
                                   2002           2003        ONE YEAR    1 TO 3 YEARS   3 TO 5 YEARS   AFTER 5 YEARS   MATURITY
                               ------------   -------------   ---------   ------------   ------------   -------------   ---------
                                                                      (IN MILLIONS OF R$)
Co-obligation for credit
  assignment.................    R$   15         R$    5       R$    5       R$ --          R$ --           R$ --         R$ --
Guarantees...................      4,251           3,643         1,070         578            265             776           954
Standby letters of credit and
  other letters of credit....        302              90            90          --             --              --            --
                                 -------         -------       -------       -----          -----           -----         -----
TOTAL........................    R$4,568         R$3,738       R$1,165       R$578          R$265           R$776         R$954
                                 =======         =======       =======       =====          =====           =====         =====

     The maximum potential credit risk of these contracts is equal to the contractual amounts shown above if the counterparty does not perform under the respective contract. Generally, these contracts expire without being drawn upon; therefore, the contractual amounts are not indicative of the actual credit exposure or future cash flow requirements for such commitments. To mitigate credit risk, we may require the counterparty to pledge collateral in the form of cash, securities or other assets to support the extension of credit similar to the collateral required for our lending operations.

     The carrying value of financial guarantees are recorded in "Deferred income" in the amount of R$ 9 million.

     Standby letters of credit and guarantees are our conditional commitments to guarantee the performance of a customer to a third party in borrowing arrangements. Other letters of credit are issued to support transactions on behalf of customers.

     At June 30, 2003, we had contractual amounts of R$ 11,612 million of unfunded commitments to extend credit for a specified time period to customers who have complied with predetermined contractual conditions. These contracts have maturities of less than one year and can be renewed.

     In the ordinary course of our business, we enter into contracts that contain indemnification provisions. These provisions require us to make payments to another party in the event that certain events occur. Many of these provisions call for us to indemnify the other party against loss in the event that we fail to perform our obligations under the contract. These performance guarantees are not subject to disclosure. Other types of indemnification agreements that function as financial guarantees are considered to have a remote risk of loss experience and it is difficult to estimate maximum exposure to loss due to the low risk nature of these agreements.

     CHANGES IN CASH FLOWS

     For a statement of cash flows for the six-month period ended June 30, 2003, see Note 20 to our audited consolidated financial statements for the six months ended June 30, 2003, which have been prepared in accordance with Brazilian GAAP and are incorporated in this prospectus by reference to our Form 6-K filed with the SEC on August 20, 2003.

     CAPITAL EXPENDITURES

     We recorded R$ 130 million of total capital expenditures for the six-month period ended June 30, 2003, compared to R$ 217 million for the comparable period in 2002. We expect that capital expenditures in 2003 and 2004 will not be substantially greater than historical expenditure levels and will consist mainly of expenditures related to the continuing upgrade of our communications and computer systems, customer services, and back-office administrative systems. We anticipate that, in accordance with our practice during recent years, our capital expenditures in 2003 and 2004 will be funded from internal resources. However, we cannot assure you that such capital expenditures will be made and, if made, that such expenditures will correspond to the amounts currently expected.

     CAPITAL

     Under Central Bank rules, we are required to comply with Brazilian capital adequacy regulations, which currently require banks to have total capital equal to or greater than 11% of risk-adjusted assets. The calculation of the BIS ratio is similar to the requirement imposed by the Basle Accord.

     We currently measure our capital compliance on a consolidated basis, since we believe this represents the most accurate view of our ability to withstand losses from our operations and the operations of our subsidiaries. The following table shows our capital positions as a percentage of total risk-adjusted assets, as well as our minimum capital requirements, presented in Brazilian GAAP terms, as of December 31, 2001 and 2002 and June 30, 2003.


                                                AS OF DECEMBER 31,                       AS OF JUNE 30,
                                 -------------------------------------------------   ----------------------
                                                               CONSOLIDATION
                                 --------------------------------------------------------------------------
                                      PARTIAL(1)                 FULL(2)              PARTIAL(1)    FULL(2)
                                 --------------------   --------------------------   ------------   -------
                                    2001       2002          2001          2002          2003        2003
                                 ----------   -------   --------------   ---------   ------------   -------
                                                         (IN MILLIONS OF R$, EXCEPT PERCENTAGES)
  Tier 1.......................     13.71%      13.82%        14.63%        13.91%        15.01%      15.15%
  Tier 2.......................      0.01        1.89          0.01          1.74          1.71        1.59%
Total..........................     13.72%      15.71%        14.64%        15.65%        16.72%      16.74%
Our regulatory capital.........   R$6,203     R$7,561       R$7,106       R$8,175       R$7,825     R$8,396
                                  -------     -------       -------       -------       -------     -------
Minimum regulatory capital
  required.....................     4,975       5,296         5,339         5,746         5,147       5,516
Excess over minimum regulatory
  capital required.............   R$1,228     R$2,265       R$1,767       R$2,429       R$2,678     R$2,880
                                  -------     -------       -------       -------       -------     -------


---------------

(1) Partial consolidation excludes non-financial subsidiaries.

(2) Full consolidation includes both financial and non-financial subsidiaries.

     We have to allocate capital to cover foreign currency exposure. Beginning in October 2002, the Central Bank required an allocation of capital in the amount representing 100% of foreign currency exposure when the exposure exceeded 5% of adjusted capital. At June 30, 2003, Unibanco's foreign currency exposure was less than 5% of the adjusted capital. The allocation of capital for foreign currency exposure was reduced from 100% to 50% in July 2003. Therefore, there is no requirement to allocate capital for exposure of 0% to 5% of adjusted capital. 50% of capital must be allocated for exposure, between 5% and 30% of adjusted capital. An exposure above 30% is not permitted and is subject to penalties imposed by the Central Bank.

     We believe that these Central Bank measures will not have a significant effect on our results of operations because our capital levels exceed the new increased requirements of the Central Bank. See "Item 5. Operating and Financial Review and Prospects -- Macroeconomic Factors Affecting Our Financial Condition and Results of Operations -- Effects of Government Regulation on Our Financial Condition and Results of Operations -- Capital Adequacy" in our 2002 Form 20-F, incorporated herein by reference.

     Our regulatory capital increased from R$ 6,203 million as of December 31, 2001 to R$ 7,561 million at December 31, 2002 and to R$ 7,825 million at June 30, 2003 on a partial consolidation basis. On a full consolidation basis our regulatory capital increased from R$ 7,106 million at December 31, 2001 to R$ 8,175 million at December 31, 2002 and R$ 8,396 million at June 30, 2003. The increase in regulatory capital at December 31, 2002 compared to December 31, 2001 reflects mainly (i) R$ 670 million (consisting of the net income of R$ 1,010 million in 2002 less dividends of R$ 340 million which were paid in
2002) and (ii) the issuance of subordinated debt in the amount of R$ 932 million in 2002, offset by R$ 260 million of net unrealized losses on securities and derivative financial instruments due to the change in the treatment of securities and derivative financial instruments under Brazilian GAAP in 2002. The increase in regulatory capital on a full consolidation basis at December 31, 2002 compared to December 31, 2001 was also offset by a R$ 321 million decrease in minority interest. The increase in our regulatory capital on a partial and full consolidation basis at June 30, 2003 compared to December 31, 2002 reflects our net income of R$ 491 million for the six months ended June 30, 2003 less the dividends of R$ 196 million paid during this six-month period.

     INTEREST RATE SENSITIVITY

     Management of interest rate sensitivity is a key component of our asset and liability policy. Interest rate sensitivity is the relationship between market interest rates and net interest revenue due to the maturity or repricing characteristics of interest-earning assets and interest-bearing liabilities. For any given period, the pricing structure is matched when an equal amount of these assets or liabilities matures or reprices in that period. Any mismatch of interest-earning assets and interest-bearing liabilities is known as a gap position. A negative gap denotes liability sensitivity and normally means that a decline in interest rates would have a positive effect on net interest income. Conversely, a positive gap denotes asset sensitivity and normally means that an increase in interest rates would have a positive effect on net interest income. These relationships are as of one particular date only, and significant swings can occur daily as a result of both market forces and management decisions.

     Our interest rate sensitivity strategy takes into account:

     - rates of return;

     - the underlying degree of risk; and

     - liquidity requirements, including minimum regulatory cash reserves, mandatory liquidity ratios, withdrawal and maturity of deposits, capital costs and additional demand for funds.

     We monitor our maturity mismatches and positions and manage them within established limits. Management reviews our positions at least weekly and changes positions promptly as market outlooks change.

     The following table shows the repricing of our interest-earning assets and our interest-bearing liabilities as of June 30, 2003. The information at that date may not reflect interest rate gap positions at other times. In addition, variations in interest rate sensitivity may exist within the repricing period presented due to differing repricing dates within the period. Variations may also arise among the different currencies in which interest rate positions are held.

                                     INTEREST EARNING ASSETS AND INTEREST BEARING LIABILITIES
                            --------------------------------------------------------------------------
                                                          JUNE 30, 2003
                            --------------------------------------------------------------------------
                            UP TO 30    31-90      91-180    181-365      1-3        OVER
                              DAYS       DAYS       DAYS       DAYS      YEARS     3 YEARS     TOTAL
                            --------   --------   --------   --------   --------   --------   --------
                                              (IN MILLION OF R$, EXCEPT PERCENTAGES)
Interbank deposits........  R$ 1,959   R$   117   R$    17   R$    29   R$    11   R$    --   R$ 2,133
Securities purchased under
  resale agreements.......     6,191         --         --         --         --         --      6,191
Central bank compulsory
  deposits................     2,955         --         --         --         --         --      2,955
Trading securities........     5,582         --         --         --         --         --      5,582
Securities available for
  sale....................       924        144        362        315      1,139      2,167      5,051
Securities held to
  maturity................       523         63         80      1,155      2,391        971      5,183
Derivative financial
  instruments.............        35         48        159         57        186         25        510
Lending, leasing and other
  credits(1)..............     7,951      4,089      3,415      3,141      4,825      2,486     25,907
Other.....................         2                     7          2         47         18         76
                            --------   --------   --------   --------   --------   --------   --------
  Total interest-earning
    assets................  R$26,122   R$ 4,461   R$ 4,040   R$ 4,699   R$ 8,599   R$ 5,667   R$53,588
                            ========   ========   ========   ========   ========   ========   ========
Deposits..................  R$ 6,888   R$ 2,689   R$   937   R$ 1,267   R$ 8,998   R$    65   R$20,844
Securities sold under
  repurchase agreements...     5,319         --         --         --         --         --      5,319
Resources from securities
  issued..................       162      1,269        975      1,419        567         68      4,460
Borrowings................       799      1,040      1,096      1,094        404         31      4,464
Local and foreign
  onlendings..............       157        318        487        802      1,930      1,774      5,468
Subordinated debt.........        --         --          9         --         --        814        823
Derivative financial
  instruments.............        18         15          9         39        107          9        197
Other.....................        --          1         19         19         40          1         80
                            --------   --------   --------   --------   --------   --------   --------
  Total interest-bearing
    liabilities...........  R$13,343   R$ 5,332   R$ 3,532   R$ 4,640   R$12,046   R$ 2,762   $ 41,655
                            ========   ========   ========   ========   ========   ========   ========
Asset/liability gap.......    12,779       (871)       508         59     (3,447)     2,905     11,933
Cumulative gap............    12,779     11,908     12,416     12,475      9,028     11,933     11,933
Ratio of cumulative gap to
  cumulative total
  interest-earning
  assets..................     23.8%      22.2%      23.2%      23.3%      16.8%      22.3%         --

---------------

(1) The total of R$25,907 million for our lending, leasing and other credits losses excludes off-balance sheet credits in the amount of R$288 million.

     EXCHANGE RATE SENSITIVITY

     Most of our operations are denominated in reais. Our policy is to avoid material exchange rate mismatches. However, we traditionally have outstanding at any given time medium- and long-term debt denominated in foreign currencies, principally the U.S. dollar. At June 30, 2003, our consolidated net foreign currency exposure was R$ 1,487 million or 17.7% of our regulatory capital (in full consolidation). The Central Bank guidelines allows banks certain deductions for operations with maturity in the following business day in terms of meeting the need for allocation of foreign capital. Beginning in October 2002, the

Central Bank required an allocation of capital in the amount representing 100% of foreign currency exposure when the exposure exceeded 5% of adjusted capital. Taking into account these deductions, our foreign currency exposure represented less than 5% of our adjusted capital at June 30, 2003, and therefore no allocation of capital was required. Consolidated net foreign currency exposure is the difference between total foreign currency-indexed or -denominated assets and total foreign currency-indexed or -denominated liabilities, including off-balance sheet financial instruments. The allocation of capital for foreign currency exposure was reduced from 100% to 50% in July 2003. Therefore, there is no requirement to allocate capital for exposure of 0% to 5% of adjusted capital. 50% of capital must be allocated for exposure, between 5% and 30% of adjusted capital. An exposure above 30% is not permitted and is subject to penalties imposed by the Central Bank.

     Our foreign currency position arises primarily through our purchases and sales of foreign exchange (primarily U.S. dollars) from Brazilian exporters and importers, from other financial institutions on the interbank market, or on the spot and forward currency markets. The Central Bank regulates our maximum open, short and long foreign currency positions.

     We enter into short-term derivative contracts with various counterparties to manage our overall exposure, as well as to assist customers in managing their exposures. These transactions involve a variety of derivatives, including interest rate swaps, currency swaps, futures and options. See Note 19 to our audited consolidated financial statements for the six months ended June 30, 2003, prepared in accordance with Brazilian GAAP and incorporated in this prospectus by reference to our report on Form 6-K filed with the SEC on August 20, 2003.

     Our foreign currency assets are largely denominated in reais but are indexed to foreign currencies, principally the U.S. dollar, and most of our liabilities are denominated in foreign currencies, principally the U.S. dollar. The majority of our foreign derivative financial instruments are denominated in reais but are indexed to a foreign currency, principally the U.S. dollar.

     At June 30, 2003, the composition of our assets, liabilities and stockholders' equity and derivative financial instruments by currency, presented in Brazilian GAAP, was as shown under "-- Financial Condition -- Assets and Liabilities."

         REVERSE RECONCILIATION OF STOCKHOLDERS' EQUITY AND NET INCOME
                AT DECEMBER 31, 2002 AND FOR THE YEAR THEN ENDED


     We have included elsewhere in this prospectus a discussion of results of operations for the six-month period ended June 30, 2003 compared to the six-month period ended June 30, 2002. See "Management's Discussion and Analysis of Financial Condition as of June 30, 2003 and Results of Operations for the Six Months Ended June 30, 2003 (Brazilian GAAP)". That discussion is based upon our audited consolidated financial statements as of and for the six months ended June 30, 2003, which have been prepared in accordance with Brazilian GAAP and are incorporated in this prospectus by reference to our Form 6-K, filed with the SEC on August 20, 2003. However, our primary financial statements which are included in our Form 20-F for the year ended December 31, 2002, as amended, and which are incorporated in this prospectus by reference are presented using U.S. GAAP. In order to facilitate the understanding of the financial information that is presented in this prospectus and specifically identified as being prepared using Brazilian GAAP as compared to the most recent primary financial statements included in our 2002 Form 20-F, we are presenting below a reverse reconciliation from U.S. GAAP to Brazilian GAAP of (i) the stockholders' equity of Unibanco and of Unibanco Holdings as of December 31, 2002 and (ii) the net income of Unibanco and of Unibanco Holdings for the year ended December 31, 2002. The following reverse reconciliation should be read in conjunction with "Annex A: Summary of Significant Differences Between Brazilian GAAP and U.S. GAAP as They Relate to Unibanco."


                         UNIBANCO HOLDINGS AND UNIBANCO
  STOCKHOLDERS' EQUITY RECONCILIATION OF THE DIFFERENCES BETWEEN U.S. GAAP AND
                                 BRAZILIAN GAAP
                   (EXPRESSED IN MILLIONS OF BRAZILIAN REAIS)


                                                              UNIBANCO
                                                              HOLDINGS   UNIBANCO
                                                              --------   --------
STOCKHOLDERS' EQUITY AS REPORTED IN THE CONSOLIDATED
  FINANCIAL STATEMENTS OF UNIBANCO HOLDINGS AND UNIBANCO
  PREPARED IN ACCORDANCE WITH U.S. GAAP INCLUDED IN OUR 2002
  FORM 20-F.................................................   3,762      6,245
  DECREASE DUE TO REMEASUREMENT UP TO JUNE 30, 1997, BASED
     ON IGP-DI
     Permanent assets (1)...................................     (46)       (46)
  DIFFERENT CRITERIA FOR:
     Calculation of allowance for loan losses (2)...........     (35)       (35)
     Premium on stock issued (3)............................    (252)       (39)
     Capitalization of internally developed software (4)....     104        104
     Deferral (amortization) of pre-operating expenses, net
      (5)...................................................      18         18
     Accounting for goodwill (6)............................     255        255
     Accounting for intangible assets in business
      acquisitions (7)......................................    (180)      (180)
     U.S. GAAP adjustments in equity investees (8)..........      46         46
     Income recognition on sale of telecommunications
      network (9)...........................................     132        132
     Income recognition on sale-leaseback of real estate
      properties (10).......................................      21         21
     Recognition of loan origination fees and costs (11)....      46         46
     Other..................................................      28         28
  TIMING DIFFERENCE IN THE ACCOUNTING FOR SECURITIES:
     Securities held to maturity (15).......................     (12)       (12)
                                                               -----      -----
                                                                 125        338
  Deferred income tax effects of the above adjustments, when
     applicable.............................................     (38)       (38)
  Minority interest.........................................     103         14
                                                               -----      -----
STOCKHOLDERS' EQUITY IN ACCORDANCE WITH BRAZILIAN GAAP......   3,952      6,559
                                                               =====      =====


                                                    (footnotes begin on page 57)

                       UNIBANCO HOLDINGS AND UNIBANCO --
  NET INCOME RECONCILIATION OF THE DIFFERENCES BETWEEN U.S. GAAP AND BRAZILIAN
                                      GAAP
                   (EXPRESSED IN MILLIONS OF BRAZILIAN REAIS)


                                                              UNIBANCO
                                                              HOLDINGS   UNIBANCO
                                                              --------   --------
NET INCOME AS REPORTED ON THE CONSOLIDATED FINANCIAL
  STATEMENTS OF UNIBANCO HOLDINGS AND UNIBANCO PREPARED IN
  ACCORDANCE WITH U.S. GAAP INCLUDED IN OUR 2002 FORM
  20-F......................................................     476        803
  INCREASE DUE TO REMEASUREMENT UP TO JUNE 30, 1997, BASED
     ON IGP-DI
     Permanent assets (1)...................................      31         31
  DIFFERENT CRITERIA FOR:
     Calculation of allowance for loan losses (2)...........     (35)       (35)
     Capitalization of internally developed software (4)....      60         60
     Deferral of pre-operating expenses (5).................      (6)        (6)
     Amortization of goodwill (6)...........................    (115)      (115)
     Amortization of other intangibles related to business
      acquisitions (7)......................................      90         90
     US GAAP adjustments in equity investees (8)............      41         41
     Income recognition on sale of telecommunications
      network (9)...........................................     (38)       (38)
     Income recognition on sale-leaseback of real estate
      properties (10).......................................      22         22
     Accounting for loan origination fees and costs (11)....      (5)        (5)
     Accounting for stock-based compensation plan (12)......       9          9
     Other..................................................       7          7
  TIMING DIFFERENCE IN THE ACCOUNTING FOR SECURITIES AND
     DERIVATIVE FINANCIAL INSTRUMENTS:
     Trading assets (13)....................................     103        103
     Securities available for sale (14).....................      76         76
     Securities held to maturity (15).......................     (15)       (15)
     Derivative financial instruments (16)..................     (61)       (61)
                                                                ----      -----
                                                                 164        164
  Deferred income tax effects of the above adjustments, when
     applicable.............................................      61         61
  Minority interest.........................................    (100)       (18)
                                                                ----      -----
NET INCOME IN ACCORDANCE WITH BRAZILIAN GAAP................     601      1,010
                                                                ====      =====


                                                    (footnotes begin on page 57)

EXPLANATION OF DIFFERENCES BETWEEN U.S. GAAP AND BRAZILIAN GAAP

(1) Under U.S. GAAP we recognized the effects of inflation until June 30, 1997 using IGP-DI, while under Brazilian GAAP we recognized the effects of inflation accounting until December 31, 1995, using the Unidade de Referencia Fiscal, or UFIR, which is the tax reference unit. IGP-DI differs in its composition and calculation from the UFIR. The IGP-DI is calculated and published by an independent entity (Fundacao Getulio Vargas) and the UFIR was based on an index calculated by a government statistics bureau, the Instituto Brasileiro de Geografia e Estatistica. Therefore, the permanent assets and depreciation expense under U.S. GAAP have been higher than under Brazilian GAAP because the indexation period as well as the accumulated changes in the IGP-DI index vis-a-vis the UFIR were both higher.

(2) Under U.S. GAAP, SFAS No. 5 -- "Accounting for Contingencies" and SFAS No. 114 -- "Accounting for Impairment of a Loan by a Creditor" require banks to calculate the portion of the reserve related to the impaired loan based on one of the following three options: (i) fair value of future estimated cash flow of the loan; (ii) realizable value of the guarantees or (iii) market value of the loan. Under Brazilian GAAP, the allowance for loan losses is calculated based on Resolution 2,682 of the National Monetary Council, which requires classification of loans into nine categories ranging from AA (0% allowance) to H (100% allowance) in accordance with risk assessments prepared by the bank and minimum overdue periods. As a result, this difference in criteria results in a higher allowance for loan losses under Brazilian GAAP than under U.S. GAAP.

(3) Under U.S. GAAP, the shares we issued in exchange for shares of other companies in connection with a business acquisition were recorded at fair value based on the market price of our shares in accordance with APB No.
    16 -- "Business Combinations". Under Brazilian GAAP, the issued shares were accounted for at their net asset value per share. Consequently, under U.S. GAAP, we recorded a premium on the issuance of the shares.

(4) Under U.S. GAAP, through Statement of Position No. 98-1 -- "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" certain costs related to software developed for internal use should be expensed as incurred. Under Brazilian GAAP, these costs are capitalized and amortized at annual rates of 20%.

(5) Under U.S. GAAP, pre-operating expenses are not deferred in accordance with SOP No. 98-5 -- "Reporting on the Costs of Start-up Activities". However, deferral is acceptable under Brazilian GAAP.

(6) Under U.S. GAAP, through APB No. 16 and SFAS No. 141 -- "Business Combinations", the net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. The historical cost basis of individual assets and liabilities is adjusted to reflect their fair value. The goodwill is the difference between the value of the transaction and the fair value of the net assets, including any identified intangible assets. Under SFAS No. 142 -- "Goodwill and Other Intangible Assets" goodwill is no longer amortized as from January 1, 2002 but it is reviewed for potential impairment. Under Brazilian GAAP, the acquisition of companies is recorded based on book values and goodwill in the acquisition is computed as the difference between the cost of acquisition and the underlying book value of the net assets acquired. Goodwill should be amortized over the time in which expected results are achieved and the amortization should not exceed ten years. Therefore, the difference in stockholders' equity is related to the difference in the amortized value of the goodwill under both U.S. GAAP and Brazilian GAAP. The difference in net income is related to the amortization of goodwill under Brazilian GAAP, which is no longer amortized under U.S. GAAP.

(7) Under U.S. GAAP, through APB No. 16 and SFAS No. 141, all identifiable intangible assets acquired in purchase transactions are recorded at fair value at the date of acquisition and should be amortized during their estimated life, if applicable. Under Brazilian GAAP, the acquisition of companies is recorded based on book values and goodwill on the acquisition is computed as the difference between the cost of acquisition and its underlying book value which does not include intangible assets related to the acquisition transaction. Therefore, the difference in stockholders' equity and in net income is related to the amortization of the identified intangible asset (customer relationship) recorded under U.S. GAAP that was not recorded under Brazilian GAAP.

(8) This reconciliation item reflects the U.S. GAAP differences from the Brazilian GAAP in non-consolidated investee companies, which we take into consideration in the equity pick-up under U.S. GAAP.

(9) Under U.S. GAAP, in accordance with Staff Accounting Bulletin No.
    101 -- "Revenue Recognition," we did not recognize the gain on the sale of our telecommunications infrastructure to PT Prime SGPS S.A. in 2000 because, concurrent with the sale, we entered into an agreement with PT Prime in which PT Prime has been providing management and administration services for the corporate telecommunications network and systems. PT Prime has been using the telecommunications infrastructure acquired to provide the services. The deferred income is being recognized on a straight-line basis over the term of the agreement through June 2006. Under Brazilian GAAP this gain was recognized during 2000, as the risk of the sale not becoming effective was considered substantially low. Therefore, the difference in the stockholders' equity is related to the remaining value of this deferred income and in the net income is related to the amortization of the year.

(10) Under U.S. GAAP, the sales of properties subject to subsequent rental contracts are classified as sale-leasebacks involving real estate and are only recorded as sales if they contain certain characteristics described in SFAS No. 28 "Accounting for Sales with Leasebacks", SFAS No. 13 and SFAS No. 98 -- "Accounting for Leases". In accordance with SFAS No. 13, as amended, we deferred the gain on the sale and amortized it in proportion to the related gross rental charged to expense it over the term of the lease. Under Brazilian GAAP, gains and losses on sales of properties subject to rental contracts were directly recorded in earnings.

(11) Under U.S. GAAP, loan origination fees are recognized over the life of each related loan as an adjustment of its yield, and certain direct loan origination costs are recognized over the life of the loans as a reduction of the loan's yield. Under Brazilian GAAP, non-reimbursable fees received from clients in connection with loan origination are credited in full to income when received. Likewise, all costs associated with the origination of a loan are expensed when incurred.

(12) Under Brazilian GAAP, we do not recognize any adjustment in stock based compensation. Under U.S. GAAP, we account for stock options in accordance with SFAS No. 123 "Accounting for Stock Based Compensation". Consequently, we do not have any difference in stockholders' equity, since the adjustment is recorded as an expense in Statement of Income and as additional paid in capital in stockholders' equity as required by SFAS No. 123.

(13) The financial statements under U.S. GAAP for the year ended December 31, 2001 already include the fair value as the accounting basis for securities as well as their classification into trading, available for sale or held to maturity categories in accordance with SFAS No. 115 -- "Accounting for Investments in Debt and Equity Securities". Under Brazilian GAAP, until June 30, 2002, these securities were valued at the lower of cost or market and were not classified into any categories. As of June 30, 2002 Brazilian GAAP was changed to practices which conform to those required by SFAS No.
     115. As a consequence, there is a timing difference between the recognition of fair value as the accounting basis of securities under U.S. GAAP and under Brazilian GAAP. The difference in net income related to trading assets refers to this timing difference.

(14) The difference in net income relating to available for sale securities, refers to the recognition of other than-temporary losses on our securities available for sale under U.S. GAAP, partially offset by the gain that was recognized in net income, due to reclassification of securities classified as held for trading to securities available for sale in different periods under U.S. GAAP and Brazilian GAAP.

(15) The difference in net income and in stockholders' equity related to securities held to maturity refers to the reclassification of securities classified as trading securities to securities held to maturity. As established in SFAS No. 115, when reclassifications occur, the new cost basis of the securities becomes their fair value. The difference between the fair value and nominal value of the securities is recorded as premium or discount and is amortized during the remaining term of the security. The differences in the stockholders' equity and net income are related to the timing difference that exists between the adoption of these criteria under U.S. GAAP and Brazilian GAAP.

(16) Under U.S. GAAP, derivative financial instruments should be recorded as assets or liabilities at fair value and classified in accordance with the intention of the holder with respect to the purpose of the financial instrument, e.g. non-hedging, cash flow hedge, fair value hedge or foreign currency hedge, in accordance with SFAS No. 133 -- "Accounting for Derivative Instruments and Hedging Activities", as amended. Until June 30, 2002 none of this was required for Brazilian GAAP and until that date we recorded our derivatives at cost. Therefore, there is a timing difference in the recognition of the fair value as well as the designation of hedging strategies between U.S. GAAP and Brazilian GAAP.

                                USE OF PROCEEDS

     Commerzbank and Mizuho will receive all of the net proceeds from the sale of Units, including Units in the form of GDSs, in the global offering, in proportion to the respective number of Units sold by each of them. Unibanco and Unibanco Holdings, as the issuers of the securities being sold by the selling shareholders, will not receive any proceeds from the global offering.

                                 CAPITALIZATION

U.S. GAAP

     The following table shows the consolidated capitalization of Unibanco as of December 31, 2002, calculated in accordance with U.S. GAAP. The information in the table has been derived from, and should be read in conjunction with, our consolidated financial statements and the notes thereto appearing in our 2002 Form 20-F, incorporated in this prospectus by reference.

                                                                 AS OF DECEMBER 31,
                                                                       2002(1)
                                                               -----------------------
                                                                 (IN MILLIONS OF R$)
Deposits from customers:
  Demand deposits...........................................          R$ 3,247
  Time deposits.............................................            16,854
  Savings deposits..........................................             5,890
Deposits from banks.........................................                64
                                                                      --------
     Total deposits.........................................            26,055
Federal funds purchased and securities sold under repurchase
  agreements................................................            13,806
Short-term borrowings.......................................             6,305
Long-term debt..............................................            10,928
Other liabilities...........................................             7,925
Minority interest in consolidated subsidiaries..............               724
Stockholders' equity........................................             6,245
                                                                      --------
     Total capitalization...................................          R$71,988
                                                                      ========

---------------

(1) The consolidated capitalization of Unibanco Holdings is similar in all material respects to that of Unibanco, since the two companies' respective financial statements are similar in all material respects except for the minority interest in consolidated subsidiaries and in the stockholders' equity lines of the balance sheet. See "Presentation of Financial Information".

BRAZILIAN GAAP

     The following table shows the consolidated capitalization of Unibanco as of June 30, 2003, calculated in accordance with Brazilian GAAP. The information in the table has been derived from, and should be read in conjunction with, our audited consolidated interim financial statements and the notes thereto appearing in our Form 6-K filed with the SEC on August 20, 2003 and incorporated in this prospectus by reference.

                                                               AS OF JUNE 30, 2003(1)
                                                               ----------------------
                                                                (IN MILLIONS OF R$)
Current liabilities.........................................          R$37,333
                                                                      --------
Long-term liabilities:
  Deposits..................................................             9,063
  Resources from securities issued..........................               635
  Borrowings................................................               435
  Local and foreign onlendings..............................             3,704
  Subordinated debt.........................................               814
  Other liabilities(2)......................................             6,433
                                                                      --------
     Total long-term liabilities............................            21,084
                                                                      --------
Deferred income.............................................                73
Minority interest...........................................               754
Stockholders' equity........................................             6,847
                                                                      --------
     Total capitalization...................................          R$66,091
                                                                      ========

---------------

(1) The consolidated capitalization of Unibanco Holdings is similar in all material respects to that of Unibanco, since the two companies' respective financial statements are similar in all material respects except for the minority interest in consolidated subsidiaries and in the stockholders' equity lines of the balance sheet. See "Presentation of Financial Information".

(2) This amount of R$6,433 million of Other liabilities includes sale of right of receipt of future flow of payment orders abroad in the amount of R$1,772 million.

                              SELLING SHAREHOLDERS


     Commerzbank and Mizuho are offering 5,050,911,819 Units, including Units in the form of GDSs, in the global offering. In addition, Commerzbank has granted the underwriters an option, exercisable within 30 days of the date of this prospectus, to purchase up to an aggregate of 757,636,773 additional Units in the form of GDSs, at the initial price to the public less the underwriting discounts and commissions, solely to cover overallotments, if any.


     As of June 30, 2003, the selling shareholders held an aggregate of:
2,472,000,000 Units, representing 5.9% of the total Units outstanding; 6,857,184,432 preferred shares of Unibanco (including shares comprising Units), representing 10.5% of the total Unibanco preferred shares outstanding; and 2,472,000,000 Class B preferred shares of Unibanco Holdings (including shares comprising Units), representing 5.7% of the total Unibanco Holdings Class B preferred shares outstanding.

     As of June 30, 2003, Commerzbank held 3,843,541,338 Class A preferred shares of Unibanco Holdings, which were converted at Commerzbank's option in August 2003 into an equal number of Class B preferred shares of Unibanco Holdings. In addition, as of June 30, 2003, Commerzbank held 3,335,935,602 Unibanco Holdings common shares, and Mizuho held 2,287,912,752 Unibanco Holdings common shares. These were converted in the Conversions on August 19, 2003 into the same respective numbers of Unibanco Holdings Class B preferred shares. See "Recent Developments -- Brazilian Exchange Offer Prior to Global Offering".

     Mizuho intends to sell all its equity interests in Unibanco and Unibanco Holdings, consisting at the time of the global offering of 3,336,548,592 Units, in the global offering. Commerzbank intends to sell at least 1,714,363,227 Units in the global offering, and up to a total of 2,472,000,000 Units if the underwriters exercise their overallotment option. Assuming such sale by Mizuho and Commerzbank and further assuming that the underwriters do not exercise their overallotment option, following the global offering Commerzbank will own an aggregate of: 4,347,375,243 Units, representing 8.4% of the total Units outstanding; 4,347,375,243 preferred shares of Unibanco (including shares comprising Units), representing 6.7% of the total Unibanco preferred shares outstanding; and 4,347,375,243 Class B preferred shares of Unibanco Holdings (including shares comprising Units), representing 8.2% of the total Unibanco Holdings Class B preferred shares outstanding.


     The tables below set forth Mizuho's and Commerzbank's beneficial ownership of Units, preferred shares of Unibanco, Class B preferred shares of Unibanco Holdings, Class A preferred shares of Unibanco Holdings, common shares of Unibanco and common shares of Unibanco Holdings: (i) as of June 30, 2003; (ii) after the Conversions and before the Exchange Offer and the global offering;
(iii) after the Conversions and the Exchange Offer and before the global offering; and (iv) after giving effect to the sale of all the Units (including Units in the form of GDSs) offered in the global offering, first assuming no exercise of the underwriters' overallotment option and then assuming the full exercise of that option.

                          BEFORE CONVERSIONS, EXCHANGE OFFER AND GLOBAL OFFERING(1)
                                            (AS OF JUNE 30, 2003)
--------------------------------------------------------------------------------------------------------------
                                                                                                   PERCENTAGE
                                                                                                    OF TOTAL
                                                                     PERCENTAGE      NUMBER OF     OUTSTANDING
                                                                      OF TOTAL       UNIBANCO       UNIBANCO
                                       PERCENTAGE      NUMBER OF     OUTSTANDING     HOLDINGS       HOLDINGS
                                        OF TOTAL       UNIBANCO       UNIBANCO        CLASS B        CLASS B
                          NUMBER       OUTSTANDING     PREFERRED      PREFERRED      PREFERRED      PREFERRED
NAME                     OF UNITS         UNITS         SHARES         SHARES         SHARES         SHARES
----                   -------------   -----------   -------------   -----------   -------------   -----------
Mizuho...............             --        --       4,385,184,432      7.1%                  --         0%
Commerzbank..........  2,472,000,000       5.9%      2,472,000,000      4.0%       2,472,000,000       5.9%

                                    BEFORE CONVERSIONS, EXCHANGE OFFER AND GLOBAL OFFERING(1)
                                                      (AS OF JUNE 30, 2003)
---------------------  -----------------------------------------------------------------------------------
                                       PERCENTAGE
                                        OF TOTAL                                               PERCENTAGE
                         NUMBER OF     OUTSTANDING               PERCENTAGE                     OF TOTAL
                         UNIBANCO       UNIBANCO      NUMBER      OF TOTAL       NUMBER OF     OUTSTANDING
                         HOLDINGS       HOLDINGS        OF       OUTSTANDING     UNIBANCO       UNIBANCO
                          CLASS A        CLASS A     UNIBANCO     UNIBANCO       HOLDINGS       HOLDINGS
                         PREFERRED      PREFERRED     COMMON       COMMON         COMMON         COMMON
NAME                      SHARES         SHARES       SHARES       SHARES         SHARES         SHARES
----                   -------------   -----------   ---------   -----------   -------------   -----------
Mizuho...............             --          0%         --           0%       2,287,912,752       6.2%
Commerzbank..........  3,843,541,338      100.0%         --           0%       3,335,935,602       9.0%

                    AFTER CONVERSIONS AND BEFORE EXCHANGE OFFER AND GLOBAL OFFERING(1)(2)
                                           (AS OF AUGUST 19, 2003)
--------------------------------------------------------------------------------------------------------------
                                                                                                   PERCENTAGE
                                                                                                    OF TOTAL
                                                                     PERCENTAGE      NUMBER OF     OUTSTANDING
                                                                      OF TOTAL       UNIBANCO       UNIBANCO
                                       PERCENTAGE      NUMBER OF     OUTSTANDING     HOLDINGS       HOLDINGS
                                        OF TOTAL       UNIBANCO       UNIBANCO        CLASS B        CLASS B
                          NUMBER       OUTSTANDING     PREFERRED      PREFERRED      PREFERRED      PREFERRED
NAME                     OF UNITS         UNITS         SHARES         SHARES         SHARES         SHARES
----                   -------------   -----------   -------------   -----------   -------------   -----------
Mizuho...............             --         0%      4,385,184,432      7.1%       2,287,912,752       4.4%
Commerzbank..........  2,472,000,000       5.9%      2,472,000,000      4.0%       9,651,476,940      18.7%

                    A       AFTER CONVERSIONS AND BEFORE EXCHANGE OFFER AND GLOBAL OFFERING(1)(2)
                                                   (AS OF AUGUST 19, 2003)
---------------------  -------------------------------------------------------------------------------
                                       PERCENTAGE
                                        OF TOTAL                                           PERCENTAGE
                         NUMBER OF     OUTSTANDING               PERCENTAGE                 OF TOTAL
                         UNIBANCO       UNIBANCO      NUMBER      OF TOTAL     NUMBER OF   OUTSTANDING
                         HOLDINGS       HOLDINGS        OF       OUTSTANDING   UNIBANCO     UNIBANCO
                          CLASS A        CLASS A     UNIBANCO     UNIBANCO     HOLDINGS     HOLDINGS
                         PREFERRED      PREFERRED     COMMON       COMMON       COMMON       COMMON
NAME                      SHARES         SHARES       SHARES       SHARES       SHARES       SHARES
----                   -------------   -----------   ---------   -----------   ---------   -----------
Mizuho...............             --          0%         --           0%           --            0%
Commerzbank..........             --          0%         --           0%           --            0%

                                     AFTER CONVERSIONS AND EXCHANGE OFFER
                                       AND BEFORE GLOBAL OFFERING(1)(2)
--------------------------------------------------------------------------------------------------------------
                                                                                                   PERCENTAGE
                                                                                                    OF TOTAL
                                                                     PERCENTAGE      NUMBER OF     OUTSTANDING
                                                                      OF TOTAL       UNIBANCO       UNIBANCO
                                       PERCENTAGE      NUMBER OF     OUTSTANDING     HOLDINGS       HOLDINGS
                                        OF TOTAL       UNIBANCO       UNIBANCO        CLASS B        CLASS B
                          NUMBER       OUTSTANDING     PREFERRED      PREFERRED      PREFERRED      PREFERRED
NAME                     OF UNITS         UNITS         SHARES         SHARES         SHARES         SHARES
----                   -------------   -----------   -------------   -----------   -------------   -----------
Mizuho...............  3,336,548,592       6.5%      3,336,548,592      5.4%       3,336,548,592       6.4%
Commerzbank..........  6,061,738,470      11.8%      6,061,738,470      9.8%       6,061,738,470      11.7%

                                              AFTER CONVERSIONS AND EXCHANGE OFFER
                                                AND BEFORE GLOBAL OFFERING(1)(2)
---------------------  -----------------------------------------------------------------------------------
                                       PERCENTAGE
                                        OF TOTAL                                               PERCENTAGE
                         NUMBER OF     OUTSTANDING               PERCENTAGE                     OF TOTAL
                         UNIBANCO       UNIBANCO      NUMBER      OF TOTAL       NUMBER OF     OUTSTANDING
                         HOLDINGS       HOLDINGS        OF       OUTSTANDING     UNIBANCO       UNIBANCO
                          CLASS A        CLASS A     UNIBANCO     UNIBANCO       HOLDINGS       HOLDINGS
                         PREFERRED      PREFERRED     COMMON       COMMON         COMMON         COMMON
NAME                      SHARES         SHARES       SHARES       SHARES         SHARES         SHARES
----                   -------------   -----------   ---------   -----------   -------------   -----------
Mizuho...............             --          0%        --            0%                  --         0%
Commerzbank..........             --          0%        --            0%                  --         0%

                                     AFTER GLOBAL OFFERING
                               (ASSUMING THE UNDERWRITERS DO NOT
                           EXERCISE THEIR OVERALLOTMENT OPTION)(1)(3)
------------------------------------------------------------------------------------------------

                                                                     PERCENTAGE      NUMBER OF
                                                                      OF TOTAL       UNIBANCO
                                       PERCENTAGE      NUMBER OF     OUTSTANDING     HOLDINGS
                                        OF TOTAL       UNIBANCO       UNIBANCO        CLASS B
                          NUMBER       OUTSTANDING     PREFERRED      PREFERRED      PREFERRED
NAME                     OF UNITS         UNITS         SHARES         SHARES         SHARES
----                   -------------   -----------   -------------   -----------   -------------
Mizuho...............             --         0%                 --         0%                 --
Commerzbank..........  4,347,375,243       8.4%      4,347,375,243       7.0%      4,347,375,243

                                                             AFTER GLOBAL OFFERING
                                                       (ASSUMING THE UNDERWRITERS DO NOT
                                                  EXERCISE THEIR OVERALLOTMENT OPTION)(1)(3)
---------------------  -------------------------------------------------------------------------------------------------
                       PERCENTAGE                    PERCENTAGE
                        OF TOTAL                      OF TOTAL                                               PERCENTAGE
                       OUTSTANDING     NUMBER OF     OUTSTANDING               PERCENTAGE                     OF TOTAL
                        UNIBANCO       UNIBANCO       UNIBANCO      NUMBER      OF TOTAL       NUMBER OF     OUTSTANDING
                        HOLDINGS       HOLDINGS       HOLDINGS        OF       OUTSTANDING     UNIBANCO       UNIBANCO
                         CLASS B        CLASS A        CLASS A     UNIBANCO     UNIBANCO       HOLDINGS       HOLDINGS
                        PREFERRED      PREFERRED      PREFERRED     COMMON       COMMON         COMMON         COMMON
NAME                     SHARES         SHARES         SHARES       SHARES       SHARES         SHARES         SHARES
----                   -----------   -------------   -----------   ---------   -----------   -------------   -----------
Mizuho...............        0%                 --          0%        --            0%                  --         0%
Commerzbank..........      8.4%                 --          0%        --            0%                  --         0%

                                     AFTER GLOBAL OFFERING
                                (ASSUMING THE UNDERWRITERS FULLY
                           EXERCISE THEIR OVERALLOTMENT OPTION)(1)(3)
------------------------------------------------------------------------------------------------

                                                                     PERCENTAGE      NUMBER OF
                                                                      OF TOTAL       UNIBANCO
                                       PERCENTAGE      NUMBER OF     OUTSTANDING     HOLDINGS
                                        OF TOTAL       UNIBANCO       UNIBANCO        CLASS B
                         NUMBER OF     OUTSTANDING     PREFERRED      PREFERRED      PREFERRED
NAME                       UNITS          UNITS         SHARES         SHARES         SHARES
----                   -------------   -----------   -------------   -----------   -------------
Mizuho...............             --         0%                 --         0%                 --
Commerzbank..........  3,589,738,470       7.0%      3,589,738,470       5.8%      3,589,738,470

                                                             AFTER GLOBAL OFFERING
                                                       (ASSUMING THE UNDERWRITERS FULLY
                                                  EXERCISE THEIR OVERALLOTMENT OPTION)(1)(3)
---------------------  -------------------------------------------------------------------------------------------------
                       PERCENTAGE                    PERCENTAGE
                        OF TOTAL                      OF TOTAL                                               PERCENTAGE
                       OUTSTANDING     NUMBER OF     OUTSTANDING               PERCENTAGE                     OF TOTAL
                        UNIBANCO       UNIBANCO       UNIBANCO      NUMBER      OF TOTAL       NUMBER OF     OUTSTANDING
                        HOLDINGS       HOLDINGS       HOLDINGS        OF       OUTSTANDING     UNIBANCO       UNIBANCO
                         CLASS B        CLASS A        CLASS A     UNIBANCO     UNIBANCO       HOLDINGS       HOLDINGS
                        PREFERRED      PREFERRED      PREFERRED     COMMON       COMMON         COMMON         COMMON
NAME                     SHARES         SHARES         SHARES       SHARES       SHARES         SHARES         SHARES
----                   -----------   -------------   -----------   ---------   -----------   -------------   -----------
Mizuho...............        0%                 --          0%        --            0%                  --         0%
Commerzbank..........      6.9%                 --          0%        --            0%                  --         0%

---------------


(1) Percentages of total outstanding Unibanco preferred shares and total outstanding Unibanco Holdings Class B shares exclude shares held in treasury. Before the Exchange Offer, there are 3,274,411,244 Unibanco preferred shares and 1,275,842,318 Unibanco Holdings Class B preferred shares held in treasury. The tables portraying Mizuho's and Commerzbank's ownership interests after the Exchange Offer give effect to the Exchange Offer's effect on the number of shares held in treasury.



(2) Reflects conversion by Mizuho and Commerzbank of all their Unibanco Holdings common shares and Unibanco Holdings Class A preferred shares into Unibanco Holdings Class B preferred shares.


(3) Assumes full exchange, in first auction of Exchange Offer on September 22, 2003, of public float Unibanco preferred shares for Unibanco Holdings Class B preferred shares and public float Unibanco Holdings Class B preferred shares for Unibanco preferred shares, as the case may be, and the resultant creation of Units.

     Mizuho's main offices are located at 1-3-3, Marunouchi, Chiyoda-ku, Tokyo 100-0011, Japan.

     Mizuho and its predecessors have engaged in ordinary course commercial banking transactions with Unibanco over the last several years, principally including deposits we have made with Mizuho and the extension to us of trade-related and general purpose credit lines. At June 30, 2003, we had deposits with Mizuho of approximately R$72 million and we owed approximately R$32 million to Mizuho under these credit lines. Mizuho currently guarantees approximately R$3 million of our obligations owed to the Japan Bank for International Cooperation. In addition, Unibanco issued a guarantee to cover the credit risk of a Brazilian borrower in a syndicated loan insured by Nippon Export and Investment Insurance (NEXI), in which loan Mizuho currently holds a participation of approximately R$53.3 million. This loan will mature in September 2006.

     We maintain a Japan Desk to provide services to Japanese companies with operations or business in Brazil and Brazilian companies with interests in Japan. The current Managing Executive and General

Manager of the Japan Desk is a Mizuho employee seconded to Unibanco. Mizuho and Unibanco currently intend to maintain this arrangement following this offering.

     Commerzbank's main offices are located at Kaiserstrasse 16, 60311 Frankfurt am Main, Germany.

     Commerzbank has engaged in ordinary course commercial banking transactions with us over the last several years. Since January 2000, these transactions mainly included the extension to us of trade-related short-term financing. On June 30, 2003, Unibanco and its subsidiaries owed approximately R$99 million under credit lines extended by Commerzbank.

     We maintain a German Desk to provide services to German companies with operations or business in Brazil and Brazilian companies with interests in Germany. The current Executive Director of the German Desk is a Commerzbank employee seconded to Unibanco. Commerzbank and Unibanco currently intend to maintain this arrangement following this offering.

                              DESCRIPTION OF UNITS

     For certain information about our and Unibanco Holdings' memoranda and articles of association, and the rights, preferences and restrictions, including our dividend policy, attaching to Unibanco preferred shares, Unibanco Holdings Class B preferred shares and the Units, please see "Item 8. Financial Information -- Dividends" and "Item 10. Additional Information -- Memorandum and Articles of Association" in our 2002 Form 20-F, incorporated herein by reference. The composition of Unibanco's and Unibanco Holdings' respective capital stock, as indicated in Item 10 of our 2002 Form 20-F, is subject to change as a result of the transactions described under "Recent
Developments -- Brazilian Exchange Offer Prior to Global Offering" and "Selling Shareholders".

                    DESCRIPTION OF GLOBAL DEPOSITARY SHARES

GLOBAL DEPOSITARY RECEIPTS

     The Bank of New York, as depositary, will execute and deliver the GDRs. Each GDR is a certificate evidencing a specific number of GDSs. Each GDS represents 500 Units deposited with Unibanco, as custodian and agent for the depositary in Brazil. Each Unit consists of one preferred share of Unibanco and one Class B preferred share of Unibanco Holdings. Each GDS will also represent any rights related to the Units, as well as any other securities, cash or other related property which may be received by the depositary. The Units and any other securities, cash and other property held under the deposit agreement are referred to as the deposited securities. The depositary's office at which the GDRs will be administered is located at 101 Barclay Street, New York, New York 10286.

     You may hold GDSs either directly (by having a GDR registered in your name) or indirectly through your broker or other financial institution. The description in this prospectus assumes you hold the GDSs directly. If you hold the GDSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of GDS holders described in this section.


     As a GDR holder, Unibanco and Unibanco Holdings will treat you as one of their shareholders and you will be entitled to all the shareholder rights which holders of the underlying securities are entitled to. Brazilian law governs shareholder rights. The depositary will be the holder of the Units and the Unibanco preferred shares and Unibanco Holdings Class B preferred shares underlying your GDSs. As a holder of GDRs, you will have GDR holder rights. A deposit agreement among Unibanco, Unibanco Holdings, the depositary and all holders of GDRs set out the GDR holders' rights as well as the rights and obligations of the depositary. If you become a holder of GDSs, you will become a party to the deposit agreement and therefore will be bound by its terms and to the terms of the GDR that represents your GDSs. New York law governs the deposit agreement and the GDRs.


     The following is a summary of the material provisions of the deposit agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire deposit agreement, a form of which is filed as an exhibit to the registration statement filed on Form F-6 (Registration No. 333-13282), filed with the SEC on March 16, 2001. You may obtain a copy of the deposit agreement and the form of GDR at the depositary's office or from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.

DEPOSIT AND WITHDRAWAL OF SECURITIES

     In connection with the deposit of Units, the depositary or the custodian may require the following in form satisfactory to it:

     - a written order directing the depositary to execute and deliver to, or upon the written order of, the person or persons designated in the order a GDR or GDRs evidencing the number of GDSs representing the deposited Units;

     - proper endorsements or duly executed instruments of transfer in respect of the deposited Units;

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

     - any payments, including the charges of the depositary for making the deposits of Units and the issuance of the GDRs;

     - instruments assigning to the custodian or its nominee any distribution on or in respect of the deposited Units or indemnity for the deposited Units;

     - proxies entitling the custodian to vote the deposited Units until the deposited Units are registered in the name of the custodian or its nominee; and

     - all certifications as may be required in accordance with the terms of the deposit agreement.

     As soon as practicable after the custodian receives the Units or other deposited securities, the custodian will present the deposited securities for registration of transfer into the name of the depositary or its nominee or the custodian or its nominee, at the cost and expense of the person making the deposit, or for whose benefit the deposit is made.

     Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of GDSs in the names you request and will deliver the GDRs at its office to the persons you request.

     You may cancel your GDRs and obtain the underlying deposited securities by turning in your GDRs at the depositary's office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the Units and the Unibanco preferred shares and Unibanco Holdings Class B preferred shares and any other deposited securities underlying the GDR to you or a person you designate at the office of the custodian.

PRE-RELEASE TRANSACTIONS

     The depositary may, with the prior written consent of Unibanco and Unibanco Holdings, and to the extent permitted by applicable laws and regulations, deliver GDSs before receiving a deposit of Units. These transactions are commonly referred to as "pre-release transactions". The depositary may retain the compensation received from the pre-release transactions.

     The depositary may also deliver deposited securities upon the receipt and cancellation of pre-released GDRs (even if the GDRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying deposited securities are delivered to the depositary. The depositary may receive GDRs instead of the deposited securities to close out a pre-release. The depositary may pre-release GDRs only under the following conditions:

     - before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the deposited securities or GDRs to be deposited;

     - the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate;

     - the depositary must be able to close out the pre-release on not more than five business days' notice. In addition, the depositary will limit the number of GDSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so; and

     - the depositary may ask for any further indemnities and require compliance with credit regulations if it thinks it is appropriate to do so.

DIVIDENDS AND OTHER DISTRIBUTIONS

     As a holder of a GDR, you generally have the right to receive the distributions Unibanco or Unibanco Holdings makes on the deposited securities. Your receipt of these distributions may be limited, however, by practical considerations, legal limitations and the terms of the deposit agreement. Holders will receive such distributions under the terms of the deposit agreement in proportion to the number of GDSs held as of a specified record date.

     DISTRIBUTIONS OF CASH. Whenever Unibanco or Unibanco Holdings makes a cash distribution for the deposited securities, the depositary will arrange for the funds to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders subject to any restrictions imposed by Brazilian law and regulations. The conversion into U.S. dollars will take place only if practicable and only if the U.S. dollars are transferable to the United States. If that is not possible or if governmental approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those GDR holders to whom it is possible to do so. The depositary will hold the foreign currency it cannot convert for the account of the GDR holders who have not been paid. The depositary will not invest the foreign currency and it will not be liable for any interest. The amounts distributed to holders will be net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

     DISTRIBUTIONS OTHER THAN CASH, UNITS OR RIGHTS. Whenever Unibanco or Unibanco Holdings makes a distribution other than cash, Units or rights for any of the deposited securities, the depositary will determine whether such distribution to holders is feasible based on consultation with Unibanco and Unibanco Holdings and receipt of opinions from United States and Brazilian counsel. If it is feasible to distribute such property to you, the depositary will distribute the property to holders in a manner it deems practicable. If the depositary considers such distribution not to be feasible, it may sell all or a portion of the property received. The proceeds of such a sale will be distributed to holders as in the case of a distribution in cash. Any distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

     DISTRIBUTIONS IN UNITS. Whenever Unibanco and Unibanco Holdings make a dividend in, or free distribution of Unibanco preferred shares and Unibanco Holdings Class B preferred shares, upon receipt by the custodian of Units representing these shares, the depositary may, and will upon our request, in each case after obtaining opinions of United States and Brazilian counsel, distribute to holders new GDRs for an aggregate number of GDSs representing the number of Units deposited. If the depositary considers such distribution not to be feasible, it may sell the Units received. The proceeds of such a sale will be distributed to holders as in the case of a distribution in cash. Any distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement.

     DISTRIBUTIONS OF RIGHTS. Whenever Unibanco and Unibanco Holdings distributes rights to purchase additional Unibanco preferred shares and Unibanco Holdings Class B preferred shares, such shares may be deposited with the custodian for the creation of Units. The depositary may make these rights available to you. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary may sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

     If the depositary makes the rights available to you, it will exercise the rights and purchase the Unibanco preferred shares and Unibanco Holdings Class B preferred shares on your behalf to create the Units and deposit them on your behalf. The depositary will then deliver GDSs representing such Units to you. The depositary will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

CHANGES AFFECTING DEPOSITED SECURITIES

     The deposited securities held on deposit for your GDSs may change from time to time. For example, there may be a change in the nominal or par value, a split-up, a consolidation or reclassification of the deposited securities, or a recapitalization, reorganization, merger or consolidation or sale of assets affecting either Unibanco or Unibanco Holdings.

     If any such change were to occur, your GDSs would, to the extent permitted by law, represent the right to receive the property received or exchanged in respect of the deposited securities. The depositary may in such circumstances deliver new GDRs to you or call for the exchange of your existing GDRs for new GDRs. If the depositary may not lawfully distribute such property to you, the depositary may sell such property and distribute the net proceeds to you in cash.

VOTING RIGHTS

     The Units and the Unibanco preferred shares and Unibanco Holdings Class B preferred shares underlying those Units do not have any voting rights except in limited circumstances, described in "Item 10. Additional
Information -- Memorandum and Articles of Association" in our 2002 Form 20-F, incorporated herein by reference. If the holders of the Units, or the Unibanco preferred shares or Unibanco Holdings Class B preferred shares acquire voting rights, you may instruct the depositary to vote the deposited securities underlying your GDRs. Upon receiving notice of any meeting at which the holders of Units or other deposited securities are entitled to vote, or of solicitation of consents or proxies from holders of Units or other deposited securities, the depositary shall fix a record date for the giving of instructions for voting. The depositary will send to each holder:

     - information included in a notice of meeting, in a form provided by either Unibanco or Unibanco Holdings;

     - statement that the holders of record will be able to instruct the depositary as to the exercise of the voting rights; and

     - statement as to the manner and date by which you must give the depositary instructions.

     For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, subject to Brazilian law and the provisions of our by-laws, to vote or to have its agents vote the Units or other deposited securities as you instruct. The depositary will only vote or attempt to vote as you instruct.

FEES AND CHARGES

     As a holder, you will be required to pay the following service fees to the depositary:

Issuance of GDSs..............   $5.00 (or less) per 100 GDSs (or portion of 100
                                 GDSs)

Cancellation of GDSs
(including if the deposit
agreement terminates).........   $5.00 (or less) per 100 GDSs (or portion of 100
                                 GDSs)

Any cash distribution to you
pursuant to the deposit
agreement, except for
distribution of cash
dividends.....................   $.02 (or less) per GDS (or portion of a GDS)

     As a holder, you will also be responsible for paying some of the fees and expenses incurred by the depositary and certain taxes and governmental charges, including:

     - transfer and registration of Units on Unibanco's and Unibanco Holdings' share registers to or from the name of the depositary or its agent when you deposit or withdraw such Units;

     - expenses of the depositary in converting foreign currency into U.S. dollars;

     - cable, telex and facsimile transmissions (when expressly provided in the deposit agreement);

     - taxes and other governmental charges the depositary or the custodian have to pay on the GDR or deposited securities underlying a GDR, for example, stock transfer taxes, stamp duty or withholding taxes; and

     - any fees or expenses incurred by the depositary or its agents in connection with delivery of the deposited securities.

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

AMENDMENTS AND TERMINATION OF THE DEPOSIT AGREEMENT

     Unibanco and Unibanco Holdings may agree with the depositary to amend the deposit agreement and the form of GDRs at any time without your consent. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of GDR holders, it will not become effective until 60 days after the depositary notifies GDR holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your GDR, to agree to the amendment and to be bound by the GDRs and the deposit agreement as amended.

     The depositary will terminate the deposit agreement if we and Unibanco Holdings ask it to do so. In that case, the depositary must notify you at least 60 days before termination. The deposit agreement will automatically terminate without notice to you if the depositary has told us and Unibanco Holdings that it would like to resign or if we and Unibanco Holdings remove the depositary and, in either case, we and Unibanco Holdings have not appointed a new depositary within 60 days.

     After termination, the depositary and its agents will discontinue the registration of transfers of GDRs and suspend the distribution of dividends to the holders thereof and will provide no further services with respect to the GDRs, except that they will:

     - advise you that the deposit agreement is terminated;

     - collect distributions on the deposited securities;

     - sell rights and other property and convert deposited securities into cash as provided in the deposit agreement; and

     - deliver the deposited securities, together with any dividends or other distributions received with respect thereto, and the net proceeds of the sale of any rights or other property upon cancellation of the GDRs.

     At least six months after termination, the depositary may sell any remaining deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the GDR holders that have not surrendered their GDRs. The depositary may hold the money without investing it and has no liability for interest. The depositary's only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

OWNERSHIP RESTRICTIONS

     Unibanco and Unibanco Holdings may restrict transfers or, to the extent permitted under applicable law or Unibanco's and Unibanco Holdings' bylaws, instruct the depositary to cause the mandatory sale or disposition of Units where such transfer of ownership might result in ownership of Units or GDRs exceeding the limits under applicable law or Unibanco's and Unibanco Holdings' bylaws.

LIABILITY OF HOLDERS FOR TAXES OR OTHER CHARGES

     You will be responsible for the taxes and other governmental charges payable on your GDSs and the securities represented by your GDSs. We, Unibanco Holdings and the depositary may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due on your GDSs and the securities represented by your GDSs.

     The depositary may refuse to transfer GDRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. You may be required to provide to the depositary and the custodian proof of taxpayer status and residence and such other information as the depositary and custodian may require to fulfill legal obligations.

LIMITATIONS ON OBLIGATIONS AND LIABILITIES

  LIMITS ON UNIBANCO'S AND UNIBANCO HOLDING'S OBLIGATIONS AND THE OBLIGATIONS OF THE DEPOSITARY; LIMITS ON LIABILITY TO HOLDERS OF GDRS

     The deposit agreement expressly limits Unibanco's and Unibanco Holdings' obligations and the obligations of the depositary. It also limits Unibanco's and Unibanco Holdings' liability and the liability of the depositary. Unibanco, Unibanco Holdings and the depositary:

     - are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

     - are not liable for any action or inaction on the advice or information received from legal counsel, accountants, any person presenting Units for deposit, any holder of GDSs or any other person believed by them in good faith to be competent to give such advice or information;

     - the depositary is not liable for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement;

     - have no obligation to become involved in a lawsuit or other proceeding related to the GDRs or the deposit agreement on your behalf or on behalf of any other party; and

     - may rely upon any documents they believe to be genuine and to have been signed or presented by the proper party.

     In the deposit agreement, we and Unibanco Holdings agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary's own negligence or bad faith, and the depositary agrees to indemnify us and Unibanco Holdings for losses resulting from its negligence or bad faith.

  REQUIREMENTS FOR DEPOSITARY ACTIONS

     Before the depositary will deliver or register a transfer of a GDR, make a distribution on a GDR, or permit withdrawal of the deposited securities, the depositary may require:

     - payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of the Units or other deposited securities;

     - satisfactory proof of the identity and genuineness of any signature or other information it deems necessary;

     - compliance with regulations it may establish, from time to time, consistent with the deposit agreement; or

     - compliance with any laws or governmental regulations related to GDRs and GDSs.

     The depositary may refuse to deliver GDRs or register transfers of GDR generally when the transfer books of the depositary or of Unibanco or Unibanco Holdings are closed or at any time if the depositary or we and Unibanco Holdings think it advisable to do so.

  YOUR RIGHT TO RECEIVE THE DEPOSITED SECURITIES UNDERLYING YOUR GDRS

     You have the right to cancel your GDRs and withdraw the underlying deposited securities at any time except:

     - when temporary delays arise because: (i) the depositary has closed its transfer books or we or Unibanco Holdings have closed our transfer books;
       (ii) the transfer of deposited securities is blocked to permit voting at Unibanco's or Unibanco Holdings' shareholders' meeting; or (iii) if we or Unibanco Holdings are paying a dividend on the deposited securities;

     - when you or other GDR holders seeking to withdraw the deposited securities owe money to pay fees, taxes and similar charges; or

     - when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to GDRs or to the withdrawal of deposited securities.

BOOKS OF THE DEPOSITARY

     The depositary will maintain GDS holder records at its depositary office. You may inspect such records at that office during regular business hours, but solely for the purpose of communicating with other holders in the interest of Unibanco and Unibanco Holdings businesses or matters relating to the GDSs and the deposit agreement.

NOTICES AND REPORTS

     We and Unibanco Holdings will furnish to the depositary all notices of shareholders' meeting and annual reports to shareholders and other reports and communications that are made generally available to shareholders, together with English translations thereof. The depositary will make these available for your inspection at its offices. The depositary, at Unibanco's and Unibanco Holdings' expense, will also arrange for mailing of copies or summaries of such reports and communications to all holders of GDSs.

DISCLOSURE OF BENEFICIAL OWNERSHIP

     We, Unibanco Holdings, the depositary or the custodian may request you as holders and beneficial owners of GDRs to provide information as to the capacity in which you hold or held the GDRs. By holding an interest in the GDRs, you are deemed to agree to provide such information upon such request.

                               MARKET INFORMATION

     Unibanco's preferred shares are listed and traded on the Sao Paulo Stock Exchange (Bolsa de Valores de Sao Paulo). The Class B preferred shares of Unibanco Holdings are not separately traded, but the Units, each consisting of one preferred share of Unibanco and one Class B preferred share of Unibanco Holdings, are listed and traded on the Sao Paulo Stock Exchange in lots of 1,000. The GDSs, each representing 500 Units, are traded on The New York Stock Exchange.

     The table below sets forth, for the indicated periods, the high and low closing prices of the GDSs on The New York Stock Exchange, in U.S. dollars, and Units on the Sao Paulo Stock Exchange, in reais:


                                                       NEW YORK STOCK     SAO PAULO STOCK
                                                        EXCHANGE, US$    EXCHANGE, R$ PER
                                                           PER GDS          1,000 UNITS
                                                       ---------------   -----------------
                                                        HIGH     LOW      HIGH       LOW
                                                       ------   ------   -------   -------
YEAR ENDED DECEMBER 31,
1998.................................................  37.54     6.70     86.01     18.02
1999.................................................  31.56     9.18    120.00     27.82
2000.................................................  34.31    21.94    127.00     77.99
2001.................................................  32.69    13.40    129.00     72.00
2002.................................................  27.45     6.31    125.99     49.50
YEAR ENDED DECEMBER 31, 2001:
First quarter........................................  32.69    19.50    129.00     85.00
Second quarter.......................................  26.55    19.75    125.00     87.00
Third quarter........................................  25.55    13.40    122.00     72.00
Fourth quarter.......................................  23.03    14.90    109.00     80.02
YEAR ENDED DECEMBER 31, 2002:
First quarter........................................  25.02    20.00    117.50     97.00
Second quarter.......................................  27.45    13.99    125.99     77.00
Third quarter........................................  16.91     7.10     97.00     54.60
Fourth quarter.......................................  12.35     6.31     84.50     49.50
MONTH OF:
January 2003.........................................  13.71    10.01     90.90     73.30
February 2003........................................  12.02    10.70     85.60     78.00
March 2003...........................................  15.35    11.79    104.00     84.40
April 2003...........................................  18.80    14.99    112.06     96.00
May 2003.............................................  18.80    16.30    110.00     97.00
June 2003............................................  18.22    16.40    105.50     94.00
July 2003............................................  17.53    15.89    104.89     92.20
August 2003..........................................  19.25    15.72    114.45     94.50
September 2003 (through September 24)................  19.94    18.87    117.30    108.00


     The GDSs offered in this offering will be fungible with, and will be identified by the same CUSIP number and will be eligible for trading under the same New York Stock Exchange trading symbol as, the existing GDSs.

                                    TAXATION

BRAZIL

     For certain information about the material Brazilian tax considerations relevant to the acquisition, ownership and disposition of GDSs or Units, please see Item 10. "Additional Information -- Taxation" in our 2002 Form 20-F, incorporated herein by reference. The summary in our 2002 Form 20-F is based upon Brazilian tax laws in effect on the date thereof and is subject to any change in Brazilian law that may come into effect after such date.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following summary of material U.S. federal income tax consequences of the acquisition, ownership and disposition of GDSs and the Units is the opinion of Debevoise & Plimpton, our U.S. counsel.

     This summary applies to you only if you are a beneficial owner of GDSs or Units, and the dividends on them, and you are, for U.S. federal income tax purposes:

     - an individual citizen or resident of the United States;

     - a corporation (or other entity classified as a corporation) organized under the laws of the United States or any state thereof or the District of Columbia; or

     - an estate the income of which is subject to U.S. federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

     This summary applies only to holders who will hold GDSs and the Units as capital assets (i.e., generally, as investment property). This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, rulings and judicial decisions, all as in effect on the date hereof. Those authorities are subject to different interpretations and may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those discussed below. There can be no assurance that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax consequences discussed herein or that a court will not sustain a challenge by the IRS in the event of litigation. This summary is based, in part, upon certain statements as to Brazilian tax consequences included in our 2002 Form 20-F filed with the Securities and Exchange Commission on June 27, 2003, incorporated herein by reference. Those statements are based upon Brazilian tax laws in effect on that date and are subject to any change in Brazilian law that may come into effect after such date. This summary assumes that those statements continue to be an accurate summary of such Brazilian tax consequences.

     This summary is of a general nature and does not address all of the U.S. federal income or other tax consequences that may be relevant to you in light of your particular situation. For example, this summary does not apply to U.S. expatriates, insurance companies, regulated investment companies, tax-exempt organizations, financial institutions, holders subject to the alternative minimum tax, securities broker-dealers, holders that use a mark-to-market accounting method, holders who hold GDSs or the Units as part of hedging, straddle, or conversion transactions, holders who own directly, indirectly or by attribution, 10% or more of the voting power of our issued share capital, holders whose functional currency for U.S. federal income tax purposes is not the U.S. dollar, or partnerships (or other entities classified as partnerships for U.S. federal income tax purposes). Further, this summary does not address any aspect of state, local or non-U.S. tax law.

     The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds GDSs or Units generally will depend on such partner's particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

     You should consult your own tax advisors as to the particular tax consequences to you under U.S. federal, state, local and non-U.S. laws of the acquisition, ownership and disposition of GDSs or the Units, and the effects of possible changes in such laws.

     GENERAL

     For U.S. federal income tax purposes, holders of GDSs will be treated as owners of the underlying Units attributable thereto.

     DISTRIBUTIONS

     The gross amount of a distribution paid on a GDS or a Unit (including distributions, if any, of notional interest on shareholder's equity) will be a dividend for U.S. federal income tax purposes to the extent paid out of the current or accumulated earnings and profits (as determined under U.S. federal income tax principles) of the applicable payor and will be includible in your gross income as ordinary dividend income in the taxable year of receipt (which generally will be the taxable year in which such dividend is received by you, in the case of the Units, or by The Bank of New York, as depositary, in the case of
GDSs). The amount of any distribution will include the amount of Brazilian withholding taxes, if any, withheld on the amount distributed. To the extent that a distribution exceeds such earnings and profits, it will be treated as a nontaxable return of capital to the extent of your basis in the applicable component of the Units and thereafter as a capital gain. Dividends paid with respect to the GDSs or Units generally will be treated as foreign source income and will not be eligible for the dividends-received deduction allowed to corporate shareholders under the U.S. federal income tax law.

     Generally, any such dividends will be treated as foreign source "passive income" or, in the case of certain holders, "financial services income", for U.S. foreign tax credit purposes. If any Brazilian income taxes are withheld from such dividends, you may be entitled to claim a foreign tax credit for the amount of such Brazilian income taxes against your U.S. federal income tax liability, subject to certain limitations and restrictions that may vary depending upon your circumstances. Instead of claiming the foreign tax credit, you may, at your election, deduct the U.S. dollar value of such Brazilian income taxes in computing your U.S. taxable income, subject to generally applicable limitations under U.S. federal income tax law. The rules relating to foreign tax credits are extremely complex and the availability of a foreign tax credit would depend on various factors. You are urged to consult your own tax advisors regarding the availability of foreign tax credits in light of your particular circumstances.

     Recently enacted legislation reduces to 15% the maximum U.S. federal income tax rate for certain dividends received by certain noncorporate taxpayers, including individuals, through taxable years beginning on or before December 31, 2008, so long as certain holding period and other requirements are met. If those requirements are satisfied then, unless we or Unibanco Holdings are classified as a passive foreign investment company (see below), dividends paid with respect to our GDSs will qualify for the 15% maximum rate. It is unclear whether dividends paid to direct holders of our Units will qualify for the 15% maximum rate because such Units are not readily tradable on an established securities market in the United States. Special rules apply for purposes of determining a recipient's investment income (which may limit deductions for investment interest) and foreign income (which may limit foreign tax credits) and to certain extraordinary dividends. We urge you to consult your own tax advisor regarding the possible applicability of the reduced rate under the new legislation and the related restrictions and special rules.

     The amount of any distribution will be measured by the fair market value in U.S. dollars of the reais or other property received on the date received by you in the case of the Units, or by The Bank of New York, as depositary, in the case of GDSs, based on the spot exchange rate on such date. You will have a basis in any reais distributed equal to the U.S. dollar value of the reais on the date received by you, in the case of the Units, or by The Bank of New York in the case of GDSs. Any gain or loss recognized upon a subsequent disposition of the reais will generally be U.S. source ordinary income or loss.

     SALE, EXCHANGE OR OTHER DISPOSITION OF UNITS OR GDSS

     Upon the sale, exchange or other taxable disposition of a Unit or GDS, you will generally recognize a gain or a loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount realized and your adjusted tax basis in the Unit or GDS. Your adjusted tax basis in Units or GDSs will generally equal the amounts paid therefor. Subject to the discussion below under "Passive Foreign Investment Company Considerations", such gain or loss will be a capital gain or loss and will generally be treated as U.S. source gain or loss. If you are a noncorporate taxpayer, including an individual, any such capital gain will generally be subject to U.S. federal income tax at a maximum rate of 15% for 2003 (or applicable rates in subsequent years) if you have held the Unit or GDS for more than one year. Because such gain will generally be from U.S. sources, you may not be entitled to a foreign tax credit for Brazilian taxes, if any, imposed on any such gain. We do not believe that separate gain or loss computations must be made with respect to each component of a Unit (unless they are separated), but no assurance can be given that the IRS will not challenge this position.

     The surrender of GDSs in exchange for the Units and the surrender of the Units in exchange for GDSs will not be a taxable event for U.S. federal income tax purposes. Accordingly, you will not recognize any gain or loss upon such surrender.

     PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS

     We believe that we and Unibanco Holdings will not be treated as a passive foreign investment company ("PFIC") for U.S. federal income tax purposes for our current taxable year, or for future taxable years. However, an actual determination of PFIC status is factual in nature and generally cannot be made until the close of the applicable taxable year. A corporation will be a PFIC if either:

     - 75% or more of its gross income in a taxable year is passive income, which includes dividends, interest, royalties, rents, annuities, and some types of gains; or

     - the average percentage of the value of its assets that produce or are held for the production of passive income is at least 50%.

     Our belief that we and Unibanco Holdings are not, and will not in the future be, a PFIC is based on certain Proposed Treasury Regulations dealing with non-U.S. banks. Such regulations are not final and are subject to modification, in which case our determination regarding PFIC status may be different.

     If we or Unibanco Holdings were classified as a PFIC, you would be subject to certain adverse U.S. tax consequences, including the possible characterization of gain with respect to the Units or GDSs as ordinary income, the possible imposition of an interest charge on taxes you would be deemed to have deferred and the unavailability of the reduced 15% tax rate on dividends.

     You are urged to consult your own tax advisor concerning the potential application of the PFIC rules to your acquisition, ownership and disposition of the Units or GDSs.

     UNITED STATES INFORMATION REPORTING AND BACKUP WITHHOLDING

     Certain payments, including dividends, with respect to the Units or GDSs and proceeds from the sale, exchange or redemption of the Units or GDSs may be subject to U.S. backup withholding tax (currently at a rate of 28%), unless (i) you furnish a correct taxpayer identification number, make any other required certification and otherwise comply with applicable requirements of backup withholding rules, or (ii) you are a corporation or otherwise exempt from backup withholding and appropriately establish that exemption. If you are required to establish your exempt status you generally must provide such certification on IRS Form W-9.

     You will also be subject to information reporting with respect to certain payments on the Units or GDSs and proceeds from the sale, exchange or redemption of the Units or GDSs unless you are a corporation or other exempt recipient and appropriately establish that exemption.

     Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules, by filing the appropriate claim for refund with the IRS and furnishing any required information on a timely basis.

                          ENFORCEABILITY OF JUDGMENTS

     Unibanco is a financial institution organized under the laws of Brazil and Unibanco Holdings is a corporation organized under the laws of Brazil. Substantially all of the directors and executive officers of Unibanco and Unibanco Holdings reside in Brazil, and all or substantially all of the assets of such persons may be, and, except for the assets held abroad through branches and subsidiaries, substantially all of the assets of Unibanco and Unibanco Holdings are, located in Brazil. As a result, it may not be possible for investors to effect service of process within the United States, or other jurisdictions outside Brazil, upon such persons or to enforce against such persons or against Unibanco or Unibanco Holdings judgments obtained in the courts of the United States or other jurisdictions outside Brazil, including judgments predicated upon the civil liability provisions of the securities laws of the United States or the laws of such other jurisdictions.

     Judgments of U.S. courts for civil liabilities predicated upon securities laws of the United States may be enforced in Brazil, subject to certain requirements described below. A judgment against Unibanco or Unibanco Holdings or any other person referred to above obtained outside of Brazil would be enforceable in Brazil against Unibanco or any such person without reconsideration of the merits, upon confirmation of that judgment by the Brazilian Federal Supreme Court. Such confirmation would be provided if the foreign judgment (i) fulfils all formalities required for its enforceability under the laws of the country where the foreign judgment is granted, (ii) is issued by a competent court after proper valid service of process, (iii) is not subject to appeal, (iv) is authenticated by a Brazilian consular office in the country where the foreign judgment is issued and is accompanied by a sworn translation into Portuguese, and (v) is not contrary to Brazilian national sovereignty, "good morals" or public policy. Notwithstanding the foregoing, no assurance can be given that such confirmation will be obtained, that the confirmation process described above can be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violations of the securities laws of the United States with respect to the GDSs or Units.

     Further, we note that: (a) original actions based on the federal securities laws of the United States may be brought in Brazilian courts and that, subject to applicable laws, Brazilian courts may enforce liabilities in such actions against Unibanco and Unibanco Holdings, their directors, their executive officers and the advisors named in this prospectus; and (b) the ability of a judgment creditor or the other persons named above to satisfy a judgment by attaching certain of Unibanco's or Unibanco Holdings' assets is limited by provisions of Brazilian law. Pursuant to article 835 of the Brazilian Code of Civil Procedures, a plaintiff (whether Brazilian or non-Brazilian) who resides outside Brazil during the course of litigation in Brazil and does not own real property in Brazil must post a bond to cover the court costs and legal fees of the defendant (unless excepted under article 836 of such Code). The bond must have a value sufficient to satisfy the payment of the court fees and the defendant's attorney fees, as may be determined by the Brazilian judge. This requirement does not apply to the enforcement of foreign judgments which have been duly confirmed by the Brazilian Federal Supreme Court.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated September 24, 2003 relating to the offering of Units in the form of GDSs in the United States and elsewhere outside Brazil, the selling shareholders have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Commerzbank Aktiengesellschaft are acting as representatives, the following respective numbers of GDSs:

                                                                NUMBER
UNDERWRITER                                                     OF GDSS
-----------                                                    ---------
Credit Suisse First Boston LLC..............................   2,095,225
J.P. Morgan Securities Inc..................................   2,095,225
Commerzbank Aktiengesellschaft..............................   2,095,225
Unibanco -- Uniao de Bancos Brasileiros (Luxembourg) S.A....     330,825
                                                               ---------
          Total.............................................   6,616,500
                                                               =========

     The offering made pursuant to this prospectus has been structured to comply with Brazilian rules and regulations applicable to the selling shareholders. Consistent with these requirements, a syndicate of Brazilian financial institutions has agreed to use its best efforts to place with the underwriters all of the Units that are being sold by the selling shareholders to the underwriters and that will underlie the GDSs. While those Brazilian financial institutions are not obligated to purchase such Units, the underwriting agreement obligates the underwriters to purchase all of the Units underlying the GDSs in the offering made pursuant to this prospectus (other than those Units in the form of GDSs that are covered by the overallotment option described below) subject to the satisfaction of other customary conditions and followed by the deposit of such Units with the depository to create GDSs.

     The underwriters have agreed to pay the selling shareholders in Brazilian reais for the Units underlying the GDSs sold pursuant to this prospectus. The purchase price for the GDSs (net of discounts, commissions and expenses of the underwriters) will be converted into Brazilian reais pursuant to certain procedures provided for in the underwriting agreement.

     The underwriting agreement provides that the underwriters are obligated to purchase all the GDSs in the offering if any are purchased, other than those GDSs that are covered by the overallotment option described below. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

     All sales of the GDSs in the United States will be made by U.S. registered broker-dealers. In particular, neither Commerzbank nor Unibanco -- Uniao de Bancos Brasileiros (Luxembourg) S.A. is a U.S. registered broker-dealer and, therefore, to the extent that either of them intends to effect any sales of the GDSs in the United States, they may only do so through one or more U.S. registered broker-dealers as permitted by applicable law and regulations.

     Commerzbank, which is one of the selling shareholders, has granted to the underwriters an option, exercisable within 30 days of the date of this prospectus, to purchase up to 757,636,773 additional Units in the form of GDSs from Commerzbank at the initial public offering price less selling concessions. The option may be exercised only to cover any overallotments of the GDSs. If any additional GDSs are purchased pursuant to this option, the underwriters will severally purchase such GDSs in approximately the same proportion as set forth in the table above.

     The underwriters propose to offer the GDSs initially to the public at the offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $0.3938 per GDS. The underwriters and selling group members may allow a discount of $0.1000 per GDS on sales to other broker-dealers. After the initial public offering the underwriters may change the public offering price and the concession and discount to broker-dealers.

     The following table shows, in respect of the offering of Units in the form of GDSs in the United States and elsewhere outside Brazil, the price per GDS and the total public offering price, underwriting discounts and commissions to be paid and proceeds before expenses to the selling shareholders in respect of the sale of (i) 6,616,500 GDSs (the "Base Offering") and (ii) 757,636,773 Units in the form of GDSs (equivalent to approximately 1,515,274 GDSs) pursuant to the overallotment option, assuming full exercise thereof.

                                                                   GDSS SOLD PURSUANT TO
                                   GDSS SOLD IN BASE OFFERING       OVERALLOTMENT OPTION
                                   ---------------------------   --------------------------
                                    PER GDS         TOTAL         PER GDS         TOTAL
                                   ----------   --------------   ----------   -------------
Public offering price............  US$18.7500   US$124,059,375   US$18.7500   US$28,411,379
Underwriting discounts and
  commissions....................  US$ 0.6563   US$  4,342,409   US$ 0.3938   US$   596,715
Proceeds, before expenses, to the
  selling shareholders...........  US$18.0937   US$119,716,966   US$18.3562   US$27,814,664

     The selling shareholders are paying a portion of the expenses of the global offering, including underwriting discounts and commissions, in proportion to the respective number of Units, including Units in the form of GDSs, sold by each of them (exclusive of Units, including Units in the form of GDSs, sold pursuant to the overallotment option described above). Unibanco and Unibanco Holdings are also paying a portion of the expenses of the global offering.

     We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately US$1,036,751, including SEC registration fees of US$16,212, National Association of Securities Dealers' filing fees of US$20,539, printing fees of approximately US$150,000, professional fees of approximately US$750,000 and other expenses of approximately US$100,000.

     Each of Unibanco, Unibanco Holdings and Commerzbank has agreed that, other than with respect to the Units being offered in the global offering it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any Units or GDSs, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. for a period of 180 days after the date of this prospectus.

     We, the selling shareholders and the underwriters have agreed to indemnify each other against liabilities under the Securities Act, or contribute to payments that may be required in that respect.

     Some of the underwriters and their affiliates and the selling shareholders have engaged in, and may in the future provide investment banking services or engage in other commercial dealings with us or the selling shareholders in the ordinary course of business. They have received customary fees and commissions for these services and transactions. For a description of certain commercial transactions between us and Mizuho and Commerzbank, please see "Selling Shareholders".

     In connection with the offering the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Overallotment involves sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities overallotted by the underwriters is not greater than the number of securities that they may purchase in the overallotment option. In a naked short position, the number of securities involved is greater than the number of securities in the overallotment option.

       The underwriters may close out any covered short position by either exercising their overallotment option and/or purchasing securities in the open market.

     - Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the overallotment option. If the underwriters sell more securities than could be covered by the overallotment option, a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Units and GDSs or preventing or retarding a decline in the market price of the Units and GDSs. As a result the price of our Units and GDSs may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time and must be discontinued after a limited period. Such stabilizing shall be in compliance with all applicable laws, regulations and rules.

     The underwriters have advised us as follows: A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering. However, the underwriters will not rely on such availability to satisfy their respective prospectus delivery requirements. The representatives may agree to allocate a number of Units, including in the form of GDSs, to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

     No action may be taken in any jurisdiction other than the United States and Brazil that would permit a public offering of the Units or GDSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Units and GDSs may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the Units and GDSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

     The GDSs may not be offered or sold prior to the date which is six months after the date of issue of the GDSs to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 (as amended). The Underwriters may only communicate or cause to be communicated, any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by them in connection with the issue or sale of any GDSs in circumstances in which Section 21(1) of the FSMA does not apply to Unibanco and Unibanco Holdings. All applicable provisions of the FSMA must be satisfied with respect to anything done in relation to the GDSs in, from or otherwise involving the United Kingdom. The underwriters are acting for

Unibanco and Unibanco Holdings in connection with the offering and no one else and will not be responsible to anyone other than Unibanco and Unibanco Holdings for providing the protections afforded to clients of the underwriters nor for providing advice in relation to the offering.

NOTICE TO RESIDENTS OF FRANCE

     The GDSs may not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material has been nor will be submitted to the clearance procedure of the "Commission des Operations de Bourse," and it may not be released or distributed to the public in France. The GDSs may only be offered to and purchased by investors in France acting for their own account and in accordance with article L. 411-2 of the French Monetary and Financial Code, and decree no. 98-880 dated October 1, 1998, provided they are "qualified investors" within the meaning of said article L. 411-2 and said decree. Any resale, directly or indirectly, to the public of the GDSs offered may be effected only in compliance with article L. 411-1 of the French Monetary and Financial Code.

NOTICE TO RESIDENTS OF THE NETHERLANDS

     The GDSs may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the global offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

NOTICE TO RESIDENTS OF ITALY

     The GDSs may not be offered, sold or delivered in the Republic of Italy, and copies of this prospectus or any other document relating to the GDSs may not be distributed in the Republic of Italy, other than to professional investors (operatori qualificati), as defined in article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998, as amended (the "Broker-Dealers Regulation"). Any offer, sale or delivery of the GDSs in the Republic of Italy must be: (a) made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Legislative Decree No. 58 of February 24, 1998 (the "Financial Services Act") as implemented by the Broker-Dealers Regulation; and (b) in compliance with any other applicable laws and regulations.

     In any case the GDSs may not be placed, sold or offered either in the primary or the secondary market to individuals residing in Italy.

                                 LEGAL MATTERS

     Certain matters of U.S. law will be passed upon for us by Debevoise & Plimpton, New York, New York. The validity of the Units will be passed upon for us by Marcia M. Freitas de Aguiar, the General Counsel of Unibanco. Certain matters of U.S. law will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York. Certain matters of Brazilian law will be passed upon for the underwriters by Pinheiro Neto Advogados, Sao Paulo, Brazil. Certain matters of U.S. law will be passed upon for the selling shareholders by Davis Polk & Wardwell, New York, New York. Certain matters of Brazilian law will be passed upon for the selling shareholders by Tozzini, Freire, Teixeira e Silva, Sao Paulo, Brazil.

                                    EXPERTS

     The financial statements of Unibanco and Unibanco Holdings as of and for the years ended December 31, 2001 and 2002 prepared in accordance with U.S. GAAP, included in our annual report on Form 20-F for the year ended December 31, 2002, as amended, and the financial statements of Unibanco and Unibanco Holdings as of and for the six months ended June 30, 2003 prepared in accordance with Brazilian GAAP, included in the respective Forms 6-K of Unibanco and Unibanco Holdings and incorporated by reference herein, have been so incorporated in reliance on the reports of Deloitte Touche Tohmatsu Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Unibanco and Unibanco Holdings for the year ended December 31, 2000 prepared in accordance with U.S. GAAP, included in our annual report on Form 20-F for the year ended December 31, 2002, as amended, and incorporated by reference herein, have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Credicard S.A. as of December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 prepared in accordance with Brazilian GAAP included in our annual report for the year ended December 31, 2002, as amended, and incorporated by reference herein, have been so incorporated in reliance on the report of KPMG Auditores Independentes, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     Brazilian law requires us to replace our independent auditors at least every five consecutive fiscal years. A former accountant can be rehired only after three complete fiscal years since its prior service. Accordingly, we engaged Deloitte Touche Tohmatsu Auditores Independentes with effect from January 1, 2001, following the expiration on December 31, 2000 of our engagement of PricewaterhouseCoopers Auditores Independentes.

                                    ANNEX A
           SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN BRAZILIAN GAAP
                    AND U.S. GAAP AS THEY RELATE TO UNIBANCO

GENERAL INFORMATION

     We have included elsewhere in this prospectus a discussion of results of operations for the six-month period ended June 30, 2003 compared to the six-month period ended June 30, 2002. See "Management's Discussion and Analysis of Financial Condition as of June 30, 2003 and Results of Operations for the Six Months Ended June 30, 2003 (Brazilian GAAP)." That discussion is based upon our audited consolidated financial statements as of and for the six months ended June 30, 2003, which have been prepared in accordance with Brazilian GAAP, and are incorporated in this prospectus by reference to our Form 6-K, filed with the SEC on August 20, 2003. There are certain significant differences between Brazilian GAAP and U.S. GAAP, which are relevant to the financial information presented herein. In order to facilitate the understanding of the financial information presented herein compared to the primary financial statements included in annual filings with the SEC, which are prepared in accordance with U.S. GAAP, we have included elsewhere in this prospectus a reverse reconciliation of stockholders' equity of Unibanco and Unibanco Holdings at December 31, 2002 and of net income of Unibanco and Unibanco Holdings for the year then ended. We have also summarized some of the significant aspects of those differences; but this summary should not be construed to be exhaustive. Further, investors shall also consider the following relevant aspects with respect to this summary:

     - future differences between Brazilian GAAP and U.S. GAAP resulting from changes in accounting standards or from transactions or events that may occur in the future have not been taken into account in this summary and we have not attempted to identify them.

     - ongoing projects of the regulatory bodies that promulgate Brazilian GAAP and U.S. GAAP can affect future comparisons between Brazilian GAAP and U.S. GAAP such as this summary.

     - this summary, especially with respect to the aspects related to non-financial institutions, does not purport to be complete and is subject and qualified in its entirety by reference to the respective pronouncements of the Brazilian and United States accounting professional bodies.

     - the U.S. accounting principles referred to herein do not include any additional accounting adjustments or disclosure that the SEC may require.

     - in making an investment decision, you must rely upon your own examination of the business, the terms of the global offering and the financial information. You should consult your own professional advisors for an understanding of the differences between Brazilian GAAP and U.S. GAAP and how those differences might impact the financial information incorporated by reference or contained herein.

BRAZILIAN GAAP

     Accounting principles and standards generally applicable in Brazil and applied by us in the presentation of our consolidated financial statements prepared following Brazilian GAAP included in this prospectus are established by Brazilian Corporate Law and complemented by interpretation statements issued by the Instituto dos Auditores Independentes do Brasil, or the Brazilian Institute of Independent Auditors, the Brazilian accounting professional body. Those accounting principles and standards, in the case of listed companies under the jurisdiction of the CVM, are complemented by certain additional instructions issued by the CVM. In addition, the CVM and other regulatory entities such as the Central Bank, the banking regulator, and SUSEP, the insurance sector regulator, provide additional industry specific-guidelines.

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     Brazilian standards differ in certain material aspects from the accounting principles and standards generally accepted in the United States. Unlike U.S. GAAP, under Brazilian GAAP there are no specific principles for certain matters such as:

     - business combinations;

     - accounting and reporting for research and development costs; and

     - leases

     The level of disclosure in the notes to the financial statements prepared under Brazilian GAAP may also differ significantly from those prepared under U.S. GAAP.

INFLATION ACCOUNTING PRINCIPLES

     Under Brazilian GAAP, because of the highly inflationary conditions that have historically existed in Brazil, a form of inflation accounting, referred to as monetary correction, has been in use for many years to minimize the impact of the distortions in financial statements caused by inflation.

     Inflation accounting adjustments were required from 1977 until December 31, 1995. Therefore, our financial statements prepared in accordance with Brazilian GAAP for the periods after December 31, 1995 do not include the effects of inflation accounting, except for the effects on depreciation and amortization of assets that were monetarily corrected prior to January 1, 1996, and any gains or losses resulting from the sale or other disposition of such assets.

     Under U.S. GAAP, in most cases the price level-restatement of financial statements is not permitted. However, inflation accounting following the methodology prescribed by the Accounting Principles Board Statement in APB No. 3 "Financial Statements Restated for General Price-Level Changes" is required for companies, which report in local currency, operating in hyper-inflationary economies in which cumulative inflation has exceeded 100% over the last three years. As a result, for U.S. GAAP purposes, financial statements should be adjusted for the effects of inflation until the date on which the Brazilian economy was no longer deemed to be hyper-inflationary, which is when general price index has been measured at less than 100% over the preceding three years. Brazil ceased to be considered highly inflationary from July 1, 1997.

EQUITY METHOD OF ACCOUNTING

     Brazilian GAAP establishes that companies should periodically adjust the original investment in the equity of another company in order to recognize the investor's share in the earnings or losses relating to such investment.

     Brazilian GAAP requires a Brazilian parent company to use the equity method of accounting to record investments in subsidiaries (i.e., companies that are controlled by the parent company) in its unconsolidated financial statements and to record relevant investments in affiliates (i.e., companies which the parent company does not control) both in its consolidated and unconsolidated financial statements when the parent can exert influence over the affiliate's management or when the ownership percentage, direct and indirect, represents 20% or more of the issued share capital of the affiliate. For purposes of applying the equity method of accounting, a company is considered to be an affiliate where the parent company owns at least 10% of the issued share capital without controlling it, or owns at least 10% of the issued voting share capital without controlling it regardless of the participation in the total issued share capital, or indirectly owns at least 10% of the issued voting share capital without controlling it. An investment is deemed to be a relevant investment where the book value of an investment in any single company is equal to or greater than 10% of investor's shareholders' equity or the aggregate book value of all such investments in other companies, including subsidiaries, is equal to or greater than 15% of the investor's shareholders' equity.

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     Under U.S. GAAP, companies use the equity method of accounting for investments:

     - in other entities in which they have a 20% to 50% voting interest or can exert significant influence over the operations of the investee; and

     - in joint ventures in which neither party has control.

     Investments under 20% are generally carried at cost adjusted for other than temporary impairments in value.

CONSOLIDATION

     Consolidation of subsidiaries of publicly traded companies is generally required under Brazilian GAAP. In addition, financial institutions must consolidate in their financial statements companies in Brazil or abroad in which they have a controlling interest. For the purposes of such consolidation, controlling interest means the right, whether by shareholders' agreement or otherwise to:

     - direct corporate resolutions;

     - appoint or remove the majority of directors or executive officers;

     - exercise operational control (through common management or sharing a trade name or trademark); or

     - exercise corporate control (including indirect participation - shares held by related parties and through funds).

     Furthermore, equity investments in non-controlled companies may be consolidated on a proportional basis, provided that the Central Bank approves such consolidation.

     Under U.S. GAAP, the basic rule is that when a company has a controlling interest (either through a majority voting interest, or through the existence of other control factors) in another company, such company's financial statements should be consolidated with those of the parent. Equity investments in non-controlled companies are usually accounted for following the equity method of accounting. Proportional consolidation generally is not allowed under U.S. GAAP.

SPECIAL PURPOSE COMPANY

     Special purpose companies, or SPCs, are defined as legal entities structured for a particular purpose. Under U.S. GAAP, an SPC was required to be consolidated when it did not meet the criteria for a Qualifying Special Purpose Entity, as defined in SFAS 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" and in accordance with Emerging Issues Task Force Topic D-14 "Transactions Involving Special Purpose Entities". General factors to be considered in making this determination included whether the majority owner (or owners) of the SPC was (were) independent, had made a substantive capital investment in the SPC, had control of the SPC, or possessed the substantive risks and rewards of ownership of the SPC.

     In response to demands to strengthen existing accounting guidance regarding the consolidation of SPCs and other off-balance sheet entities, in January 2003 the Financial Accounting Standards Board ("FASB") issued Interpretation 46 "Consolidation of Variable Interest Entities, an interpretation of ARB 51" which provides a new framework for identifying variable interest entities (VIEs) and determining when a company should include the assets, liabilities, non-controlling interests and results of activities of a VIE in consolidated financial statement. FIN 46 is effective immediately for VIEs created after January 31, 2003 and to VIES in which an enterprise obtains an interest after that date. For variable interests in VIES created before February 1, 2003, FIN 46 applies to public enterprises no later than the beginning of the first interim or annual period beginning after June 15, 2003.

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     Under Brazilian GAAP, the accounting and disclosure requirements related to an SPC are generally not as comprehensive as under U.S. GAAP and there are no specific pronouncements in relation to consolidation of SPCs.

BUSINESS COMBINATIONS AND PURCHASE ACCOUNTING AND GOODWILL

     Under Brazilian GAAP, accounting standards do not specifically address business combinations and purchase accounting. The purchase method is applied based on book values. Goodwill or negative goodwill on the acquisition of a company is computed as the difference between the cost of acquisition and its underlying book value. The excess of cost over the net book value of an acquired company is recorded as goodwill attributable to one of the following reasons: step up basis of the assets due to differences in the carrying values and fair values of the assets, future profitability and other reasons. Such goodwill should be amortized as follows depending on its nature:

     - step-up basis of the assets: goodwill or negative goodwill should be amortized proportionally over the remaining estimated useful lives of the corresponding assets of the acquiree;

     - future profitability: goodwill or negative goodwill should be amortized during the time expected results are achieved. In this case, the amortization period should not exceed ten years; or

     - non-justified goodwill by economic factors: goodwill should be expensed immediately. Negative goodwill should not be amortized to income until the related investment is sold or written off.

     For tax purposes, the amortization of goodwill or negative goodwill is generally not included in the determination of taxable income for the period. However, under certain tax strategies related to corporate restructurings, the amortization of goodwill and negative goodwill are included in the determination of taxable income. The minimum amortization period accepted is five years, depending on how the goodwill is classified, e.g., step-up basis of assets or future profitability.

     Until July 2001, under U.S. GAAP and in accordance with APB Opinion No. 16 (APB No. 16), "Business Combinations", business combinations were accounted for as either purchases or poolings of interests. However, these two methods were not alternatives for the same transaction and distinctive conditions had to be met in order for the pooling of interest method to be required. During June 2001 the Financial Accounting Standards Board issued SFAS No. 141, which amends APB No. 16 and which requires, among other things, that all business combinations, except those involving entities under common control, be accounted for by a single method -- the purchase method. The combination of entities under common control is accounted for in a manner similar to a pooling of interest. Under this method, the recorded assets and liabilities of the separate enterprises generally become the recorded assets and liabilities of the combined enterprise. Additionally, the combined enterprise records as capital the capital stock and the capital in excess of par or stated value of outstanding stock of the separate enterprises. Similarly, retained earnings or deficits of the separate enterprises are combined and recognized as retained earnings or deficits of the combined enterprise. Any assets or liabilities exchanged to effect the transfer are accounted for as a capital dividend to, or capital contribution by, the transferor.

     Under SFAS No. 141, the acquiring company records the assets acquired less liabilities assumed at its cost. The acquired company's assets and liabilities are adjusted to give effect to their fair market values. Under the previous APB No. 16, after the assets and liabilities of the acquired companies were adjusted to their fair values at the acquisition date, if the purchase price exceeded the amount of such fair values, the excess was recorded as goodwill in the books of the acquiring company and amortized over the period of benefit, not to exceed 40 years. Now, under SFAS No. 141, more detailed guidelines have been provided as to the recognition of intangible assets (as defined in the SFAS). Also, under SFAS No. 141 and the new SFAS No. 142 "Goodwill and Other Intangible Assets", goodwill and other intangible assets with indefinite lives are no longer amortized. Under SFAS No. 142, the amount of goodwill is evaluated for impairment annually, and in the case of impairment its recorded value will be adjusted accordingly. Under the previous APB No. 16, excess of fair value of net assets acquired over the purchase price, referred to as negative goodwill, reduced noncurrent assets to zero, and any remaining balance was considered a deferred credit and amortized over the estimated period of benefit, not to exceed 40 years. Under SFAS No. 141 negative goodwill will be immediately recognized as an extraordinary gain in the statement of operations. Under the purchase method, the financial statements of the acquiring company for periods prior to the acquisition are not restated. SFAS No. 141 requires the presentation of pro forma results of operations for the current and comparative periods of business combinations.

     SFAS No. 147, "Acquisitions of Certain Financial Institutions" has been issued and amends SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions" and SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". Under the new standard, which is effective for acquisitions for which the date of acquisition is on or after October 1, 2002, the requirement in paragraph 5 of SFAS No. 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset is no longer within the scope of SFAS No. 72. Such transactions are now required to be accounted for in accordance with SFAS No. 141 and SFAS No. 142. In addition, SFAS No. 72 amends SFAS No. 144 to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. Those intangible assets are now subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that SFAS No. 144 requires for other long-lived assets that are held for use.

CASH AND CASH EQUIVALENTS

     Under Brazilian GAAP, the concept of cash equivalents is less defined than under U.S. GAAP.

     Under U.S. GAAP, SFAS No. 95 "Statement of Cash Flows" defines cash equivalents as short-term highly liquid investments that are both:

     - readily convertible to known amounts of cash; and

     - so near their maturity that they present insignificant risk of changes in value because of changes in interest rates.

     Generally, only investments with original maturities of 90 days or less qualify under that definition.

INVESTMENTS IN DEBT AND EQUITY SECURITIES

     Under Brazilian GAAP, for periods before June 30, 2002, marketable debt and equity securities are generally stated at the lower of cost or market value and realized gains and both realized and unrealized losses were reflected in income. For periods from June 30, 2002, the accounting principles prescribed by Brazilian GAAP that are specifically applicable to accounting and reporting marketable and equity securities and derivative financial instruments have been amended by accounting practices established by the Central Bank for all financial institutions.

     According to the accounting practices established by the Central Bank, marketable securities must be classified into one of three categories, based on the intent of management, and accounted for as follows:

     - trading securities - marketable securities acquired for trading purposes - they are stated at cost plus accrued income and adjusted to their fair values and unrealized gains and losses are recognized currently in earnings.

     - securities available for sale - marketable securities could be negotiated as a result of changes in interest rates, for changes in payments conditions or other factors. They are stated at cost plus accrued interest, and adjusted to their fair value, with the related income recognized currently and unrealized gains and losses recorded as a separate component of stockholders' equity, net of applicable taxes, in "Unrealized gains and losses - marketable securities and derivative financial instruments". The realized gains and losses are recognized in income on the applicable trade date in a contra account in the stockholders' equity line item.

     - securities held to maturity - marketable securities for which there is intention and financial ability to retain them until the maturity. They are carried at cost plus accrued interest.

     Under U.S. GAAP, in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities", the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities is as follows for companies in industries not having specialized accounting practices:

     - companies classify debt securities that the company has the positive intent and ability to hold to maturity as "held-to-maturity" securities and report them at amortized cost;

     - companies classify debt and equity securities they hold principally for the purpose of selling in the short term as "trading securities" and report them at fair market value, including unrealized gains and losses in income; and

     - companies classify debt and equity securities that they have not classified either as "held-to-maturity" or "trading securities" as securities available-for-sale and report them at fair value, excluding unrealized gains and losses from earnings and reporting them in a separate component of shareholders' equity until realized.

SOFTWARE FOR INTERNAL USE

     Under Brazilian GAAP, external computer development costs are capitalized at cost and amortized at annual rates of 20%.

     Under U.S. GAAP, through Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," certain identified costs related to the development and installation of software for internal use should be capitalized as fixed assets, including design of the chosen technological path, software configuration, software interfaces, coding installation of hardware and testing. Costs incurred for conceptualization and formulation of alternatives, training and application maintenance should be expensed as incurred.

INCOME TAXES

     Under Brazilian GAAP, income taxes are recorded pursuant to a method similar to U.S. GAAP, but its practical application may lead to different results under certain circumstances. The criteria for recognition of the tax benefit of tax loss carryforwards under Brazilian GAAP and CVM rules limit such recognition to a maximum of 10 years. Also, under Brazilian GAAP, deferred tax effects are based on statutory rates, including those established by Provisional Measures issued by the Federal Government.

     Under U.S. GAAP, companies use the liability method to calculate the income tax provision, as specified in SFAS No. 109 "Accounting for Income Taxes". Under the liability method, companies recognize deferred tax assets or liabilities with a corresponding charge or credit to income for differences between the financial and tax bases of assets and liabilities at each year/period-end. Under U.S. GAAP, companies operating in highly inflationary environments do not record deferred taxes for differences relating to certain assets and liabilities that they remeasure into U.S. dollars at historical exchange rates and that result from changes in exchange rates or indexing to inflation in local currency for tax purposes. Companies recognize net operating loss carryforwards arising from tax losses as assets and establish valuation allowances to reflect the amount that more likely than not will be recovered. Deferred tax effects are based on the enacted tax rates that will be in effect when the temporary differences reverse. There may be differences in timing with respect to the recognition of the effects of changes in tax rates.

EMPLOYEE TERMINATION COSTS ASSOCIATED WITH RESTRUCTURING PLANS

     Under Brazilian GAAP, a provision for estimated employee termination costs arising from the decision to restructure operations is recorded when an obligation has been incurred and the related costs can be estimated. The criteria for recognizing such a provision are more general and less defined than under U.S. GAAP.

     Under U.S. GAAP, until December 31, 2002, companies recorded this liability only when various conditions were met, including:

     - prior to the date of the financial statements, management having the appropriate level of authority to involuntarily terminate employees approved and committed the enterprise to the plan of termination and established the benefits that current employees would receive upon termination;

     - prior to the date of the financial statements, the benefit arrangement was communicated to employees. The communication of the benefit arrangement included sufficient detail to enable employees to determine the type and amount of benefits they would receive if they were terminated;

     - the plan of termination specifically identified the number of employees to be terminated, their job classifications or functions, and their locations; and

     - the period of time to complete the plan of termination indicated that significant changes to the plan of termination were not likely.

     For employee termination benefits associated with exit or disposal activities initiated after December 31, 2002, SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities" applies. Under this new pronouncement, a liability for a cost associated with an exit or disposal activity should be recognized and measured initially at its fair value in the period in which the liability is incurred, except for a liability for one-time termination benefits that is incurred over time. A liability for a cost associated with an exit or disposal activity is incurred when the definition of a liability is met in accordance with Paragraph 35 of FASB Concepts Statement No. 6 "Elements of Financial Statements". In the unusual circumstances in which fair value cannot be reasonably estimated, the liability should be recognized initially in the period in which fair value can be reasonably estimated. In the case of a liability for one-time benefits that is incurred over time a liability for the termination benefits shall be measured initially at the communication date of the termination plan based on the fair value of the liability as of the termination date. The liability should be recognized rateably over the future service period. A change resulting from a revision to either the timing or the amount of estimated cash flows over the future service period shall be measured using the credit-adjusted risk-free rate that was used to measure the liability initially. The cumulative effect of the change shall be recognized as an adjustment to the liability in the period of the change.

STOCK - BASED COMPENSATION

     Under Brazilian GAAP, no pronouncement specifically addresses accounting and disclosure requirements for stock-based compensation.

     Under U.S. GAAP companies may account for non-cash stock-based compensation in accordance with the provisions of Accounting Principles Board Opinion No. 25, ("Accounting for Stock Issued to Employees"), and its related interpretations, which states that no compensation expense is recognized for fixed stock options or other fixed stock-based awards to employees that are granted with an exercise price equal to or above the estimated fair value per share of the company's common stock on the grant date. In the event that stock options are granted with an exercise price below the estimated fair market value of the company's common stock at the grant date, the difference between the fair market value of the company's common stock and the exercise price of the stock option is recorded as deferred compensation. Deferred compensation is amortized to compensation expense over the vesting period of the related stock option.

     SFAS No. 123, "Accounting for Stock Based Compensation" defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees". Entities electing to remain with the accounting in Opinion No. 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

     Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire the stock.

ACCOUNTING FOR GUARANTEES BY A GUARANTOR

     Under Brazilian GAAP, guarantees granted to third parties are recorded as off-balance sheet items. Fees are charged for issuing guarantees and recognized in income over the guaranty period. When the guaranteed party has not honoured its commitments the guarantor should assume a liability and a credit is recognized against the guaranteed party representing the right to seek reimbursement with recognition of related allowance for losses when considered appropriate.

     Under U.S. GAAP, through FASB Interpretation 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees" (FIN 45), issued in November 2002, a liability should be recognized at the inception of certain guarantees for the fair value of the obligation, including the ongoing obligation to stand ready to perform over the term of the guarantee for certain guarantees issued or modified after December 31, 2002. Specific disclosures of guarantees granted are also required under FIN 45.

CONTINGENT LIABILITIES

     Under Brazilian GAAP, the accounting and disclosure requirements are generally not as comprehensive as under U.S. GAAP.

TAX INCENTIVE INVESTMENTS

     Under Brazilian GAAP, we record these investments as an asset, with a corresponding credit to a reserve in shareholders' equity.

     Under U.S. GAAP, companies would account for the credit as income, as an offset to income tax expense.

PRIOR PERIOD ADJUSTMENT

     Under Brazilian GAAP, prior period adjustments encompass corrections of errors in previously issued financial statements and the effects of changes in accounting principles. Brazilian GAAP does not permit restatement of previous financial statements to provide consistency in reporting, which U.S. GAAP requires in certain circumstances. The CVM has required that such prior period adjustments arising from accounting errors be recorded as an extraordinary item in the results of operations of the current year.

     Under U.S. GAAP, companies effectively limit prior period adjustments to corrections of errors effected by adjusting prior periods' financial statements and making appropriate footnote disclosure regarding the effects of the error on prior periods.

NOTIONAL INTEREST CHARGE ON OWN CAPITAL

     Subject to certain limitations, Brazilian GAAP permits companies to distribute or capitalize an amount of interest on shareholders' equity based on the government long-term interest rate (the "TJLP"). Such amounts are deductible for tax purposes and are presented as a direct reduction of shareholders' equity.

     No similar concept exists under U.S. GAAP and such payments are recorded in the same manner as dividends.

STATEMENT OF CASH FLOWS

     Brazilian GAAP requires a company to present a statement of changes in its financial position, which depicts the source and application of funds in terms of movement in working capital.

     Aligned with its public announcement of supporting any initiatives focusing on the improvement and implementation of higher corporate governance practices as well as protection of minority shareholders, the CVM has stimulated the decision of the Bolsa de Valores de Sao Paulo, or the Sao Paulo Stock Exchange, to create a segment named "New Market" (Novo Mercado), launched in November 2000. As a result of our adherence to the New Market on June 26 2001, we started presenting the statement of cash flows as a note to our financial statements beginning from June 30, 2001.

     U.S. GAAP requires presentation of a statement of cash flows describing the cash flows provided by or used in operating, investing and financing activities. SFAS No. 95 "Statement of Cash Flows" establishes specific presentation requirements and requires additional disclosures, such as the amount of interest and income taxes paid and non-cash financing and investing transactions, such as acquisition of property, plant and equipment through capital leases, utilization of escrow deposits in settlement of liabilities and debt for equity conversions, among others.

SEGMENT INFORMATION

     Under Brazilian GAAP, there is no requirement for financial reporting of operating segments.

     Under U.S. GAAP, publicly held companies should report both financial and descriptive information about their reportable operating segments. Reportable operating segments are defined as those about which separate financial information is available and is regularly evaluated by the chief operating decision maker. Segment information is generally given about any operating segment that accounts for 10% or more of all segment revenue, results of operating activities, or total assets.

     Generally, companies will report financial information on the basis used internally for evaluating segment performance. Financial information to be disclosed includes segment profit or loss, certain specific revenue and expense items and segment assets as well as reconciliation of total segment revenues, profit or loss and assets to the corresponding amounts in the financial statements.

RELATED PARTIES

     Brazilian GAAP generally defines related parties in a more limited manner, and requires fewer disclosures, than U.S. GAAP. As a result, many of the disclosures required in the United States are not required in Brazil.

DERIVATIVE FINANCIAL INSTRUMENTS

     Under Brazilian GAAP, for periods before June 30, 2002, the requirements regarding the disclosure of information on financial instruments not reflected on the balance sheet or on concentration on financial instruments with credit risk were less detailed. For periods from June 30, 2002, the accounting principles prescribed by Brazilian GAAP specifically applicable to accounting and reporting of marketable debt and equity securities and derivative financial instruments have been amended by accounting practices established by the Central Bank for all financial institutions.

     According to the accounting principles established by the Central Bank, derivative financial instruments are classified based on Unibanco's intention to use them for hedging or non-hedging purposes:

     - transactions involving derivative financial instruments to meet customer needs or for own purpose that did not meet hedging accounting criteria established by the Central Bank and primary derivatives used to manage the global exposure are accounted for at fair value with unrealized gains and losses recognized currently in earnings.

     - derivative financial instruments designed for hedging or to modify characteristics of assets or liabilities and (i) highly correlated with respect to changes in fair value in relation to the fair value of the item being hedged, both at the inception date and over the life of the contract; and (ii) effective at reducing the risk associated with the exposure being hedged, are classified as hedges as follows:

      - Fair value hedge. The financial assets and liabilities and the related derivative financial instruments are accounted for at fair value and offsetting gains or losses recognized currently in earnings; and

      - Cash flow hedge. The effective hedge portion of financial assets and liabilities is accounted for at fair value and unrealized gains and losses are recorded as a separate component of stockholders' equity, net of applicable taxes, in "Unrealized gains and losses - marketable securities and derivative financial instruments". The non-effective hedge portion is recognized currently in earnings.

     Under U.S. GAAP, the applicable accounting practice for financial instruments depends on management's intention for their disposition and may require adjustments to their market or fair values.

     SFAS No. 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives), and for hedging activities.

     SFAS No. 133, as amended, requires that a company recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as:

     - a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment;

     - a hedge of the exposure to the variable cash flows of a forecasted transaction; or

     - a hedge of the foreign currency exposure of a net investment in a foreign operation.

     The accounting for changes in the fair value of a derivative (that is, gains and losses) depends on the intended use of the derivative and the resulting designation. Derivatives that are not designated as part of a hedging relationship must be adjusted to fair value through income. Certain robust conditions must be met in order to designate a derivative as a hedge. If the derivative is a hedge, depending on the nature of the hedge, the effective portion of the hedge's change in fair value is either (1) offset against the change in fair value of the hedged asset, liability or firm commitment through income or (2) held in equity until the hedged item is recognized in income. If the hedge criteria are no longer met, the derivative instrument would then be accounted for as a trading instrument. If a derivative instrument designated as a hedge is terminated, the gain or loss is deferred and amortized over the shorter of the remaining contractual life of the terminated risk management instrument or the maturity of the designated asset or liability.

EARNINGS PER SHARE

     Under Brazilian GAAP we normally compute earnings per share based on the number of shares outstanding at the end of the year, although a weighted-average bases is acceptable.

     Under U.S. GAAP, SFAS No. 128 "Earnings per Share" requires publicly held companies to present earnings per share, including earnings per share from continuing operations and net income per share on the face of the income statement, and the per share effect of changes in accounting principles, discontinued operations and extraordinary items either on the face of the income statement or in a note.

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     SFAS No. 128 also requires a dual presentation of earnings per share, basic and diluted. Companies should base computations of basic and diluted earnings per share on the weighted average number of common shares outstanding during each period presented. Diluted earnings per share is calculated on the same basis except that effect is given to all outstanding dilutive potential common shares.

USE OF ESTIMATES

     Under Brazilian GAAP, there are no requirements to disclose the use of estimates in the preparation of financial statements.

     Under U.S. GAAP, SOP 94-6 requires financial statement disclosure about the nature of a company's operations and the use of estimates in the preparation of financial statements. In addition, if certain criteria are met, it requires the disclosure of significant estimates affecting the financial statements and sensitivity to certain concentrations of business transactions, revenue and supply resources and areas of operation.

SALES OF PROPERTY SUBJECT TO RENTAL CONTRACTS

     Under Brazilian GAAP, gains and losses on sales of property subject to rental contracts are directly recorded in current earnings, and disclosure requirements are generally not as comprehensive as under U.S. GAAP.

     Under U.S. GAAP, these sales are recorded pursuant to SFAS No. 13 and SFAS No. 98, "Accounting for Leases" and SFAS No. 28 "Accounting for Sales with Leasebacks". The transactions are classified as sale-leasebacks involving operating leases and therefore recorded as sales, removing all property from the balance sheet. Gains resulting from the sales are recognized depending on whether or not the company provided an extended minimum lease period guarantee to the buyer, which was not considered to be under normal market conditions, such that it was deemed that there was continuing involvement in the lease. For those contracts that were considered not to be under normal conditions due to the extended minimum lease period guarantee, the gains are deferred in proportion to the related gross rental charges to expense over the lease terms. Gains and losses for the other contracts are directly recorded in current earnings.

RECOGNITION OF GAINS

     The SEC's Accounting Bulletin No. 101 prohibits the recognition of gains until they are realized.

     Under Brazilian GAAP, gains on the sale of our telecommunications infrastructure were recognized during 2000, as the risk of the sale not becoming effective was considered substantially reduced, although final approval by a regulatory authority was still required.

COMPREHENSIVE INCOME

     Brazilian GAAP does not embody the concept of comprehensive income.

     Under U.S. GAAP, SFAS No. 130 "Reporting Comprehensive Income" requires the disclosure of comprehensive income. Comprehensive income is comprised of net income and "other comprehensive income" that include charges or credits taken directly to equity that are not the result of transactions with owners. Examples of other comprehensive income items are cumulative translation adjustments under SFAS No. 52, unrealized gains and losses under SFAS No. 115, as well as the effects of cash flow hedge accounting under SFAS No. 133 and minimum pension liabilities under SFAS No. 87.

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FINANCIAL STATEMENT NOTE DISCLOSURES

     Brazilian GAAP in general requires less information to be disclosed in financial statements footnotes than U.S. GAAP. Disclosures required under U.S. GAAP not typically found in Brazilian GAAP financial statements include, but are not limited to, the following:

     - general business, political and economic risks;

     - details of guarantees provided to third parties;

     - advertising expenses and assets;

     - research and development costs;

     - analysis of sales by geographical area;

     - financing facilities and terms;

     - financial information by operating business and geographical areas; and

     - footnote disclosure of summarized financial statements of affiliated companies which meet certain tests of significance.

     Brazilian GAAP generally requires more disclosure than U.S. GAAP with respect to insurance coverage, parent company financial statements and details of investments in affiliated and subsidiary companies.

LOAN RECEIVABLES

     Under Brazilian GAAP, we generally carry loan receivables at cost and footnote disclosure is limited.

     Under U.S. GAAP, loan account and footnote disclosure is more complex as loans may be carried at cost, market value or present or future cash flow, and are governed by various accounting standards.

INTEREST RECOGNITION - NONPERFORMING LOANS

     Under U.S. GAAP, companies generally discontinue recognition of interest on commercial loans when management believes, based on current information and events, that it will be unable to collect all amounts due in accordance with the contractual terms of the loan agreement. Such loans are considered non-performing and become subject to review for impairment in accordance with SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118. The value of non-performing loans is determined based on:

     - the present value of future cash flows discounted at the loan's effective interest rate;

     - the observable market value of the loan; or

     - for collateral-dependent loans, the fair value of the underlying collateral.

     Interest income on an impaired loan may be recognized alternatively using the cost-recovery method, the cash basis, or a combination of both.

     Under Brazilian GAAP, previously accrued but uncollected interest on non-performing loans or loans in arrears are not reversed at the time the loan ceases to accrue interest. Currently, Central Bank regulations require that interest not be accrued on loans in arrears more than 60 days and that the loan principal be maintained in nominal currency.

ACCRUED INTEREST AND INDEXATION ADJUSTMENTS

     Under Brazilian GAAP, we present accrued interest and indexation adjustments with the principal amounts.

     Under U.S. GAAP, companies present accrued interest and indexation adjustments separately.
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RECOVERIES OF LOANS PREVIOUSLY CHARGED-OFF

     Under Brazilian GAAP, recoveries of loans previously charged-off are reflected in income on a cash basis.

     Under U.S. GAAP, recoveries of loans previously charged-off are alternately reflected as a reduction of the provision for loan losses.

LEASING OPERATIONS AS A LESSEE

     Under Brazilian GAAP, we treat all leases as operating leases and recognize the expense at the time that each lease installment falls due. Under U.S. GAAP, lease capitalization is required if certain conditions are met.

     Unibanco records its leasing operations on the basis of accounting principles prescribed by the Central Bank.

  LEASING OPERATIONS AS A LESSOR

     Under Brazilian GAAP, we recognize gains on the sale of leased assets as income when the purchase options relating to such assets are exercised. We defer losses on sales of leased assets and amortize them over the remaining useful lives of the assets, at rates determined by applicable tax legislation.

     Central Bank regulations require that an adjustment be made to the book value of the leasing portfolio corresponding to present value, utilizing the internal rate of return of each contract. The amount of the adjustment is recorded as an excess/insufficiency of depreciation on the property for lease balance sheet account and credited/charged to Other operating income (expenses). We record lease-financing receivables at initial contract amounts and adjust them for inflation in conformity with the criteria and indices established by each contract. We amortize corresponding adjustments to unearned lease income to income over the lives of the respective contracts.

     Under U.S. GAAP, in the case of capital leases, companies report gross lease receivables at the principal amount outstanding plus lease income receivable and guaranteed residual value. They show unearned lease income separately as a deduction from the gross lease receivables.

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                                (UNIBANCO LOGO)